Exhibit 2.1

EQUITY COMMITMENT AGREEMENT
AMONG
VISTEON CORPORATION
AND
THE INVESTORS PARTY HERETO
Dated as of May 6, 2010

i

TABLE OF CONTENTS

		Page

Section 11.11	No Reliance	75
Section 11.12	Publicity	75
Section 11.13	Effectiveness	75
SCHEDULES AND EXHIBITS

Schedule 1	Equity Commitment, Premium and Damages Allotments*

Schedule 2	Arrangement Premium Allotment*

Schedule 3	Transaction Expenses Estimate

Schedule 4	Consents

Schedule 5	Lead Investors; Notice Information

Schedule 6	Co-Investors; Notice Information

Exhibit A	Form of Approval Motion

Exhibit B	Attached Disclosure Statement

Exhibit C	Attached Plan

Exhibit D	Form of Bylaws

Exhibit E	Form of Certificate of Incorporation

Exhibit F	Form of Commitment Joinder Agreement

Exhibit G	Management Equity Incentive Plan

Exhibit H	Plan Support Agreement

Exhibit I	Form of Registration Rights Agreement

Exhibit J	Rights Offering Procedures

Exhibit K	VIHI Restructuring Term Sheet

Exhibit L	Employee Benefits Term Sheet

*The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

EQUITY COMMITMENT AGREEMENT
          THIS EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of May 6, 2010, is made by and among Visteon Corporation (as a debtor in possession and a reorganized debtor, as applicable, the “Company”), on the one hand, and the Investors set forth on Schedule 1 hereto (each referred to herein individually as an “Investor” and collectively as the “Investors”), on the other hand. The Company and each Investor is referred to herein as a “Party” and collectively, the “Parties”. Capitalized terms used herein have the meanings ascribed thereto in Article I.
RECITALS
          WHEREAS, on May 28, 2009 (the “Petition Date”), the Company and certain of its Subsidiaries and Affiliates (each individually, a “Debtor” and collectively, the “Debtors”) commenced jointly administered proceedings, styled In re Visteon Corporation, et al., Case no. 09-11786 (CSS) (the “Proceedings”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and
          WHEREAS, the Company intends to propose and submit the Plan to the Bankruptcy Court for its approval; and
          WHEREAS, within seven (7) days following the execution of this Agreement, the Company will file a motion and supporting papers (which shall be in the form of Exhibit A attached hereto, the “Approval Motion”) seeking the entry of an order of the Bankruptcy Court (the “Approval Order”) (i) approving and authorizing the Company to enter into this Agreement, and (ii) authorizing the Company and the other Debtors to perform their respective obligations hereunder, including the payment, in accordance with, and subject to, the terms and conditions hereof, of the Stock Right Premium, the Arrangement Premium and Transaction Expenses provided for herein; and
          WHEREAS, the Company has requested that the Investors, severally and not jointly, participate in the Plan, and the Investors are willing to participate in the Plan, on the terms and subject to the conditions contained in this Agreement and the Plan Support Agreement.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below.

          “12.25% Notes” means the 12.25% senior unsecured notes due December 31, 2016 issued by the Company under that certain second supplemental indenture dated as of June 18, 2008, by and among the Company, the guarantors party thereto, and the Bank of New York Trust Company, as trustee in the original amount of two hundred six million, three hundred eighty-six thousand dollars ($206,386,000).
          “12.25% Warrants” means the warrants to purchase shares of New Common Stock to be issued pursuant to the Plan to the holders of the 12.25% Notes.
          “Ad Hoc Group of Noteholders” means the informal committee of Noteholders of the Company.
          “Ad Hoc Counsel” means Akin Gump Strauss Hauer & Feld LLP, acting in its capacity as counsel to the Ad Hoc Group of Noteholders.
          “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated pursuant to the Exchange Act as in effect on the date hereof.
          “Aggregate Commitment” means, collectively, the sum of (i) the product of (A) the Purchase Price multiplied by (B) the aggregate number of Shares offered in the Rights Offering and (ii) the product of (A) the Purchase Price multiplied by (B) the aggregate number of Direct Subscription Shares.
          “Allotted Portion” means, with respect to any Investor, such Investor’s percentage of the Equity Commitment as set forth opposite such Investor’s name under the column titled “Aggregate Commitment Percentage” on Schedule 1 (as it may be amended from time to time in accordance with this Agreement).
          “Allowed Senior Notes Claim” has the meaning ascribed to such term in the Plan.
          “Alternate Transaction” means, except for those transactions contemplated by the VIHI Restructuring, any restructuring, reorganization, merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or its Subsidiaries comprising at least twenty-five percent (25%) of the Company’s assets on a consolidated basis that is inconsistent with the transactions contemplated by this Agreement or the Rights Offering Sub-Plan; provided, that the Claims Conversion Sub-Plan shall not be an Alternate Transaction if implemented or consummated pursuant to and substantially in accordance with the Plan and not in violation of this Agreement.
          “Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.
          “Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

          “Approved Annual Incentive Program” means the Annual Incentive Program of the Company approved by the Bankruptcy Court on February 18, 2010.
          “Attached Disclosure Statement” means the disclosure statement for the Plan, including any exhibits and schedules thereto, that is attached hereto as of the date hereof as Exhibit B, and excluding any amendments, supplements, changes or modifications thereto.
          “Attached Plan” means the chapter 11 plan of reorganization that is attached hereto as of the date hereof as Exhibit C, and excluding any amendments, supplements, changes or modifications thereto.
          “Available Investor Shares” means the Investor Shares that any Investor fails to purchase as a result of an Investor Default by such Investor.
          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time and applicable to the Proceedings, and the general, local and chambers rules of the Bankruptcy Court.
          “Board” means the board of directors of the Company.
          “Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).
          “Business Intellectual Property” means all Intellectual Property (i) owned by the Company or its Subsidiaries or (ii) used by the Company or its Subsidiaries subject to valid and enforceable rights held by the Company or its Subsidiaries.
          “Business Plan” means the four (4)-year business plan for the Company and its Subsidiaries, dated March 2010, a copy of which has been made available for review by the Lead Investors and their respective Representatives.
          “Bylaws” means the amended and restated bylaws of the Company as of the Effective Date, which shall be in the form attached as Exhibit D hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.
          “Cash Amount” has the meaning ascribed to such term in the Plan.
          “Cash Recovery Backstop Agreement” means that certain Cash Recovery Backstop Agreement, dated as of the date hereof, among the Company and certain of the Investors party thereto.
          “Cash Recovery Backstop Amount” means an amount in cash equal to the sum of (i) the Cash Recovery Subscription Equity multiplied by the Purchase Price and (ii) the aggregate Cash Amount.

          “Cash Recovery Subscription Equity” means the aggregate Shares that the Non-Eligible Recipients would have been entitled to subscribe for pursuant to their Basic Subscription Rights had such Non-Eligible Recipients been Rights Holders.
          “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Effective Date, which shall be in the form attached as Exhibit E hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.
          “Change of Recommendation” means (i) the Company or the Board or any committee thereof shall have withdrawn, qualified or modified, in a manner adverse to the Investors and inconsistent with the obligations of the Company under this Agreement, its approval or recommendation of this Agreement or the Rights Offering Sub-Plan or the transactions contemplated hereby or thereby or (ii) the Company or the Board or any committee thereof shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of) any Alternate Transaction or Alternate Transaction Agreement.
          “Claim” means any claim (as such term is defined in section 101(5) of the Bankruptcy Code) against any Debtor.
          “Claims Conversion Sub-Plan” has the meaning ascribed to such term in the Plan.
          “Class” means either, as the case may be, (i) the class of Allowed 12.25% Senior Note Claims or (ii) the class of Allowed 7.00% Senior Note Claims and Allowed 8.25% Senior Note Claims, taken together as one class (as such terms are defined in the Attached Plan).
          “Co-Investor” means any Investor that is not a Lead Investor or an Affiliate of a Lead Investor.
          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
          “Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between or that involve or apply to any employer and any Employee Representative.
          “Commitment Joinder Agreement” means a joinder agreement substantially in the form attached as Exhibit F hereto.
          “Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company on or after the Petition Date.

          “Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code.
          “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, which shall be in such form and substance as is reasonably acceptable to both the Company and Requisite Investors.
          “Contract” means any binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.
          “Credit Facility” means that certain amended and restated credit agreement, dated as of April 10, 2007, as such may be amended, supplemented, or modified from time to time to the date hereof, among the Company, as borrower thereunder, the Lenders (as defined therein) party thereto from time to time, Credit Suisse Securities (USA) LLC and Sumitomo Mitsui Banking Corporation, as co-documentation agents, Citicorp USA, Inc., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent.
          “DIP Credit Agreement” means that certain Senior Secured Super Priority Priming Debtor In Possession Credit And Guaranty Agreement, dated as of November 18, 2009, as amended, supplemented, or modified from time to time, by and among the Company and certain of its Subsidiaries, as guarantors, the lenders party thereto from time to time, and Wilmington Trust FSB, as administrative agent for such lenders, in the form as approved by the Bankruptcy Court on November 12, 2009.
          “DIP Lender” means any lender party to the DIP Credit Agreement and the administrative agent under the DIP Credit Agreement.
          “Disclosure Statement” means a disclosure statement for the Plan, including all exhibits and schedules thereto, in substantially the form attached as Exhibit B hereto, with any such amendments, supplements, changes and modifications thereto, which Disclosure Statement shall be in such form and substance as is reasonably satisfactory to Requisite Investors and with any changes or modifications required by the Bankruptcy Court.
          “Effective Date” means the date on which the Rights Offering Sub-Plan becomes effective in accordance with its terms.
          “Election Form” has the meaning ascribed to such term in the Plan.
          “Election Form Deadline” has the meaning ascribed to such term in the Plan.
          “Eligible Recipient” means any holder of a Note as of the Rights Offering Record Date (as defined in the Rights Offering Procedures) that is an “accredited investor” within the meaning of Rule 501 of the Securities Act and that timely delivers to the Subscription Agent a certificate in a form reasonably acceptable to the Company certifying to that effect in accordance with the Rights Offering Procedures.

          “Equity Commitment” means, collectively, the Direct Commitment and the Stock Right Commitment.
          “Event” means any event, development, occurrence, circumstance or change.
          “Excess Shares” means Shares offered in the Rights Offering (including Available Direct Subscription Shares) that are not purchased pursuant to Basic Subscription Rights, but excluding any Cash Recovery Subscription Equity.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.
          “Excluded Consent Event” means any election, decision, determination, approval, consent, waiver or other action with respect to (i) determinations of rounding for fractional shares as set forth in the last sentence of Sections 3.1(a) and 3.1(b)(ii) and the first sentence of Section 3.2, (ii) Section 3.3(a) (Alternative Financing), (iii) Section 7.9 (Conduct of Business), (iv) Section 7.18 (Ford Agreement), (v) Section 7.19 (VIHI Restructuring), (vi) Section 8.1(s) (Ford), (vii) Section 8.5 (Regulatory Reallocations) or (viii) the exercise or non-exercise of any rights under Section 10.1 (Termination Rights).
          “Expiration Time” means the deadline by which holders of claims or interests are entitled to vote on the Plan or such later date as the Company may specify in a notice provided to the Investors before 9:00 a.m. New York City time on the Business Day immediately prior to the then-effective Expiration Time.
          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that either the Company or Requisite Investors may waive any appeal period.
          “GLCA/Sagent Engagement Letter” means that certain letter agreement between the Ad Hoc Group of Noteholders and GLCA/Sagent Advisors dated as of November 1, 2009, as amended in the form delivered to the Company on April 28, 2010.
          “GLCA/Sagent Advisors” means, collectively, GLC Advisors & Co. LLC and Sagent Advisors, Inc.
          “Good Faith Consultation” means consultation by the Company and the Lead Investors (provided, that if the underlying election, decision, determination, approval, consent, waiver or other action to which any requirement of Good Faith Consultation is applicable hereunder can be taken unilaterally by Lead Investors constituting Requisite Investors in accordance herewith (including exercise of the termination rights by Lead Investors constituting

Requisite Investors pursuant to Section 10.1(b)-(c) and waiver by Lead Investors constituting Requisite Investors of conditions pursuant to Section 8.2), the consultation shall be by such Lead Investors constituting Requisite Investors only) with the Ad Hoc Counsel acting in good faith, including without limitation: (i) providing a copy to the Ad Hoc Group of any relevant documents and a reasonable opportunity to review and comment on such documents prior to such documents being approved or consented to and prior to such documents being executed or delivered or filed with the Bankruptcy Court, as applicable and (ii) considering, in good faith, any comments of the Ad Hoc Counsel consistent with this Agreement, and any other reasonable comments made by the Ad Hoc Counsel on behalf of the Co-Investors; provided, however, that in no event shall the failure of the Lead Investors or Requisite Investors, as applicable, to engage in such Good Faith Consultation in any way (including the actions contemplated in clauses (i) and (ii) above) in and of itself (w) prevent the Company from relying upon any election, determination, waiver or decision in connection herewith by the Lead Investors or Requisite Investors or the exercise of the Lead Investors or Requisite Investors of any their respective rights under this Agreement, (x) relieve the Lead Investors or Requisite Investors from complying with any of their respective obligations under this Agreement, (y) affect the validity and enforceability of any approval given by the Lead Investors or Requisite Investors or (z) cause any election, decision, determination or other action to be deemed to be a Material Discriminatory Effect; provided, further, nothing in the preceding proviso shall limit the availability of the consent rights of the Co-Investors with respect to an Investor Consent Action that has or would, if implemented, have a Material Discriminatory Effect. The Ad Hoc Counsel shall promptly notify the Lead Investors or the Company, as the case may be, in writing whenever the Ad Hoc Counsel believes that such Person or Persons are not complying with any obligation to conduct Good Faith Consultations.
          “Governmental Entity” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
          “Guaranty Equity Amount” has the meaning ascribed to such term in the Plan.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Intellectual Property” means any of the following, whether foreign or domestic: (i) trade names, trademarks and service marks, certification marks, trade dress, internet domain names, corporate names, business names, slogans, logos and all other indicia of origin, whether registered or unregistered, and all registrations and applications to register any of the foregoing (including all translations, adaptations, derivations, and combinations of the foregoing), together with all associated goodwill; (ii) inventions (whether or not patentable or reduced to practice), issued patents and patent applications and patent disclosures and improvements thereto together with all reissues, continuations, continuations in part, divisions, extensions or reexaminations thereof; (iii) copyright registrations, copyright applications, works of authorship, unregistered copyrights and all associated moral rights; (iv) Trade Secrets; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) rights of privacy and publicity; (vii) all other intellectual property and proprietary rights; (viii) rights to sue for past, present and future infringement or misappropriation of the foregoing; and (ix) all proceeds of any of the forgoing including license royalties and other income and damages and other proceeds of suit.
          “Investor Consent Event” means an election, decision, determination, approval, consent, waiver or other action that this Agreement expressly requires to be taken or made by (i) all of the Lead Investors and is expressly specified in this Agreement as subject to a Material Discriminatory Effect qualification or (ii) Requisite Investors; provided, that in no event shall any Excluded Consent Event be deemed to be an Investor Consent Event.
          “Investor Default” means the failure by any Investor to purchase any Investor Shares that such Investor is obligated to purchase under this Agreement.
          “Investor Shares” means, collectively, (i) the Unsubscribed Shares and (ii) the Direct Subscription Shares.
          “IRS” means the United States Internal Revenue Service.
          “Joint Venture” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) of the stock or other equity interests.
          “Knowledge of the Company” means the actual knowledge, after a reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer and general counsel of the Company.
          “Last Trading Price” means, as of any time of determination, with respect to shares of common stock of the Company the closing price as quoted by OTCQX on the immediately previous trading day.
          “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.
          “Lead Investor” means an Investor set forth on Schedule 5; provided, that such Investor shall cease to be a Lead Investor and shall be deemed to be a Co-Investor for all purposes of this Agreement if such Investor and its Affiliates, in the aggregate, hold less than fifty percent (50%) of the Allotted Portions, measured as of the date hereof, of the Equity Commitment of such Investor and its Affiliates.
          “Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.
          “Management Agreements” means, collectively, the (i) Change In Control Agreement, (ii) Executive Officer Change In Control Agreement and (iii) Employment Agreement to be entered into with Donald J. Stebbins, in each case, (x) in the form delivered by Kirkland & Ellis LLP, in its capacity as counsel to the Company, to White & Case LLP, as counsel to the Lead Investors, and attached to a letter dated the date hereof and (y) with only such amendments, supplements, changes and modifications that are acceptable to Requisite Investors in their sole discretion.
          “Management Equity Incentive Plan” means the post-Effective Date management equity incentive program as set forth in Exhibit G attached hereto.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company, subject to receipt of the consents, approvals and other authorizations set forth in Section 5.7, to consummate the transactions contemplated by this Agreement or the Rights Offering Sub-Plan; provided, that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect: (A) any change in general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate (including those resulting from acts of terrorism or war (whether or not declared) or other calamity, crisis or geopolitical Event); (B) any change or prospective change in any Law or GAAP, or any interpretation thereof; (C) any change in currency, exchange or interest rates or the financial or securities markets generally; (D) any matter identified or described in (1) the Company SEC Documents (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) filed with the SEC prior to the date hereof, (2) the Disclosure Letter or (3) the Attached Disclosure Statement (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the Attached Disclosure Statement that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) (but not including any amendments, supplements, changes or modifications thereto), in each case to the extent that the effect or potential effect on the Company and its Subsidiaries of such disclosed matter is reasonably apparent on its face, (E) any change in the market price or trading volume of the common stock of the Company or the Notes, as the case may be; provided, that any Event that caused or contributed to such change in market price or trading volume shall not be excluded; (F) any change to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (G) any change resulting from actions of the Company or its Subsidiaries expressly agreed to or requested in writing by Requisite Investors; except in the cases of (A) through (C) to the extent such change or Event is disproportionately adverse with respect to the Company and its Subsidiaries when compared to other companies in the industry in which the Company and its Subsidiaries operate.
          “Material Discriminatory Effect” means an effect that is material and discriminatorily adverse to the Co-Investors, as a group, relative to the Lead Investors, as a group; provided, that in no event shall any Excluded Consent Event be deemed to have a Material Discriminatory Effect.

          “New Common Stock” means the common stock of the Company as a reorganized debtor, par value $0.01 per share.
          “Non-Eligible Recipient” means any holder of a Note that is not an Eligible Recipient.
          “Notes” means, collectively, (i) the 8.25% senior unsecured notes due August 1, 2010 issued by the Company under that certain indenture dated as of June 23, 2000, by and between the Company and Bank One Trust Company, N.A., as trustee, in the original amount of seven hundred million dollars ($700,000,000), (ii) the 7.0% senior unsecured notes due March 10, 2014 issued by the Company under that certain supplemental indenture dated as of March 10, 2004, by and between the Company and J.P. Morgan Trust Company, as trustee, in the original amount of four hundred fifty million dollars ($450,000,000) and (iii) the 12.25% Notes.
          “Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.
          “Owned Real Property” means all real property owned, in whole or in part, directly or indirectly by the Company, except to the extent such real property is residential real property that is not material to the Company.
          “Pension Protection Fund” means the statutory fund established under the UK Pensions Act 2004, as amended.
          “Permitted Liens” means (i) real estate taxes, assessments, and other governmental levies, fees or charges imposed with respect to any Owned Real Property that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business, consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that (A) do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries or (B) are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business; and (v) Liens that, pursuant to the Confirmation Order, will not survive beyond the Effective Date.
          “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

          “Plan” means the chapter 11 plan of reorganization, including all exhibits, schedules and annexes, attached as Exhibit C hereto, with only such amendments, supplements (including any Plan Supplement), changes and modifications that (i) if not adverse to any Investor, or if submitted by the Company in accordance with Section 7.1(f) of the Plan Support Agreement, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors; (ii) if constituting a change or modification to the manner in which the Claims of holders of Notes belonging to any specific Class are treated under either the Rights Offering Sub-Plan (including the terms and conditions of the Guaranty Equity Amount) or the Claims Conversion Sub-Plan, are acceptable to Lead Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allotted Portions held by those Lead Investors holding Claims that are of the affected Class after Good Faith Consultation; provided, that to the extent Lead Investors cease to hold at least fifteen percent (15%) of the aggregate amount of Notes in such Class (as per the most recent updated holdings information provided pursuant to the Plan Support Agreement, or as requested by the Debtors pursuant thereto), such change or modification must be acceptable to Investors holding more than fifty percent (50%) of the Notes held by those Investors holding Claims in that Class; or (iii) if otherwise demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion (it being agreed that any amendment, supplement, change or modification which provides for a distribution to any stakeholder junior to the holders of Notes, including existing interests in the Company, shall be deemed adverse without any such demonstration being required to be made; provided, that without limiting the rights and obligations of the Parties hereunder, it is acknowledged that nothing in this parenthetical shall derogate the Company’s fiduciary obligations); provided, further, that notwithstanding anything to the contrary contained herein, no change or modification may be made to the treatment of Claims of holders of Notes belonging to any specific Class under either the Rights Offering Sub-Plan (including the terms and conditions of the Guaranty Equity Amount) or the Claims Conversion Sub-Plan, which disproportionately affects the recoveries of claimholders in such Class as compared to any other noteholder Class, without the reasonable consent of Investors holding more than fifty percent (50%) of the Notes (as per the most recent updated holdings information provided pursuant to the Plan Support Agreement or as requested by the Debtors pursuant thereto) held by those Investors holding Claims in any such disproportionately affected Class.
          “Plan Supplement” has the meaning ascribed to such term in the Plan, and shall be reasonably acceptable to Requisite Investors. For the purposes of this Agreement, the term Plan Supplement does not include any document attached as an Exhibit to this Agreement.
          “Plan Support Agreement” means the agreement among the Company and each Investor to support the Plan, attached as Exhibit H hereto.
          “Priority Oversubscription Right” means the priority right of the Investors with respect to oversubscription of Excess Shares described in Section 2.2(e).
          “Proposal Letter” means that certain letter, dated February 1, 2010, from certain of the Investors to the Company and executed by such Investors.
          “Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its

Subsidiaries or Joint Ventures holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ or Joint Ventures’ business.
          “Receiving Co-Investor” means a Co-Investor, at the time of determination with respect to a specific Investor Consent Event, for whom, following prior written request, the Ad Hoc Counsel promptly certifies in writing to the Company and the Lead Investors based upon information provided by such Co-Investor acting in good faith, (i) does not hold (A) Term Loan Facility Claims (as defined in the Plan) in an aggregate principal amount in excess of ten million dollars ($10,000,000) or (B) a number of shares of common stock of the Company that when multiplied by the Last Trading Price results in a product in excess of ten percent (10%) of the principal amount of the Notes held by such Co-Investor as of the time of the determination, and (ii) has either (A) agreed as of the time of determination to receive all relevant information regarding either (1) the specific Investor Consent Event being considered or (2) Investor Consent Events generally or (B) arranged to have a Representative of such Co-Investor (which may include, for the avoidance of doubt, the Ad Hoc Counsel) review such information on its behalf.
          “Registration Rights Agreement” means a registration rights agreement among the Company and the Investors, their Related Purchasers and Ultimate Purchasers, in the form attached as Exhibit I hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.
          “Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.
          “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants or other advisors, collectively.
          “Requisite Investors” means Lead Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allotted Portions held by the Lead Investors; provided, that with respect to any Investor Consent Event that has or would, if implemented, have a Material Discriminatory Effect, “Requisite Investors” also requires Requisite Receiving Co-Investor Approval in accordance with Section 11.10; provided, further, that in no event shall (i) any Investor Consent Event that has the same effect on the Allotted Portions and the rights and obligations derived therefrom held on the one hand by the Lead Investors and on the other hand by the Co-Investors or (ii) any Excluded Consent Event, in either case, be deemed to have a Material Discriminatory Effect; provided, further, that for purposes of this definition, each Investor shall be deemed to hold the Allotted Portions held by such Investor’s Related Purchasers. Moreover, the amount originally paid by any Co-Investor to acquire its individual Notes shall not, under any circumstance, provide an independent basis for the assertion of a Material Discriminatory Effect.

          “Rights Holder” means an Eligible Recipient that is the holder of a Right.
          “Rights Offering Sub-Plan” has the meaning ascribed to such term in the Plan.
          “Rights Offering Procedures” means the procedures for conducting the Rights Offering attached as Exhibit J hereto, with only such amendments, supplements, changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors or (ii) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to Requisite Investors in their sole discretion.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
          “Signatory Default” means the failure of any Investor to purchase any Available Distributable Securities that such Investor is obligated to purchase under the Cash Recovery Backstop Agreement.
          “Significant Subsidiary” means a Subsidiary that satisfies the definition contained in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.
          “Subscription Agent” means a subscription agent reasonably acceptable to both the Company and Requisite Investors.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.
          “Superior Transaction” means an Alternate Transaction, which the Board, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the bankruptcy estate of the Company and the estates of the other Debtors than the transactions contemplated by this Agreement and the Rights Offering Sub-Plan, taking into account all aspects of such Alternate Transaction and the Board’s good-faith estimation of the likelihood of consummating the Alternate Transaction.
          “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.
          “Trade Secret” means any and all trade secrets or other proprietary and confidential information, which are subject to reasonable efforts to maintain its secrecy from third parties, including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, merchandising processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, data collections and related information.
          “Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.
          “UK Pension Plan” means any Company Plan which is a retirement benefit scheme administered in the UK.
          “UK Pensions Regulator” means the body corporate by that name established under Part 1 of the UK Pensions Act 2004 (as amended).
          “Unsubscribed Shares” means the Shares, other than (i) the Shares issuable pursuant to the Rights that were properly exercised by the Rights Holders during the Rights Exercise Period pursuant to the Basic Subscription Right and the Oversubscription Right (but excluding any Available Direct Subscription Shares) and (ii) Cash Recovery Subscription Equity.
          “VIHI Restructuring” means the reorganizations and other transactions involving Subsidiaries and Joint Ventures of the Company that may be undertaken on or prior to the Effective Date in the manner set forth in Exhibit K attached hereto.
          Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Investor Agreements	Section 3.6(b)
Agreement	Preamble
Alternate Transaction Agreement	Section 8.1(d)
Alternate Transaction Damages	Section 10.2(a)
Alternative Financing	Section 3.3(a)
Approval Conditions	Section 10.1(b)(iii)
Approval Motion	Recitals
Approval Order	Recitals
Arrangement Premium	Section 4.1(b)
Available Direct Subscription Shares	Section 3.1(b)(ii)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals

Defined Term	Section
Basic Subscription Right	Section 2.2(b)
Breaching Investor	Section 9.1(b)
Company	Preamble
Company Plans	Section 5.21(a)
Confirmed Plan	Section 8.1(b)
Debtor	Recitals
Determination Date	Section 2.2(f)
Direct Commitment	Section 3.1(a)
Direct Subscription Shares	Section 3.1(a)
Disclosure Letter	Article V
Discrimination Notice	Section 11.10
Dispute Notice	Section 11.10
Employee Representatives	Section 5.14(a)
Environmental Laws	Section 5.19(a)
ERISA	Section 5.21(a)
Exit Financing.	Section 7.17
Expedited Proceedings	Section 11.10
Filing Party	Section 7.15(b)
Financial Reports	Section 7.11(a)
Financial Statements	Section 5.9
Ford	Section 7.18
Ford Agreement	Section 7.18
Fully Exercising Holder	Section 2.2(c)
Funding Approval Certificate	Section 7.7
GAAP	Section 5.9
Indemnified Claim	Section 9.2
Indemnified Person	Section 9.2
Indemnifying Party	Section 9.2
Investor	Preamble
Joint Filing Party	Section 7.15(c)
Legal Proceedings	Section 5.13
Losses	Section 9.1(a)
Material Contracts	Section 5.24
Money Laundering Laws	Section 5.26
Multiemployer Plans	Section 5.21(b)
Offered Direct Subscription Shares	Section 3.1(b)
Offering Investor	Section 3.1(b)
OPEB Order	Section 5.11(f)
Outside Date	Section 10.1(b)(iii)
Over-Allotted Investor	Section 8.5
Over-Subscribed Shares	Section 2.2(e)
Oversubscription Right	Section 2.2(c)
Party	Preamble
Petition Date	Recitals
Pre-Closing Period	Section 7.9

Defined Term	Section
Proceedings	Recitals
Purchase Notice	Section 2.2(f)
Purchase Price	Section 2.1
Regulatory Cure	Section 8.5
Regulatory Reallocation	Section 8.5
Related Purchaser	Section 3.6(a)
Removed Allotted Portion	Section 8.5
Requisite Receiving Co-Investor Approval	Section 11.10
Right	Section 2.1
Rights Distribution Date	Section 2.2(b)
Rights Exercise Period	Section 2.2(d)
Rights Offering	Section 2.1
ROFR Investors	Section 3.6(c)
Share	Section 2.1
Stock Right Commitment	Section 3.2
Stock Right Deposit	Section 4.2
Stock Right Premium	Section 4.1(a)
Takeover Statute	Section 5.30
Tax Return	Section 5.20(a)
Transaction Agreements	Section 5.2(a)
Transaction Expenses	Section 4.3(a)
Transfer Notice	Section 3.6(c)
Transferring Investor	Section 3.6(c)
Ultimate Purchaser	Section 3.6(b)
          Section 1.3 Construction. In this Agreement, unless the context otherwise requires:
          (a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
          (b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
          (c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;
          (d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
          (e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
          (f) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
          (g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
          (h) references to “day” or “days” are to calendar days;
          (i) references to “the date hereof” means as of the date of this Agreement;
          (j) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and
          (k) references to “dollars” or “$” are to United States of America dollars.
ARTICLE II
RIGHTS OFFERING
          Section 2.1 The Rights Offering. The Company proposes to offer and sell shares of New Common Stock pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute to each Eligible Recipient, including, to the extent applicable, the Investors, that number of rights (each, a “Right”) that will enable Rights Holders to purchase an aggregate of up to the sum of (i) thirty-four million three hundred ten thousand two hundred (34,310,200) shares of New Common Stock (each, a “Share”), minus (ii) the Cash Recovery Subscription Equity and plus (iii) as applicable, Available Direct Subscription Shares, in each case, at a purchase price of twenty-seven dollars and sixty-nine cents ($27.69) per share (the “Purchase Price”). The Company will conduct the Rights Offering in accordance with this Agreement, the Rights Offering Sub-Plan and the Rights Offering Procedures in all material respects.
          Section 2.2 Procedure of Rights Offering. The Rights Offering will be conducted as follows:
          (a) On the terms and subject to the conditions of this Agreement (including Bankruptcy Court approval) and pursuant to the Rights Offering Procedures, the Company shall offer the Shares (less the Cash Recovery Subscription Equity) for subscription by Rights Holders.
          (b) The Company shall, no later than ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement, mail Election Forms to all holders of Allowed Senior Notes Claims as of the Rights Offering Record Date to determine whether or not such holders of Allowed Senior Notes Claims are Eligible Recipients. As soon as practicable after the approval by the Bankruptcy Court of the Disclosure Statement, the Company shall distribute the ballot form(s) in connection with the solicitation of acceptances of the Plan. As soon as practicable after the Election Form Deadline, the Company shall issue to each Eligible Recipient (the date of such issuance, the “Rights Distribution Date”) sufficient Rights to purchase its pro rata share (based on the Allowed Senior Notes Claims held by such Eligible Recipient in relation to the aggregate amount of Allowed Senior Notes Claims held by all holders of Allowed Senior Notes Claims) of thirty-four million three hundred ten thousand two hundred (34,310,200) Shares in the aggregate (the “Basic Subscription Right”). The Company will be responsible for effecting the distribution of the Election Forms and any related materials to each holder of an Allowed Senior Notes Claim. Each holder of Allowed Senior Notes Claims as of the Rights Offering Record Date that properly delivers a completed Election Form to the Subscription Agent shall, (i) if such holder properly certifies that it is an Eligible Recipient, be permitted to participate in the Rights Offering and shall receive the Rights Offering Procedures, a subscription form and any related materials and (ii) if such holder properly certifies that it is not an Eligible Recipient, have the right to receive a distribution in accordance with the Plan.
          (c) Subject to the Priority Oversubscription Right set forth in Section 2.2(e), each Rights Holder that exercises in full its Basic Subscription Right (a “Fully Exercising Holder”) shall be entitled to subscribe for Excess Shares on the same terms as the Basic Subscription Right, to the extent that any Excess Shares are available for purchase (the “Oversubscription Right”).
          (d) The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Rights Distribution Date and ending at the Expiration Time. Subject to the approval of this Agreement by the Bankruptcy Court, the Rights Offering Sub- Plan shall provide that to exercise a Right, a Rights Holder shall, during the Rights Exercise Period, (i) return a duly executed subscription document to the Subscription Agent (A) electing to exercise all or a portion of the Rights held by such Rights Holder and (B) if such Rights Holder is a Fully Exercising Holder, indicating the number of Excess Shares, if any, such Fully Exercising Holder desires to purchase pursuant to its Oversubscription Right and (ii) pay an amount equal to the aggregate Purchase Price for the number of Shares and Excess Shares that such Rights Holder elects to purchase pursuant to its Basic Subscription Right and Oversubscription Right by wire transfer of immediately available funds to an escrow account established by the Company for the Rights Offering.
          (e) As promptly as reasonably practicable following the Expiration Time, the Company shall determine the aggregate number of Excess Shares that the Fully Exercising Holders elected to purchase pursuant to their Oversubscription Rights (the “Over-Subscribed Shares”) and the number of Excess Shares that were available for purchase. Subject to Section 3.1(b), if the number of Over-Subscribed Shares exceeds the number of Excess Shares, then the Company shall apportion, pro rata relative to the number of Excess Shares each Fully Exercising Holder elected to purchase pursuant to its Oversubscription Right, the number of Excess Shares (i) first, to the Lead Investors and their Related Purchasers (other than any Lead Investor and Related Purchaser that elected to include Available Direct Subscription Shares in the Rights Offering pursuant to Section 3.1(b)) and their respective Affiliates that are Fully Exercising Holders (ii) second, to the Co-Investors and their Related Purchasers (other than any Co-Investor and Related Purchaser that elected to include Available Direct Subscription Shares in the Rights Offering pursuant to Section 3.1(b)) and their respective Affiliates that are Fully Exercising Holders and (iii) last, to all other Fully Exercising Holders, in each case pursuant to its Oversubscription Right such that the aggregate number of Excess Shares the Fully Exercising Holders shall receive pursuant to their Oversubscription Rights shall equal the number of Excess Shares available. As promptly as practicable after such adjustment, the Company shall notify each affected Fully Exercising Holder of such adjustment and remit, by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price for the shares such Fully Exercising Holder shall not be allowed to purchase pursuant to this Section 2.2(e).
          (f) No later than the fifth (5th) Business Day following the date on which the Expiration Time occurs (the “Determination Date”), the Company shall deliver to each Investor a written certification by an executive officer of the Company of (i) the number of Shares elected to be purchased by Rights Holders pursuant to the Basic Subscription Right and the aggregate Purchase Price therefor, (ii) the number of Shares elected to be purchased by Rights Holders pursuant to the Oversubscription Rights and the aggregate Purchase Price therefor, (iii) any Available Direct Subscription Shares not purchased pursuant to the Oversubscription Rights and (iv) the number of Unsubscribed Shares, if any, and the aggregate Purchase Price therefor (a “Purchase Notice”). The Company shall promptly provide any written backup, information and documentation relating to the information contained in the Purchase Notice as any Investor may reasonably request in writing.
          (g) On the Effective Date, the Company will issue (and deliver as promptly as reasonably practicable thereafter) to each Rights Holder that validly exercised Rights the number of Shares and, if applicable, Excess Shares to which such Rights Holder is entitled based on such exercise. All such Shares and, if applicable, Excess Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.
          (h) All funds paid by the Rights Holders to the Company in connection with the exercise of their rights pursuant to the Rights Offering shall be held for the benefit of the Rights Holders in an escrow account established by the Company with an escrow agent reasonably acceptable to Requisite Investors. The escrow agreement establishing such escrow account shall be on market terms reasonably acceptable to both the Company and Requisite Investors and shall provide for all fees and expenses in connection therewith to be paid by the Company. The funds held in such escrow account shall only be released to the Company upon the occurrence of the Effective Date and contemporaneously with the issuance of the Shares by the Company to the Rights Holders. If this Agreement is terminated in accordance with its terms, the Company shall cause the escrow agent to, as promptly as practicable following such termination, return all such funds (and any interest or other income earned thereon) by wire transfer of immediately available funds to the Rights Holders.

ARTICLE III
THE COMMITMENTS
          Section 3.1 The Direct Purchase Commitment.
          (a) On the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to subscribe for and purchase, or cause one or more Related Purchasers to subscribe for and purchase, and the Company agrees to sell and issue to such Investor and its Related Purchasers, if applicable, on the Effective Date for the Purchase Price per share, such Investor’s Allotted Portion of ten million eight hundred thirty-four thousand eight hundred (10,834,800) shares of New Common Stock (the “Direct Subscription Shares”), rounded among the Investors solely to avoid fractional shares as Requisite Investors may determine in their sole discretion (such obligation to purchase the Direct Subscription Shares, the “Direct Commitment”).
          (b) Each Investor may elect to request that the Company first offer all or any portion of the Direct Subscription Shares that such Investor has committed to purchase pursuant to Section 3.1(a) in the Rights Offering for purchase by Rights Holders. Such election must be made by providing written notice to the Company and each other Investor at least five (5) Business Days prior to the Rights Distribution Date specifying the number of Direct Subscription Shares (the “Offered Direct Subscription Shares”) such Investor (the “Offering Investor”) elects to cause the Company to offer in the Rights Offering and the identity of the Offering Investor.
          (i) Each Lead Investor and its Related Purchasers (other than any Offering Investor or any of its Related Purchasers) may elect, upon written notice to the Company and the Offering Investor at least two (2) Business Days prior to the Rights Distribution Date, to assume the obligation to purchase all or any portion of the Offered Direct Subscription Shares from the Offering Investor; provided, that if Lead Investors and their Related Purchasers in the aggregate elect to assume more than the number of Offered Direct Subscription Shares available, the Offered Direct Subscription Shares shall be allocated by the Company among the electing Lead Investors and Related Purchasers pro rata relative to the number of Offered Direct Subscription Shares each Lead Investor and Related Purchaser elected to assume the obligation to purchase, such that the aggregate number of Direct Subscription Shares the electing Lead Investors and Related Purchasers shall assume the obligation to purchase shall equal the number of Offered Direct Subscription Shares made available by the Offering Investor. Any Offered Direct Subscription Shares that Lead Investors and their Related Purchasers have elected to purchase pursuant to this Section 3.1(b)(i) shall be purchased by such electing Lead Investors and Related Purchasers on the terms and subject to the conditions of this Agreement and shall not be offered for issuance in the Rights Offering. The Company shall distribute to the Lead Investors and their Related Purchasers a revised Schedule 1 accurately reflecting the changes to the allocated amounts of Direct Subscription Shares required by the transactions contemplated by this Section 3.1(b)(i).
          (ii) Any Offered Direct Subscription Shares that the Lead Investors and their Related Purchasers do not elect to assume the obligation to purchase pursuant to

Section 3.1(b)(i) shall be included in the Rights Offering and shall be available for purchase by Rights Holders (such included Offered Direct Subscription Shares, the “Available Direct Subscription Shares”). The Investors acknowledge and agree that (A) Available Direct Subscription Shares may be purchased by Rights Holders pursuant to the exercise of their Rights only if all Shares offered in the Rights Offering (other than Available Direct Subscription Shares) are first purchased in the Rights Offering pursuant to the exercise of the Basic Subscription Rights or the Oversubscription Rights and (B) that if more than one (1) Offering Investor includes Available Direct Subscription Shares in the Rights Offering, then the number of Direct Subscription Shares each such Offering Investor is obligated to purchase pursuant to this Agreement shall be reduced by such Offering Investor’s pro rata portion of the Available Direct Subscription Shares actually purchased pursuant to the exercise of Oversubscription Rights based on the number of Available Direct Subscription Shares such Offering Investor included in the Rights Offering relative to the total number of Available Direct Subscription Shares all such Offering Investors included in the Rights Offering, which pro rata portion shall be rounded by Requisite Investors in their sole discretion solely to avoid fractional shares.
          (iii) Notwithstanding anything to the contrary contained in this Agreement, the election of an Investor to enable the Company to offer Direct Subscription Shares in the Rights Offering shall not release such Investor from its obligation hereunder to purchase such Direct Subscription Shares unless, and only to the extent that, (A) the obligation to purchase such Direct Subscription Shares is assumed by Lead Investors and their Related Purchasers pursuant to Section 3.1(b)(i) and such Direct Subscription Shares are actually purchased by such Investor(s) or (B) such Direct Subscription Shares are validly purchased by Fully Exercising Holders pursuant to their Oversubscription Rights.
          Section 3.2 The Stock Right Commitment. On the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to purchase or cause one or more Related Purchasers to purchase, and the Company agrees to sell to such Investor or its designated Related Purchasers, if applicable, on the Effective Date for the Purchase Price per Share, such Investor’s Allotted Portion of the Unsubscribed Shares, rounded among the Investors solely to avoid fractional shares as Requisite Investors may determine in their sole discretion; provided, that Requisite Investors notify the Company of any such rounding prior to or on the Effective Date (such obligation to purchase the Unsubscribed Shares, the “Stock Right Commitment”). For the avoidance of doubt, Unsubscribed Shares shall not, under any circumstances, include any Available Direct Subscription Shares, and any Investor that included Available Direct Subscription Shares in the Rights Offering shall remain obligated to purchase such Available Direct Subscription Shares to the extent not purchased by Rights Holders pursuant to their Oversubscription Rights. Notwithstanding anything in this Agreement to the contrary, no Investor shall have any obligation under this Agreement to purchase any Cash Recovery Subscription Equity.
          Section 3.3 Alternative Financing.
          (a) Upon the occurrence of an Investor Default or a Signatory Default, the Lead Investors (other than any Lead Investor whose breach is the cause of such Investor Default or Signatory Default) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from the Company to all Lead Investors on behalf of the Investors of such Investor Default or Signatory Default to make arrangements for one or more of such Lead Investors, their Related Purchasers, Ultimate Purchasers or any combination thereof to purchase all or any portion of the Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Lead Investors; provided, that if such Lead Investors, Related Purchasers and Ultimate Purchasers do not, in the aggregate, agree to purchase all of the Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions of this Agreement or the Cash Recovery Backstop Agreement, as the case may be, the Co-Investors (other than any Co-Investor whose breach is the cause of such Investor Default or Signatory Default) shall have the right, but shall not be obligated to, within two (2) Business Days after the expiration of such five (5) Business Day period, to make arrangements for one or more of such Co-Investors, their Related Purchasers, Ultimate Purchasers or any combination thereof to purchase all or any portion of the remaining Available Investor Shares or Cash Recovery Subscription Equity, as the case may be, on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Co-Investors and any Lead Investors participating in the Alternative Financing (such arrangement pursuant to which all Available Investor Shares or all of the Cash Recovery Subscription Equity, as the case may be, are purchased, an “Alternative Financing”). If an Investor Default or Signatory Default occurs, the Effective Date and the Outside Date shall each be delayed only to the extent necessary to allow for an Alternative Financing to be completed within the time frame established in this Section 3.3(a); provided, that in no event shall the Effective Date or the Outside Date be delayed more than eight (8) Business Days without the prior written consent of the Company and all Lead Investors (other than any Investor whose breach is the cause of such Investor Default or Signatory Default). Notwithstanding anything to the contrary contained herein, (i) if the Investor Default or Signatory Default occurs on the date that would have been the Effective Date, then each condition set forth in Section 8.1 that was satisfied as of such date (including any condition that had been waived by Requisite Investors) shall be deemed to be satisfied at all times after the date of such Investor Default or Signatory Default, and (ii) in the event that an Alternative Financing has not been consummated prior to the expiration of the eight (8) Business Day period (or such longer period as agreed among the Company and the Investors) set forth in the preceding sentence, the Company shall be entitled to terminate this agreement pursuant to Section 10.1(d)(i).
          (b) Each Investor agrees that if such Investor causes an Investor Default or Signatory Default, such Investor shall, within two (2) Business Days of receiving written notice by the Company that an Alternative Financing has been consummated, repay its Allotted Portion of the Stock Right Premium to the extent received from the Company by wire transfer of immediately available funds to the non-defaulting Investors pro rata based on their Allotted Portions whether or not the Effective Date occurs.
          (c) Nothing in this Agreement shall be deemed to require an Investor to purchase more than its Allotted Portion of (i) the Direct Subscription Shares and (ii) the Unsubscribed Shares.

          Section 3.4 Notice of Unsubscribed Shares. On the Determination Date, the Company will provide a Purchase Notice to each Investor as provided in Section 2.2(f), setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any.
          Section 3.5 Issuance and Delivery of Investor Shares.
          (a) Issuance of the Investor Shares will be made by the Company to the account of each Investor (or to such other accounts as any Investor may designate in accordance with this Agreement) at 10:00 a.m., New York City time, on the Effective Date, or such other date and time as the Company and Requisite Investors may agree in writing, contemporaneously against payment on the Effective Date of the aggregate Purchase Price for the Investor Shares by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company to the Investors in writing at least five (5) days prior to the Effective Date, and such Investor Shares shall be delivered on the Effective Date or as promptly as reasonably practicable thereafter.
          (b) All Investor Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.
          (c) The documents to be delivered on the Effective Date by or on behalf of the Parties and the Investor Shares will be delivered at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 on the Effective Date. Notwithstanding the previous sentence, unless an Investor (on behalf of itself or its Related Purchasers or Ultimate Purchasers) requests in writing delivery of a physical stock certificate, the entry of any Investor Shares to be delivered pursuant to Section 3.5(a) into the account of an Investor pursuant to the Company’s book entry procedures shall be deemed delivery of such Investor Shares for purposes of this Agreement. The Company shall use its commercially reasonable efforts to make all shares of New Common Stock issued pursuant to the Plan (including Shares and Investor Shares) Depository Trust Company eligible as of the Effective Date.
          Section 3.6 Transfer, Designation and Assignment Rights.
          (a) Each Investor shall have the right to designate by written notice to the Company no later than five (5) Business Days prior to the Effective Date that some or all of its Investor Shares be issued in the name of and delivered to, one or more of its Affiliates (each a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Investor and each Related Purchaser, (ii) specify the number of Investor Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by such Related Purchaser of the accuracy of the representations set forth in Sections 6.6 through 6.8 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 3.6(a) shall relieve such Investor from its obligations under this Agreement. Additionally, each Investor may assign all or any portion of its Allotted Portion of the Equity Commitment to a Related Purchaser who agrees in writing to be bound by this Agreement by executing and delivering to the Company and each other Investor a Commitment Joinder Agreement, including a revised Schedule 1 to reflect such assignment; provided, that no such assignment pursuant to this Section 3.6(a) shall relieve such Investor from its obligations under this Agreement without giving effect to such revised Schedule 1; provided, further, that such Investor shall provide written notice to the Company and each other Investor in advance of such assignment and no later than five (5) Business Days prior to the Effective Date.
          (b) The Company acknowledges and agrees that certain of the Investors may enter into one or more additional agreements (the “Additional Investor Agreements”) with one or more Persons (other than Related Purchasers) (each an “Ultimate Purchaser”) pursuant to which (subject to Section 3.6(c)) the Ultimate Purchasers agree to purchase all or any portion of an Investor’s Investor Shares and/or Allotted Portion of the Equity Commitment and may designate by written notice to the Company that some or all of its Investor Shares be issued in the name of and delivered directly to, such Ultimate Purchasers; provided, that no such Additional Investor Agreement shall relieve such Investor from its obligations under this Agreement; provided, further, that such Investor shall provide written notice to the Company and each other Investor a copy of such Additional Investor Agreement no later than three (3) Business Days prior to the Effective Date and each such Additional Investor Agreement shall contain such Ultimate Purchaser’s representations and warranties as to itself to the effect set forth in Sections 6.6 through 6.8 and such Ultimate Purchaser’s agreement to be bound by the covenants contained in Section 7.16.
          (c) Each Investor and its Related Purchasers, severally and not jointly, agrees that, from the date hereof until the Effective Date, prior to entering into any Additional Investor Agreement with an Ultimate Purchaser pursuant to Section 3.6(b), such Investor and its Related Purchasers (the “Transferring Investor”) shall provide to all other Investors and their Related Purchasers (the “ROFR Investors”) a written notice (a “Transfer Notice”) specifying (i) the number of Investor Shares or amount of the Allotted Portion of the Equity Commitment, as the case may be, that the Transferring Investor is proposing to Transfer to an Ultimate Purchaser and (ii) the material terms and conditions of such transfer, including the consideration to be paid for such Investor Shares or Allotted Portion, as the case may be. Each ROFR Investor may elect, by giving written notice to the Transferring Investor and the other ROFR Investors within three (3) Business Days after the delivery of the Transfer Notice, to assume the obligation to purchase all or any portion of such Investor Shares or such Allotted Portion, as the case may be, subject to the conditions and on the terms set forth in the Transfer Notice. If the ROFR Investors in the aggregate elect to assume more than the Investor Shares or Allotted Portion, as the case may be, specified in the Transfer Notice, such Investor Shares or Allotted Portion, as the case may be, shall be allocated among the electing ROFR Investors as follows: (x) first, among the electing ROFR Investors that are also Lead Investors or Related Purchasers of Lead Investors pro rata relative to the number of Investor Shares or amount of the Allotted Portion, as the case may be, that each ROFR Investor that is also a Lead Investor or a Related Purchaser of a Lead Investor elected to assume the obligation to purchase, and (y) second, among the electing ROFR Investors that are also Co-Investors or Related Purchasers of Co-Investors pro rata relative to the number of Investor Shares or amount of the Allotted Portion, as the case may be, that each ROFR Investor that is also a Co-Investor or a Related Purchaser of a Co-Investor elected to assume the obligation to purchase, such that the aggregate number of Investor Shares or amount of the Allotted Portion, as the case may be, that the electing ROFR Investors assume the obligation to purchase shall equal the number of Investor Shares or the Allotted Portion, as the case may be, specified in the Transfer Notice. If, within the three (3) Business Day election period referred to above, the ROFR Investors in the aggregate elect to assume less than all of the Investor Shares or Allotted Portion, as the case may be, specified in the Transfer Notice, then all such elections shall be void and the Transferring Investor shall have the right, during the thirty (30) day period immediately following the expiration of such three (3) Business Day election period (but in no event after the date that is three (3) Business Days prior to the Effective Date), to enter into Additional Investor Agreements to Transfer all, but not less than all, of the Investors Shares or Allotted Portion, as the case may be, specified in the Transfer Notice to one or more Ultimate Purchasers on terms and conditions not less favorable to the Transferring Investor than those set forth in the Transfer Notice and in any event in accordance with Section 3.6(b). The Company and the Investors agree that in the event that both (i) the ROFR Investors in the aggregate elect to assume all of the Investor Shares or Allotted Portion, as the case may be, specified in a Transfer Notice, and (ii) each electing ROFR Investor delivers a Funding Approval Certificate to the Company for the aggregate amount of such ROFR Investor’s Allotted Portion (including the amount of the Transferring Investor’s Allotted Portion assumed by such ROFR Investor pursuant to this Section 3.6(c)) either simultaneously with such Transfer or in accordance with Section 7.7, (x) the Transferring Investor shall be relieved of its obligations hereunder with respect to such Investor Shares or Allotted Portion, as the case may be, and the electing ROFR Investors shall assume such obligations in the proportions that such Investor Shares or Allotted Portion, as the case may be, were allocated amongst the ROFR Investors and (y) the Investors shall provide written notice to the Company containing a revised Schedule 1 accurately reflecting any changes required by the transactions contemplated by this Section 3.6(c).
          (d) Each Investor, severally and not jointly, agrees that it will not, directly or indirectly, assign, at any time prior to the Effective Date or earlier termination of this Agreement in accordance with its terms, its rights and obligations under this Agreement or to Investor Shares or any interest or participation therein to any Person other than in accordance with this Section 3.6. Each Investor, severally and not jointly, agrees that with respect to any offer or Transfer to an Ultimate Purchaser prior to the Effective Date, it has not offered and shall not offer any Investor Shares to, and it has not entered into and shall not enter into an Additional Investor Agreement or Commitment Joinder Agreement with any Person that is not an “accredited investor” within the meaning of Rule 501(a) of the Securities Act; provided, that nothing in this Agreement shall limit or restrict in any way any Investor’s ability to Transfer any of its Investor Shares or any interest therein after the Effective Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities Laws.
ARTICLE IV
PREMIUMS AND EXPENSES
          Section 4.1 Premiums and Damages Payable by the Company. The Company shall pay to the Investors the following premiums and damages, in accordance with and subject to Sections 4.2 and 10.2, in the following manner:
          (a) a nonrefundable (except as set forth in Section 4.2) aggregate premium in an amount equal to forty-three million seven hundred fifty thousand dollars ($43,750,000), in accordance with Section 4.2, to the Investors in the proportions set forth in Schedule 1 to compensate the Investors for their agreement to purchase the Investor Shares (the “Stock Right Premium”); and
          (b) a nonrefundable aggregate arrangement premium in an amount equal to sixteen million six hundred twenty-five thousand dollars ($16,625,000), in accordance with Section 4.2, to those Persons set forth in Schedule 2 in the proportions set forth therein to compensate such Persons for arranging the transactions contemplated hereby (the “Arrangement Premium”); and
          (c) in the event that this Agreement is terminated, the Alternate Transaction Damages, if any, which shall be paid by the Company to the Investors as provided in Section 10.2.
          Section 4.2 Payment of Premiums and Damages. (a) Twenty-five percent (25%) of the Stock Right Premium (the “Stock Right Deposit”) shall be earned by the Investors and paid by the Company to the Investors in the proportions set forth on Schedule 1 on the first (1st) Business Day following the date on which the Approval Order is entered and (b) the remainder of the Stock Right Premium and the Arrangement Premium shall become earned by the Persons specified in Sections 4.1(a) and 4.1(b) and paid by the Company simultaneously with the delivery of the Investor Shares on the Effective Date. Payment of the Stock Right Premium, the Arrangement Premium and the Alternate Transaction Damages, if any, will be made by wire transfer of immediately available funds in U.S. dollars to the account specified by each Investor to the Company in writing at least five (5) Business Days prior to such payment. The Stock Right Premium, the Arrangement Premium and the Alternate Transaction Damages, if any, will be nonrefundable and non-avoidable when paid; provided, that in the event that this Agreement is terminated pursuant to Section 10.1(d)(i), each Investor shall refund such Investor’s portion of the Stock Right Deposit received by it pursuant to this Section 4.2 to the Company by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company in the Company’s notice of such termination.
          Section 4.3 Transaction Expenses.
          (a) The Company will reimburse or pay, as the case may be, the documented out-of-pocket costs and expenses reasonably incurred by each of the Investors and their respective Affiliates, so long as such Investor is obligated, under the Plan Support Agreement, to support the Plan and has not breached such obligation, in connection with (w) the exploration and discussion of the Proposal Letter, this Agreement and the Plan and the transactions contemplated hereby (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (x) any due diligence related to this Agreement and the transactions contemplated hereby, (y) the preparation and negotiation of the Proposal Letter, this Agreement, the Plan (and related documents) and the proposed documentation of the transactions contemplated hereby and thereby and (z) the implementation of the transactions contemplated by this Agreement and the Plan (including any legal proceedings (A) in connection with the confirmation of the Plan and approval of the Disclosure Statement, and objections thereto (other than objections of any Investor or any Affiliate of an Investor), and any other actions in the Proceedings related thereto and (B) to enforce the Investors’ rights against the Company (but not against any other Investor, any Related Purchaser or any Ultimate Purchaser)

under this Agreement, the Plan and any Transaction Agreement, but only to the extent such Investor prevails on the merits of their underlying claim in such proceedings) and any other judicial and regulatory proceedings in furtherance of this Agreement, the Plan and any Transaction Agreement, including, in each case, the reasonable fees, costs, and expenses of (1) the individual outside counsel of each Lead Investor (as well as White & Case LLP, as counsel to all the Lead Investors), (2) the Ad Hoc Counsel (but not any fees, costs or expenses of any counsel for any Co-Investors (except to the extent provided in Section 4.3(a)(iv)) other than the Ad Hoc Counsel and (3) any other professionals reasonably retained by any Investor (including GLCA/Sagent Advisors, OHorizons LLC and Conway MacKenzie, Inc.), but specifically excluding any fees, costs, or expenses of any Co-Investor incurred or required to be paid in connection with any filings required to be made by such Co-Investor or its Affiliates under the HSR Act or any other Antitrust Laws (collectively, “Transaction Expenses”) in the following manner:
          (i) to the extent Transaction Expenses (including any monthly fees and reasonable expenses paid or payable to GLCA/Sagent Advisors pursuant to the terms of the GLCA/Sagent Engagement Letter, but excluding any success or transaction fee) are or were incurred prior to the date of this Agreement, and the Investors have delivered, at least three (3) Business Days prior to the date hereof, a good faith estimate, with reasonably detailed support, of such Transaction Expenses, which estimate shall be attached hereto as Schedule 3, such Transaction Expenses shall be paid by the Company promptly upon the Bankruptcy Court’s entry of the Approval Order;
          (ii) to the extent Transaction Expenses (including any monthly fees and reasonable expenses paid or payable to GLCA/Sagent Advisors pursuant to the terms of the GLCA/Sagent Engagement Letter, but excluding any success or transaction fee (any such fee to be payable only in accordance with clause (iii) below)) are incurred on or after the date of this Agreement, such Transaction Expenses shall be paid upon submission to the Company of summary statements therefor within fifteen (15) days of the submission of such statements, in each case, without (A) the need to file an application or notice with the Bankruptcy Court, (B) Bankruptcy Court (or any other Person’s) review or (C) further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; provided, that no such statements may be submitted until the Approval Order has been entered;
          (iii) to the extent any success or transaction fee is payable to GLCA/Sagent under the terms of the GLCA/Sagent Engagement Letter, such success or transaction fee shall be paid only upon the effective date of the Plan;
          (iv) the fees and expenses of counsel for any Co-Investor whose Allotted Portion of the Aggregate Commitment (including, for this purpose, the Allotted Portions held by such Co-Investor’s Related Purchasers) exceeds fifty million dollars ($50,000,000) shall be included as Transaction Expenses; provided, that the Company shall not be required to reimburse or pay any such fees and expenses pursuant to this Section 4.3(a)(iv) in excess of two hundred thousand dollars ($200,000) in the aggregate for all Co-Investors; and

          (v) the filing fee, if any, required to be paid in connection with any filings required to be made by any Lead Investor or its Affiliates under the HSR Act or any other Antitrust Laws shall be paid by the Company on behalf of the Lead Investors when filings under the HSR Act or any other Antitrust Laws are made, together with all expenses of the Lead Investors incurred to comply therewith.
          (b) The obligation of the Company to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the transactions contemplated by this Agreement or the Plan.
          (c) The provision for the payment of Transaction Expenses is (and the Approval Order should so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in (i) the disclosure letter delivered by the Company to the Lead Investors and the Ad Hoc Counsel on the date hereof (the “Disclosure Letter”), (ii) the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)) or (iii) in the Attached Disclosure Statement (excluding (A) any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in the Attached Disclosure Statement that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein) and (B) any amendments, updates or modifications thereto), the Company represents and warrants to, and agrees with, each of the Investors as set forth below. Any disclosure in the Company SEC Documents or the Attached Disclosure Statement that is deemed to qualify a representation or warranty shall only so qualify a representation or warranty to the extent that it is made in such a way as to make the relevance of such disclosure to these representations and warranties reasonably apparent on its face. Any item disclosed in a section of the Disclosure Letter shall be deemed disclosed for purposes of all other Sections of this Article V to the extent the relevance of such disclosure or item to such Section of this Article V is reasonably apparent on its face. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement shall be deemed made as of the date hereof and as of the Effective Date. For the purposes of this Article V, references to Subsidiaries (other than such references in Sections 5.2(b), 5.3(a) and 5.16(b), and for purposes of Section 7.9(j), other than Section 5.11) are also deemed to include Joint Ventures; provided, that the representations and warranties contained in this Article V made with respect to any aspect of the Joint Ventures (including their Real Property Leases or other assets, operations or condition) are made only as to the Knowledge of the Company.

          Section 5.1 Organization and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization and, subject to any necessary authority from the Bankruptcy Court, has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business, in each case except to the extent that the failure to be so qualified or licensed or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.2 Corporate Power and Authority.
          (a) The Company has or, to the extent executed in the future, shall have when executed the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Plan Supplement and other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement and the Plan Supplement and other agreements collectively, the “Transaction Agreements”) and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights, the Shares and the Investor Shares. The Company has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights, the Shares and the Investor Shares.
          (b) Each of the Company’s Subsidiaries has or, to the extent executed in the future, shall have when executed the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such Subsidiary is a party and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, to perform its obligations thereunder. Each of the Company’s Subsidiaries has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of each Transaction Agreement to which such Subsidiary is a party.
          (c) Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the Company and each of the other Debtors executing the Plan will have the requisite power and authority (corporate or otherwise) to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of the Plan.

          Section 5.3 Execution and Delivery; Enforceability.
          (a) This Agreement and each Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Company and each of its Subsidiaries party thereto, and, upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligations of the Company and each of its Subsidiaries party thereto, enforceable against the Company and each of its Subsidiaries party thereto in accordance with their respective terms.
          (b) The Plan will be duly and validly filed with the Bankruptcy Court by the Company and each of the other Debtors executing the Plan and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company and such Debtors, enforceable against the Company and such Debtors in accordance with its terms.
          Section 5.4 Authorized and Issued Capital Stock.
          (a) As of the Effective Date, the authorized capital stock of the Company will consist of two hundred fifty million (250,000,000) shares of New Common Stock and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share. As of the Effective Date, (i) forty-nine million three hundred eleven thousand six hundred sixty-seven (49,311,667) shares of New Common Stock will be issued and outstanding, (ii) no shares of the preferred stock will be issued and outstanding, (iii) other than the 12.25% Warrants, no warrants to purchase shares of New Common Stock will be issued and outstanding, (iv) no shares of New Common Stock will be held by the Company in its treasury, (v) three million eight hundred eighty-eight thousand eight hundred eighty-nine (3,888,889) shares of New Common Stock will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted under any Company Plan, and (vi) other than shares of New Common Stock reserved for issuance upon the exercise of the 12.25% Warrants, no shares of New Common Stock will be reserved for issuance upon the exercise of warrants to purchase shares of New Common Stock.
          (b) As of the Effective Date, all issued and outstanding shares of capital stock of the Company and each of its Subsidiaries will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights.
          (c) Except as set forth in this Section 5.4, as of the Effective Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.
          (d) Except as described in this Section 5.4, and except as required by the Plan, as of the Effective Date, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of the Company or any of its Subsidiaries.
          Section 5.5 Issuance. The Investor Shares and the Shares to be issued and sold by the Company to the Investors and the Rights Holders hereunder, respectively, when such Investor Shares and Shares are issued and delivered against payment therefor by the Investors and the Rights Holders in accordance with this Agreement, the Plan and the subscription documents contemplated hereby and thereby, respectively, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens, preemptive rights, subscription and similar rights, other than any rights set forth in the Certificate of Incorporation.
          Section 5.6 No Conflict. Provided that the consents described in Section 5.7 are obtained, the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Attached Plan, in the acceleration of, or the creation of any Lien under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries or the Certificate of Incorporation or Bylaws and (c) will not result in any material violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties, except in any such case described in clause (a) for any conflict, breach, violation, default, acceleration or Lien which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.7 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder), except (a) the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement, (b) the entry of the

Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (c) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (d) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (e) such consents, approvals, authorizations, registrations or qualifications (i) if applicable, as may be required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange to consummate the transactions contemplated herein or (ii) as may be required under state securities or Blue Sky laws in connection with the purchase of the Investor Shares by the Investors and the issuance of the Rights and the Shares pursuant to the exercise of the Rights.
          Section 5.8 Arm’s Length. The Company acknowledges and agrees that (a) each of the Investors is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Investor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.
          Section 5.9 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement (collectively, the “Financial Statements”), comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Bankruptcy Code, and present fairly and will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, subject to (a) in the case of any unaudited Financial Statements, the absence of footnote disclosures and (b) in the case of any Financial Statements other than year-end Financial Statements, changes resulting from normal period-ending adjustment.
          Section 5.10 Company SEC Documents and Disclosure Statement. Since the Petition Date, the Company has filed all material required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document, after giving effect to any amendments or supplements thereto, and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Attached Disclosure Statement conforms in all material respects to the requirements of the Bankruptcy Code and complies in all material respects with section 1125 of the Bankruptcy Code; provided, that any amendments, supplements, changes or modifications to the Attached Disclosure Statement that are incorporated into the Disclosure Statement shall not, in and of themselves, constitute a presumption that the Attached Disclosure Statement does not conform in all material respects to the requirements of the Bankruptcy Code or comply in all material respects with section 1125 of the Bankruptcy Code. The Disclosure Statement, when submitted to the Bankruptcy Court, when approved thereby and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code and will comply in all material respects with section 1125 of the Bankruptcy Code.
          Section 5.11 Absence of Certain Changes. Since December 31, 2009, except for actions required to be taken pursuant to this Agreement or the Rights Offering Sub-Plan:
          (a) no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) neither the Company nor any of its Subsidiaries has amended its certificate of incorporation, bylaws or comparable constituent documents;
          (c) the Company has not made any material changes with respect to its accounting policies or procedures, except as required by Law or changes in GAAP;
          (d) neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability, (iii) filed any amended Tax Return with respect to any material Tax, (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any material Tax or (vi) made material changes to their Tax accounting methods or principles;
          (e) other than in the ordinary course of business in compliance with all applicable Laws, neither the Company nor any of its Subsidiaries has entered into any transaction or engaged in layoffs or employment terminations which would trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or any similar foreign, state or local Law) or would be considered as a collective dismissal, mass termination or reduction in force under applicable foreign Law;
          (f) other than (i) the approval of the Approved Annual Incentive Program, (ii) in accordance with the Approved Annual Incentive Program, or (iii) relating to the Bankruptcy Court’s December 22, 2009 order granting in part Certain Debtors’ Motion for Order Authorizing Them to Amend or Terminate Post-Employment Health Care and Life Insurance Benefits for Certain Employees and Retirees and Their Surviving Spouses, Spouses, Domestic Partners and Dependents (the “OPEB Order”), there has not been (A) any increase in the compensation payable or to become payable to any officer or employee of the Company or any of its Subsidiaries with annual base compensation in excess of two hundred fifty thousand dollars ($250,000) (except for compensation increases in the ordinary course of business and consistent with past practice), (B) any establishment, adoption, renewal, entry into or material amendment or supplement of any bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of (1) any individual officer or employee with annual base compensation in excess of two hundred fifty thousand dollars ($250,000) or (2) any director or (C) any establishment, adoption, renewal, entry into or material amendment or supplement of any Collective Bargaining Agreement; and
          (g) neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice that do not, individually, require annual payments by or to the Company or any of its Subsidiaries in excess of ten million dollars ($10,000,000) and (iii) dispositions approved by the Bankruptcy Court or in which the aggregate consideration received did not exceed ten million dollars ($10,000,000).
          Section 5.12 No Violation or Default; Compliance with Laws. The Company is not in violation of its charter or bylaws and none of the Company’s Subsidiaries are in violation of their respective charters or bylaws or similar organizational documents in any material respect. Neither the Company nor any of its Subsidiaries are, except as a result of the Proceedings, in default, and no Event has occurred or exists that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2008 in violation of any Law or Order, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is and since January 1, 2008 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.
          Section 5.13 Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits, arbitrations or proceedings (“Legal Proceedings”) pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect, and, to the Knowledge of the Company, no such Legal Proceedings are either (a) threatened or contemplated by any Governmental Entity or (b) threatened by any other Person.
          Section 5.14 Labor Relations.
          (a) There is no labor or employment-related audit, inspection or Legal Proceeding pending or threatened between the Company or any of its Subsidiaries and any of their respective employees or such employees’ labor organization, works council, European Works Council, workers’ committee, union representatives or any other type of employees’

representatives appointed for collective bargaining purposes (collectively “Employee Representatives”) that would reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Collective Bargaining Agreement applicable to persons employed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no union organizing efforts or Employee Representatives’ elections are underway with respect to any such employees. There is no strike, slowdown, work stoppage, lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.
          (c) The Company and each of its Subsidiaries has complied in all respects with its payment obligations to all employees of the Company, its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any applicable Collective Bargaining Agreement or Law, except to the extent that any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.15 Intellectual Property.
          (a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess valid and enforceable rights, free and clear of all Liens (except for Permitted Liens), to use all Intellectual Property necessary for the conduct of their respective businesses as currently conducted and (ii) there is no Intellectual Property other than the Business Intellectual Property that is necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.
          (b) All registrations with and applications to Governmental Entities in respect of material Business Intellectual Property owned by the Company are valid and in full force and effect, have not lapsed, expired (other than expirations in accordance with their statutory terms) or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use) and are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry, except where such lapse, expiration, abandonment or opposition would not have or reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and by the Plan will not (i) result in the loss or impairment of any rights to use any material Business Intellectual Property or (ii) obligate any of the Investors to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of such transactions.
          (c) To the Knowledge of the Company, the Company and its Subsidiaries are not in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract relating to any material Business Intellectual Property. To the Knowledge of the Company, (i) no material Business Intellectual Property rights owned by the Company or its Subsidiaries are being infringed by any other Person and (ii) the conduct of the businesses of the

Company and its Subsidiaries as presently conducted does not violate, infringe or misappropriate any Intellectual Property rights of other Persons, except to the extent such conflict, infringement or misappropriation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.16 Title to Real and Personal Property.
          (a) Real Property. The Company or one of its Subsidiaries, as the case may be, has good title in fee simple to each Owned Real Property, free and clear of all Liens, except (i) Liens that are described in the Company SEC Documents filed prior to the date hereof, the Attached Plan or the Attached Disclosure Statement or (ii) Permitted Liens. All Real Property Leases are valid, binding and enforceable by and against the Company or its relevant Subsidiary (except (A) those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and (B) as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Real Property Lease has been delivered to the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). Other than as a result of the filing of the Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Real Property Lease is in default or breach under the terms thereof except for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Personal Property. The Company or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the tangible and intangible personal property and assets that are material to the business of the Company and its Subsidiaries, except (i) Liens that are described in the Company SEC Documents filed prior to the date hereof, the Attached Plan or the Attached Disclosure Statement or (ii) Permitted Liens.
          Section 5.17 No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents filed prior to the date hereof, except for the transactions contemplated by this Agreement.
          Section 5.18 Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents filed prior to the date hereof, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.
          Section 5.19 Compliance With Environmental Laws.
          (a) The Company and its Subsidiaries have complied and are in compliance with all applicable Laws relating to the protection of the environment or to the management, use, transportation, storage or disposal of hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect;
          (b) the Company and its Subsidiaries (i) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses or approvals, and (iii) have paid all fees, assessments or expenses due under any such permits, licenses or approvals except for such failures to receive and comply with permits, licenses or approvals, or any such actions, or failure to pay any such fees, assessments or expenses that would not reasonably be expected to have a Material Adverse Effect;
          (c) except with respect to matters that have been settled or resolved, the Company and its Subsidiaries have not received written notice of any actual or potential liability of the Company for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws, where such investigation or remediation would reasonably be expected to have a Material Adverse Effect;
          (d) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, where such claim, proceeding, action or liability would reasonably be expected to have a Material Adverse Effect;
          (e) neither the Company nor any of its Subsidiaries has agreed by Contract to assume or accept responsibility for any liability of any other Person under Environmental Laws, where such assumption or acceptance of responsibility would reasonably be expected to have a Material Adverse Effect;
          (f) to the Knowledge of the Company, none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws; and

          (g) neither the Company nor any of its Subsidiaries has manufactured, distributed or sold asbestos or any products containing asbestos, except as would not reasonably be expected to have a Material Adverse Effect.
          Section 5.20 Tax Matters.
          (a) The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all income and other material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries. The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.
          (b) All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Effective Date have been paid in full or will be paid in full pursuant to the Plan or, to the extent not yet due, accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents.
          (c) Neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any issue that could materially affect the Tax liability of the Company or any of its Subsidiaries.
          (d) All material Taxes that the Company and each of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.
          (e) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).
          (f) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.
          (g) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the date hereof.
          (h) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any of their respective

Affiliates to make any material payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.
          (i) Neither the Company nor any of its Subsidiaries has (A) engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (B) engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) for tax years prior to 2009.
          Section 5.21 Company Plans.
          (a) Correct and complete copies of the following documents, with respect to all material domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies, arrangements and agreements, whether written or oral, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, arrangements for the provision of pension, lump sum or other benefits payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances, and employment, deferred compensation (whether qualified or nonqualified), stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans and agreements, that are currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which the Company or any of its Subsidiaries has liability or any potential liability (the “Company Plans”), have been delivered upon request or made available to the Investors by the Company, to the extent applicable: (i) all Company Plan documents currently in effect, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements currently in effect, and all amendments thereto currently in effect and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules (other than Schedule SSA) thereto; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications currently in effect; and (vi) the two (2) most recently prepared actuarial valuation reports.
          (b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), is in compliance with ERISA, the Code, other applicable Laws and its governing documents; (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (iii) no Company Plan (other than any Multiemployer Plan, the Visteon Pension Plan and the Visteon Systems Connersville and Bedford Pension Plan) subject to Section 412 of the Code or Section

302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (iv) no Company Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan; (v) neither the Company nor any of its Subsidiaries have incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other person under Section 4001 of ERISA or Section 414 of the Code; (vi) the projected benefit obligations (whether or not vested) under each Company Plan that is a pension plan (within the meaning of Section 3(2) of ERISA) as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto by more than, as applicable, (A) the amount shown in the most recent actuarial valuation report for such Company Plan provided or made available to Investors pursuant to Section 5.21(a)(vi) hereof or (B) the amount shown in the Attached Plan or Attached Disclosure Statement; (vii) the Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA other than (A) with respect to the Central States, Southeast and Southwest Areas Pension Plan and the Teamsters Pension Trust Fund of Philadelphia and Vicinity, as set forth in the Attached Plan or Attached Disclosure Statement, or (B) that has not been satisfied in full, and no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or, to the Knowledge of the Company, the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (viii) the aggregate liabilities of the Company and its Subsidiaries to any Multiemployer Plans not described in Section 5.21(b)(vii)(A) in the event of a complete withdrawal by the Company and its Subsidiaries therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not exceed fifty thousand dollars ($50,000); (ix) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan covered by Title IV of ERISA other than as a result of the Proceedings; (x) all contributions required to be made under the terms of any Company Plan have been timely made or have been (A) reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof or (B) described in the Attached Plan or Attached Disclosure Statement; (xi) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (xii) no Company Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except for (A) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (B) benefits required by Section 4980B of the Code or similar Law, (C) benefits for which the covered individual pays the full premium cost, or (D) benefits described in the documents filed with the Bankruptcy Court in connection with the OPEB Order; (xiii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Plan that would reasonably be expected to result in the imposition of a material penalty or fine to the Company or any of its Subsidiaries pursuant to Section 502 of ERISA, damages to the Company or any of its Subsidiaries pursuant to Section 409 of ERISA or a tax to the Company or any of its Subsidiaries

pursuant to Section 4975 of the Code; (xiv) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, (B) in relation to the OPEB Order, (C) otherwise in relation to the Proceedings or (D) any that, individually, could not reasonably be expected to result in a liability of the Company or any of its Subsidiaries in excess of fifty thousand dollars ($50,000)); (xv) each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code, and is currently in compliance with Section 409A of the Code; (xvi) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans; (xvii) except as required to maintain the tax-qualified status of any Company Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan other than a Company Plan between the Company or any of its Subsidiaries, on the one hand, and an individual employee or director thereof on the other; and (xviii) the UK Pensions Regulator, as of the date of this Agreement, has not issued any of the following: (A) an improvement notice under section 13 of the UK Pensions Act 2004 (as amended); (B) third party notice under section 14 of the UK Pensions Act 2004 (as amended); (C) a contribution notice under section 38 or section 47 of the UK Pensions Act 2004 (as amended); (D) a financial support direction under section 43 of the UK Pensions Act 2004 (as amended); (E) a restoration order under section 52 of the UK Pensions Act 2004 (as amended); or (F) a warning notice in relation to any of clauses (A), (B), (C), (D) or (E) above.
          Section 5.22 Internal Control Over Financial Reporting. The Company maintains, and has maintained since January 1, 2008, a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) that (a) complies in all material respects with the requirements of the Exchange Act, (b) has been designed by the Company’s principal executive officer and principal financial officer (or under their supervision) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (c) is effected by the Board and the Company’s management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company is not aware of any material weaknesses in its internal control over financial reporting.
          Section 5.23 Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
          Section 5.24 Material Contracts. All Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as applied to the Company on a consolidated basis) to which the Company or any of its Subsidiaries is a party or is bound (the “Material Contracts”) are valid, binding and enforceable by and against the Company or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.25 No Unlawful Payments. Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
          Section 5.26 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are, and since January 1, 2008 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
          Section 5.27 Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Investor Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
          Section 5.28 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.
          Section 5.29 No Registration Rights. Except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.
          Section 5.30 Takeover Statutes. The Board has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware inapplicable to the sale and issuance of New Common Stock to the Investors in accordance with the Plan. Except for Section 203 of the General Corporation Law of the State of Delaware (which has been rendered inapplicable), no other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the New Common Stock, the Shares, the sale and issuance of New Common Stock in accordance with the Plan.
          Section 5.31 No Off-Balance Sheet Liabilities. Except for liabilities incurred in the ordinary course of business, since December 31, 2009, neither the Company nor any of its Subsidiaries has any material off balance sheet liabilities, except as set forth in (a) the statement of financial affairs filed by the Debtors with the Bankruptcy Court on August 26, 2009, (b) the amended schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on November 16, 2009, (c) the Debtors’ monthly operating report filed with the Bankruptcy Court on February 26, 2010, (d) the Financial Statements or (e) the Company SEC Documents filed prior to the date hereof.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
          Each Investor represents and warrants (except with respect to the representations and warranties contained in Section 6.9, as to which only the Lead Investors represent and warrant) as to itself only, and agrees with, as of the date hereof, the Company, severally and not jointly, as set forth below.
          Section 6.1 Incorporation. Such Investor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.
          Section 6.2 Corporate Power and Authority. Such Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement.
          Section 6.3 Execution and Delivery. This Agreement and each Transaction Agreement to which such Investor is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Investor and (b) upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), will constitute the valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms.
          Section 6.4 No Conflict. Provided that the consents, approvals and authorizations described in Section 6.5 are obtained, the execution and delivery by such Investor of this Agreement, the Plan and, to the extent applicable, the Transaction Agreements, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Investor and (c) will not result in any material violation of any Law or Order applicable to such Investor or any of its properties, except in any such case described in clause (a) for any conflict, breach, violation, default, acceleration or Lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan and, to the extent applicable, the Transaction Agreements.
          Section 6.5 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Investor or any of its properties is required for the execution and delivery by such Investor of this Agreement, the Plan and, to the extent applicable, the Transaction Agreements, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Investor of its Allocated Portion of the Investor Shares) contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder), except (a) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (b) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan and, to the extent applicable, the Transaction Agreements.
          Section 6.6 No Registration. Such Investor understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.
          Section 6.7 Purchasing Intent. Such Investor is acquiring the Investor Shares for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.
          Section 6.8 Sophistication; Investigation. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act. Such Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Investor Shares for an indefinite period of time). Such Investor has conducted and relied on its own independent investigation of, and judgment with respect to, the Company and its Subsidiaries and Joint Ventures and the advice of its own legal, tax, economic, and other advisors.
          Section 6.9 No Holdings Under the Credit Facility. Such Lead Investor and each of its Affiliates (a) is not a Lender (as such term is defined in the Credit Facility) or a Participant (as such term is defined in the Credit Facility) or an Affiliate thereof and (b) is not an assignee under any Assignment and Assumption (as such term is defined in the Credit Facility) that as of the date hereof is not yet effective. There are no Obligations (as such term is defined in the Credit Facility) owing to such Lead Investor or any of its Affiliates and such Lead Investor and its Affiliates do not hold any right or option to acquire or purchase any Obligations (as such term is defined in the Credit Facility). Notwithstanding anything to the contrary contained herein, (i) Deutsche Bank Securities Inc. is only making the representations contained in this Section 6.9 with respect to, and Section 6.9 shall only apply to, the Distressed Products Group of Deutsche Bank Securities Inc., and not to any other business or Affiliate of Deutsche Bank Securities Inc. and (ii) Goldman, Sachs & Co. is only making the representations contained in this Section 6.9 with respect to, and Section 6.9 shall only apply to, the High Yield Distressed Investing Group of Goldman, Sachs & Co., and not to any other business or Affiliate of Goldman, Sachs & Co.
          Section 6.10 No Broker’s Fees. Such Investor is not a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Company, other than pursuant to Section 4.3, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.
ARTICLE VII
ADDITIONAL COVENANTS
          Section 7.1 Approval Motion and Approval Order. The Company agrees that it shall use commercially reasonable efforts to (a) obtain the entry of the Approval Order (including filing supporting affidavits on behalf of the Company and its financial advisor) and

(b) cause the Approval Order to become a Final Order (including by requesting that such Approval Order be a Final Order immediately upon its entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rule 6004(h)), in each case as soon as practicable following the filing of the Approval Motion.
          Section 7.2 Plan, Disclosure Statement and Other Documents.
          (a) The Company shall authorize, execute and file with the Bankruptcy Court the Disclosure Statement and the Plan, and shall seek approval of the Disclosure Statement and seek confirmation of the Plan.
          (b) The Company shall use commercially reasonable efforts to, and shall cause the other Debtors to use commercially reasonable efforts to:
          (i) file a motion seeking entry of the Approval Order on or before 5:00 pm (New York time) on May 13, 2010;
          (ii) obtain from the Bankruptcy Court the Approval Order on or before 5:00 pm (New York time) on June 20, 2010;
          (iii) file the Disclosure Statement on or before 5:00 pm (New York time) on May 21, 2010;
          (iv) obtain from the Bankruptcy Court an order approving the Disclosure Statement on or before 5:00 pm (New York time) on June 20, 2010;
          (v) file the Plan on or before 5:00 pm (New York time) on May 26, 2010; and
          (vi) obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on September 3, 2010.
          (c) The Company shall (i) provide to the Lead Investors and the Ad Hoc Counsel a copy of (A) any proposed amendments, supplements, changes or modifications to the Plan, the Disclosure Statement, the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement and the Rights Offering Procedures and (B) the proposed form of Confirmation Order, the proposed form of any Plan Supplement and any proposed amendments, supplements, changes or modifications to any of the foregoing, (ii) provide a reasonable opportunity to the Lead Investors and the Ad Hoc Counsel to review and comment on such documents prior to authorizing, agreeing to, entering into, implementing, executing or, if applicable, filing with the Bankruptcy Court or seeking Bankruptcy Court approval or confirmation of, any such documents, and (iii) consider, in good faith, any comments consistent with this Agreement and the Plan, and any other reasonable comments of the Lead Investors, their respective counsel and the Ad Hoc Counsel. Notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Effective Date the Company shall not: authorize, approve, agree to, enter into, implement, execute or, if applicable, file with the Bankruptcy Court or seek Bankruptcy Court approval or confirmation of (w) any plan of reorganization for any Debtor, disclosure statement, confirmation order, certificate of incorporation or bylaws of the Company, registration rights agreement, rights offering procedures or Plan Supplement other than a Plan, Disclosure Statement, Confirmation Order, Certificate of Incorporation, Bylaws, Registration Rights Agreement, Rights Offering Procedures or Plan Supplement which conforms with the requirements therefor set forth in Section 1.1; (x) any management equity incentive program that is inconsistent with or does not conform with the requirements and criteria set forth in Exhibit G as attached hereto as of the date hereof; (y) any incentive program, non-qualified benefit program or severance program that is inconsistent with or does not conform with the requirements and criteria under the headings “Incentive Programs”, “Non-Qualified Benefit Programs” and “Severance Programs” in Exhibit L as attached hereto as of the date hereof, subject to adjustments only for changes in seniority level of participating employees and arrival of new employees and departure of current employees; provided, that such changes shall not result in a change in the aggregate amount of payments to be paid under such program or the performance metrics, as applicable, of such program; and (z) any employment agreement with Donald J. Stebbins or any “change in control” agreement with any employee other than a Management Agreement that conforms with the requirements therefor set forth in Section 1.1.
          (d) If at any time prior to the Expiration Time, to the Knowledge of the Company, any Event occurs as a result of which the Disclosure Statement, as then amended or supplemented, would not meet the requirements of section 1125 of the Bankruptcy Code, or if it shall be necessary to amend or supplement the Disclosure Statement to comply with applicable Law, the Company will promptly notify the Investors of any such Event and prepare an amendment or supplement to the Disclosure Statement that is reasonably acceptable in form and substance to Requisite Investors that will correct such statement or omission or effect such compliance.
          Section 7.3 Securities Laws. The Company shall use its commercially reasonable efforts to take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with this Agreement, the Rights Offering Sub-Plan, the Securities Act, the Exchange Act and any state or foreign securities or Blue Sky laws. The Company shall use commercially reasonable efforts to, and shall cause the other Debtors to use commercially reasonable efforts to, commence the Rights Offering on or before the date that is ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement.
          Section 7.4 Listing. The Company shall not, until the earlier of the date that (a) is the three (3) month anniversary of the Effective Date and (b) the SEC declares effective the Shelf Registration Statement (as defined in the Registration Rights Agreement), list the New Common Stock on the New York Stock Exchange, the Nasdaq Stock Market or any other national securities exchange; provided, that until such date, the Company shall, upon the written request of Requisite Investors, use commercially reasonable effort to list and maintain the listing of the New Common Stock on the New York Stock Exchange, the Nasdaq Stock Market or any other national securities exchange as requested by Requisite Investors.
          Section 7.5 Earnings Statement. The Company shall, until the first anniversary of the Effective Date, timely file such reports pursuant to the Exchange Act as are necessary to make generally available to its security holders as soon as practicable an earnings statement complying with Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act); provided that the Company’s obligation under this Section 7.5 shall be deemed satisfied by the Company’s filing of its annual report on Form 10-K pursuant to the Exchange Act within the time periods permitted thereunder.
          Section 7.6 Notification. The Company shall notify, or cause the Subscription Agent to notify the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.
          Section 7.7 Funding Approval. Each Investor shall deliver to the Company, on the later of the date that is (x) ten (10) Business Days prior to the date scheduled for the Confirmation Hearing and (y) five (5) Business Days after delivery of the Purchase Notice by the Company to the Investors, a certificate (a “Funding Approval Certificate”) from an officer or a duly authorized agent of such Investor certifying that (a) such Investor’s credit committee (or such similar governing entity that is responsible for approving such matters in accordance with such Investor’s normal operations) has approved, subject only to the terms and conditions of this Agreement and the Plan, the funding by such Investor of an amount equal to the sum of (i) such Investor’s Allotted Portion of the amount by which the Aggregate Commitment exceeds the sum of (A) the aggregate amount of payments received by the Company in respect of Direct Commitment purchase obligations as of such date, (B) the aggregate amount of payments received by the Company or deposited into an escrow account for subsequent delivery to the Company as of such date for exercised Rights and (C) the Cash Recovery Backstop Amount plus (ii) for each Investor that is party to the Cash Recovery Backstop Agreement, an amount equal to such Investor’s Distributable Commitment Percentage (as defined in the Cash Recovery Backstop Agreement) of the aggregate Cash Recovery Backstop Amount and (b) such Investor is not aware, as of the date of such Funding Approval Certificate, of any breaches of any representations, warranties, or covenants of this Agreement that would cause any condition under Section 8.1 to not be satisfied; provided, that notwithstanding anything to the contrary contained in this Agreement, no Investor shall be required to make the certification set forth in clause (b) above unless the Company simultaneously delivers to each Investor a certificate from the chief executive officer or the chief financial officer of the Company certifying that the Company is not aware, as of the date of delivery of such certificate, of any breaches of any representations, warranties, or covenants of this Agreement that would cause any condition under Section 8.3 to not be satisfied.
          Section 7.8 Use of Proceeds. The Company will apply the net proceeds from the exercise of the Rights and the sale of the Investor Shares to effect the Plan as provided in the Plan.
          Section 7.9 Conduct of Business. Except as otherwise (v) required by Law, (w) disclosed in the Attached Disclosure Statement, but only to the extent that the relevance of such disclosure to these covenants is reasonably apparent on its face, (x) required by this Agreement or the Plan, (y) necessary to implement the VIHI Restructuring or (z) consented to in writing by Requisite Investors (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”) (except as otherwise expressly provided or permitted by the terms of this Agreement, including the Disclosure Letter), the Company and its Subsidiaries shall use their respective commercially reasonable best efforts to carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, but only to the extent consistent with the Business Plan, and, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact their current business organizations, (ii) keep available the services of their current officers and (iii) preserve their relationships with material customers, suppliers, distributors and others having material business dealings with the Company or its Subsidiaries or Joint Ventures, in each case consistent with past practice as conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, as otherwise expressly provided or permitted by this Agreement, or as otherwise required by Law (including, for the avoidance of doubt, any Law relating to fiduciary duties), during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Requisite Investors (not to be unreasonably withheld, delayed or conditioned):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions in respect of the capital stock of any direct or indirect Subsidiary of the Company to the Company or another Subsidiary not in excess of twenty five million dollars ($25,000,000) in the aggregate during the Pre-Closing Period or (ii) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;
          (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof, except for any acquisition of any interest in a joint venture in an amount not to exceed five million dollars ($5,000,000) for any individual acquisition or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period or (ii) any assets in excess of ten million dollars ($10,000,000) in any individual transaction or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;
          (d) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) borrowings and increases in letters of credit permitted under the DIP Credit Agreement and (B) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other individual or entity, except for (A) loans, advances or capital contributions (1) between the Company and its Subsidiaries, (2) between such Subsidiaries, or (3) by the Company or any of its Subsidiaries to any joint venture in an amount not to exceed five million dollars ($5,000,000) for any individual loan, advance, contribution, or investment or twenty million dollars ($20,000,000) in the aggregate during the Pre-Closing Period and (B) customary immaterial advances in the ordinary course of business consistent with past practice;
          (e) other than as set forth in the Business Plan or in connection with the repair or replacement of the plant and equipment at the manufacturing facilities of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, make or incur any capital expenditure involving the expenditure of no more than five million dollars ($5,000,000) in any individual expenditure or fifteen million dollars ($15,000,000) in the aggregate during the Pre-Closing Period;
          (f) make, change or rescind any material election relating to Taxes, except elections that are consistent with past practice, settle or compromise any material Tax liability for an amount greater than the amount reserved for such liability on the most recent Financial Statements, or amend any material Tax Return;
          (g) adopt, or enter into any new, or renew, or materially amend or supplement any existing, Collective Bargaining Agreement;
          (h) fail to comply in any material respect with any information, consultation, or bargaining obligations to the extent relating to the transactions contemplated by this Agreement and required under any applicable Law or Collective Bargaining Agreement;
          (i) enter into any new, or amend or terminate (other than amendments required to maintain the tax qualified status of such plans under the Code in the ordinary course of business consistent with past practices) any existing, Company Plans, arrangements or programs, severance agreement, deferred compensation arrangement or employment agreement with any officers, directors or employees or in accordance with the OPEB Order, the Plan or the Attached Disclosure Statement, (ii) take any other action in connection with the UK Pensions Plans which may materially prejudice the issuance of a transfer notice by the Pension Protection Fund under section 161(1) of the UK Pensions Act 2004 (as amended), (iii) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices), (iv) grant any stock options or stock awards or (v) make any annual or long-term incentive awards, other than, in the case of clauses (iv) and (v), in accordance with the Approved Annual Incentive Program; or

          (j) take any action that, if taken prior to the date hereof, would have constituted a breach of the Company’s representations and warranties in Section 5.11.
          Section 7.10 Access to Information. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford (i) the Lead Investors and their Representatives and (ii) the Ad Hoc Counsel and any Co-Investors and/or their Representatives that sign a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company and such party, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, throughout the Pre-Closing Period, to the Company’s and its Subsidiaries’ senior managers, properties, books, contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any Laws; provided, further, that the Company shall deliver to the Lead Investors, the Ad Hoc Counsel and any Co-Investors and/or their Representatives that sign a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company and such party, a schedule setting forth a description of any information not provided to the Lead Investors, the Ad Hoc Counsel, any Co-Investors and their Representatives that sign a customary confidentiality agreement with the Company pursuant to clauses (a) through (c) above (in the case of clause (a), to the extent not prohibited from doing so). All requests for information and access made pursuant to this Section 7.10 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers. All information acquired by any Investor or its Representatives pursuant to this Section 7.10 shall be subject to any confidentiality agreement between the Company and such Investor.
          Section 7.11 Financial Information.
          (a) At all times prior to the Effective Date, the Company shall deliver to (i) GLCA/Sagent Advisors as financial advisors to the Lead Investors and the Co-Investors and (ii) the Ad Hoc Counsel, all statements and reports the Company is required to deliver to any DIP Lender pursuant to Sections 5.2(a) and 5.2(b) of the DIP Credit Agreement (the “Financial Reports”) in accordance with the terms thereof (as in effect on the date hereof). From and after the Effective Date, during any time that the Company is not subject to the periodic reporting requirement under Section 13(a) or 15(d) of the Exchange Act, the Company shall deliver the Financial Reports to GLCA/Sagent Advisors and the Ad Hoc Counsel as if the DIP Credit Facility was still in effect (whether or not it actually is in effect). Neither any waiver by the DIP Lenders of their right to receive the Financial Reports nor any amendment or termination of the DIP Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to GLCA/Sagent Advisors and the Ad Hoc Counsel in accordance with the terms of this Agreement and the DIP Credit Agreement (as in effect on the date hereof).

          (b) All Financial Reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Information required to be delivered pursuant to Section 5.2(b) of the DIP Credit Agreement (as in effect on the date hereof) shall be deemed to have been delivered in accordance with Section 7.11(a) on the date on which the Company provides written notice to (i) GLCA/Sagent Advisors as financial advisors to the Lead Investors and the Co-Investors and (ii) the Ad Hoc Counsel that such information has been posted on the Company’s website on the internet at http://www.visteon.com or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice). Notwithstanding anything to the contrary contained herein, any breach of the first sentence of this Section 7.11(b) shall be deemed a breach of a representation and warranty, and not a breach of a covenant, for purposes of Section 8.1.
          Section 7.12 Takeover Statutes. The Company and the Board shall (a) take all reasonable action to prevent a Takeover Statute from becoming applicable to this Agreement or the sale or issuance of New Common Stock to Investors in accordance with the Plan and (b) if any Takeover Statute is or would reasonably be expected to become applicable to the sale or issuance of New Common Stock to Investors in accordance with the Plan, the Company and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
          Section 7.13 Notice of Alternate Transaction.
          (a) The Company shall notify the Lead Investors and the Ad Hoc Counsel promptly (but in any event within two (2) Business Days) of any bona fide, written proposals or offers received after the date of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives, relating to any Alternate Transaction, which such notice shall indicate the identity of such Person and contain a summary of the material terms of such proposal or offer for an Alternate Transaction. The Company shall keep the Lead Investors and the Ad Hoc Counsel informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations.
          (b) The Company, in response to an unsolicited, bona fide written third party proposal or offer for an Alternate Transaction that is made after the date of this Agreement shall be permitted to: (i) provide access to non-public information to the Person making such proposal or offer pursuant to and in accordance with an executed confidentiality agreement (provided, that such agreement shall not contain terms which prevent the Company from complying with its obligations under this Section 7.13); provided, that all such information provided to such Person has previously been provided to the Investors or is provided to the Investors prior to or substantially concurrent with the time it is provided to such Person; and (ii) participate in discussions or negotiations with respect to such proposal or offering with the Person making such proposal or offer if the Board has determined in good faith after consultation with its financial advisors and outside counsel that such proposal or offer could reasonably be expected to result in a Superior Transaction.
          Section 7.14 Commercially Reasonable Efforts.
          (a) Without in any way limiting any other respective obligation of the Company or any Investor in this Agreement, the Company shall use (and shall cause its Subsidiaries to use), and each Investor shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Rights Offering Sub-Plan, including using commercially reasonable efforts in:
          (i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity; and
          (ii) defending any Legal Proceedings challenging this Agreement, the Rights Offering Sub-Plan or any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed.
          (b) Subject to applicable Laws relating to the exchange of information, the Investors and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investors or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Rights Offering Sub-Plan. In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as practicable.
          (c) Nothing contained herein this Section 7.14 shall limit the ability of any Investor to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Proceedings, so long as such consultation, appearance or objection is not inconsistent with (i) such Investor’s obligations hereunder or (ii) the terms of the Rights Offering Sub-Plan and the other transactions contemplated by and in accordance with this Agreement and the Rights Offering Sub-Plan.
          Section 7.15 Antitrust Approval.
          (a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Rights Offering Sub-Plan, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings under any other

Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable following the date on which the Approval Order is entered and (ii) promptly furnishing documents or information requested by any Antitrust Authority.
          (b) The Company and each Investor subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Rights Offering Sub-Plan or the Transaction Agreements that has notified the Company in writing of such obligation (each such Investor, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of Requisite Investors and the Company.
          (c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Rights Offering Sub-Plan or the Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.
          (d) The Company and each Filing Party shall use commercially reasonable efforts to cause the waiting periods under the applicable Antitrust Laws to terminate or expire at the earliest possible date after the date of filing. The communications contemplated by this Section 7.15 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 7.15 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Rights Offering Sub-Plan and the Transaction Agreements.
          (e) Notwithstanding anything in this Agreement to the contrary, nothing shall require the Company, any Investor or any of their respective Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets or the Company’s or its Subsidiaries’ assets, (ii) limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, the Company’s or its Subsidiaries’ businesses or make any other behavioral commitments, (iii) divest any of its Subsidiaries, its Affiliates or any of the Company’s

Subsidiaries, or (iv) commit or agree to any of the foregoing. Without the prior written consent of Requisite Investors (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of its assets or (ii) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Investors, nor any of their Affiliates, nor the Company or any of its Subsidiaries, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.
          Section 7.16 Plan Support. Each Investor and the Company shall be obligated to support the Plan as required by and in accordance with and subject to the terms and conditions of the Plan Support Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit any Investor from Transferring its Notes in accordance with the Plan Support Agreement.
          Section 7.17 Exit Financing. The Lead Investors (after Good Faith Consultation) shall use their commercially reasonable efforts to work with Rothschild Inc. in its efforts to obtain for and on behalf of the Company debt financing from financing sources reasonably acceptable to the Lead Investors and the Company after Good Faith Consultation providing for proceeds to be funded to the Company on or prior to the Effective Date in an aggregate amount of not less than four hundred fifty million dollars ($450,000,000), such debt financing to be on then-prevailing market terms that are reasonably acceptable to the Lead Investors and the Company after Good Faith Consultation (the “Exit Financing”). The Company shall reasonably cooperate with the Lead Investors in connection with arranging and obtaining of the Exit Financing, including by (a) participating in a reasonable number of meetings, due diligence sessions, management presentations and rating agency sessions, (b) assisting the Lead Investors with preparation of materials required in connection with the Exit Financing and (c) executing and delivering any customary and reasonable commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other customary and reasonable definitive financing documents, or requested certificates or documents reasonably necessary or desirable to obtain the Exit Financing, in each case, after Good Faith Consultation. The Company agrees that under no circumstances shall the execution of this Agreement or any act of the Lead Investors pursuant to this Section 7.17 commit or be deemed a commitment by any of the Lead Investors (or any their Affiliates) or any Co-Investor (or any of their Affiliates) to provide or arrange the Exit Financing.
          Section 7.18 Ford Agreement. The Company shall use its commercially reasonable efforts to enter into an agreement (the “Ford Agreement”) among the Company, Ford Motor Company (“Ford”) and their respective Subsidiaries with respect to (a) any claims (i) held by Ford and its Subsidiaries against the Company and any of its Subsidiaries and (ii) held by the Company and its Subsidiaries against Ford and any of its Subsidiaries and (b) the relationships and business arrangements that will be in place after the Effective Date between the Company and its Subsidiaries, on the one hand, and Ford and its Subsidiaries, on the other hand, that is consistent with the Rights Offering Sub-Plan and reasonably acceptable to Requisite Investors. The Company will (x) provide to the Lead Investors, their respective counsel and the Ad Hoc Counsel a copy of the Ford Agreement and a reasonable opportunity to review and comment on such documents prior to such documents being executed or delivered or filed with the Bankruptcy Court, and (y) consider, in good faith, any comments consistent with this Agreement, and any other reasonable comments of Requisite Investors, their respective counsel and the Ad Hoc Counsel. Other than the Ford Agreement, neither the Company nor any of its Subsidiaries has entered into, or will enter into, any material written agreements between or among the Company or any of its Subsidiaries and Ford or any of its Subsidiaries directly relating to the Plan, this Agreement or the Ford Agreement. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into, modify, or amend its commercial agreements with Ford in the ordinary course of business.
          Section 7.19 VIHI Restructuring. The Company and the Lead Investors agree to reasonably cooperate, following Good Faith Consultation, with each other to structure and implement the VIHI Restructuring in a commercially reasonable manner advantageous to the Company and the Investors. The Company (a) shall provide to the Lead Investors, their respective counsel and the Ad Hoc Counsel any proposed changes to the VIHI Restructuring and shall provide to the Lead Investors a reasonable opportunity to review and comment on such proposed changes prior to implementing such changes, (b) shall consider, in good faith, any reasonable changes proposed by and suggestions of the Lead Investors, their respective counsel and the Ad Hoc Counsel with respect to the VIHI Restructuring and (c) shall not make any amendments, supplements, changes or modifications to the VIHI Restructuring as set forth in Exhibit K unless such amendments, supplements, changes or modifications are reasonably acceptable to Requisite Investors, in each case, after Good Faith Consultation.
          Section 7.20 UK Pension Notice. To the extent that the UK Pensions Regulator issues any notices and/or directions and/or orders as set out in clauses (A) through (F) of Section 5.21(b)(xviii) during the Pre-Closing Period, the Company shall notify the Investors promptly and shall cooperate by allowing the counsel for the Lead Investors and the Ad Hoc Counsel an opportunity to review and comment on the preparation of any responses to, or inquiries with, the UK Pensions Regulator regarding any such notices and/or directions and/or orders.
ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
          Section 8.1 Conditions to the Obligation of the Investors. Subject to Section 8.2, the obligations of each of the Investors hereunder to consummate the transactions contemplated hereby shall be subject to (unless waived by Requisite Investors in accordance with Section 8.2) the satisfaction on or prior to the Effective Date of each of the following conditions:

          (a) Approval Order and Confirmation Order. The Approval Order and the Confirmation Order shall each have become a Final Order.
          (b) Bankruptcy Approval of Plan and Disclosure Statement. The Disclosure Statement shall have been approved by the Bankruptcy Court, which Disclosure Statement, and the Order approving it, shall be in form and substance reasonably acceptable to Requisite Investors. The Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and any amendments, supplements, changes and modifications thereto shall, in each case, meet the requirements set forth in the definition of the Plan in Section 1.1. The Confirmation Order and the Orders entered by the Bankruptcy Court for any amendments, supplements, changes or modifications to the Confirmed Plan shall be in form and substance reasonably acceptable to Requisite Investors; provided, that Requisite Investors shall have the same approval rights over any amendments, supplements, changes or modifications to the Confirmed Plan that Requisite Investors have with respect to the Plan as set forth in the definition of the Plan in Section 1.1. The Orders entered by the Bankruptcy Court referred to above approving the Disclosure Statement and any amendments, supplements, changes and modifications to the Confirmed Plan shall, in each case, have become Final Orders.
          (c) Plan of Reorganization. The Company and all of the other Debtors shall have complied in all material respects with the terms and conditions of the Rights Offering Sub-Plan that are to be performed by the Company and the other Debtors prior to the Effective Date.
          (d) Alternate Transaction. Neither the Company nor any of its Subsidiaries shall have entered into any Contract or written agreement in principle providing for the consummation of any Alternate Transaction (an “Alternate Transaction Agreement”) (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated).
          (e) Change of Recommendation. There shall not have been a Change of Recommendation.
          (f) Conditions to Plan. The conditions to the occurrence of the Effective Date of the Rights Offering Sub-Plan as set forth in the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.
          (g) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Sub-Plan, and the Expiration Time shall have occurred.
          (h) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.
          (i) Consents. All governmental and third party notifications, filings, consents, waivers and approvals set forth on Schedule 4 and required for the consummation of the transactions contemplated by this Agreement and the Rights Offering Sub-Plan shall have been made or received.
          (j) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Rights Offering Sub-Plan or the transactions contemplated by this Agreement.
          (k) Good Standing. The Investors shall have received on and as of a date no earlier than ten (10) Business Days prior to the Effective Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries in their respective jurisdictions of incorporation or organization, in each case in writing or any standard form of telecommunication from the appropriate Governmental Entity of such jurisdictions.
          (l) Representations and Warranties.
          (i) The representations and warranties in Sections 5.3 (Execution and Delivery; Enforceability), 5.4 (Authorized and Issued Capital Stock), 5.11(a) (No Material Adverse Effect) and 5.30 (Takeover Statutes) shall be true and correct in all respects as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).
          (ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) (A) as of the date hereof and (B) at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except, in the case of (A) and (B), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (iii) The representations and warranties of each Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other Transaction Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Rights Offering Sub-Plan and, to the extent applicable, the Transaction Agreements.
          (m) Covenants. The Company and each Investor (other than the Investor asserting the failure of this condition) shall have performed and complied with all of its respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Effective Date, in all material respects.

          (n) Officer’s Certificate. The Investors shall have received on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company confirming (without personal liability) that the conditions set forth in Sections 8.1(l)(i) and (l)(ii), (m), (o), (q) and (r) have been satisfied, other than any such conditions in Section 8.1(m) relating to the Investors.
          (o) No Material Adverse Effect. There shall not have occurred after the date of this Agreement any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          (p) Certificate and Bylaws. The Company shall have (i) adopted the Certificate of Incorporation and the Bylaws and (ii) entered into the Registration Rights Agreement.
          (q) Consolidated Net Cash. The amount of the Company’s actual consolidated cash and cash equivalents, including restricted cash, less foreign indebtedness, in each case determined in accordance with GAAP, shall be no less than five hundred million dollars ($500,000,000) as of June 30, 2010; provided, that the Company shall not have drawn any available amounts under the DIP Credit Agreement in excess of or incremental to the seventy-five million dollars ($75,000,000) drawn and outstanding under the DIP Credit Agreement as of the date hereof, and the proceeds of any such draw shall not be considered in calculating the amount of cash and cash equivalents for this purpose.
          (r) Consolidated Net Sales and Adjusted EBITDA Forecasts.
          (i) No more than three (3) days prior to the Effective Date, the Company shall have provided guidance, in a manner that is compliant with Regulation FD, with respect to consolidated net sales for each of the years ending December 31, 2010 and December 31, 2011 that is consistent with the forecasts for consolidated net sales contained in the Attached Disclosure Statement, and in no event shall the consolidated net sales guidance be more than three hundred fifty million dollars ($350,000,000) lower, in either such year, than the consolidated net sales set forth in the Attached Disclosure Statement. The calculation of such consolidated net sales shall be in accordance with GAAP and consistent with the methodology used by the Company to calculate consolidated net sales set forth in the Attached Disclosure Statement.
          (ii) No more than three (3) days prior to the Effective Date, the Company shall have provided guidance, in a manner that is compliant with Regulation FD, which discloses the Company’s forecasted consolidated adjusted EBITDA for each of the years ending December 31, 2010 and December 31, 2011, which shall be consistent with the forecasts for consolidated adjusted EBITDA for such years contained in the Business Plan, and in no event shall the consolidated adjusted EBITDA guidance in either such year be more than seventy-five million dollars ($75,000,000) lower than the consolidated adjusted EBITDA for such year set forth in the Business Plan. The calculation of such consolidated adjusted EBITDA shall be consistent with the methodology used by the Company to calculate consolidated adjusted EBITDA as disclosed in the Company SEC Documents filed on or after January 1, 2009.

          (s) Ford. The Ford Agreement shall be reasonably acceptable to Requisite Investors, and nothing in the Ford Agreement shall be inconsistent with this Agreement or the Rights Offering Sub-Plan. The Ford Agreement shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and shall not have been amended or modified in any material respect. None of the parties to the Ford Agreement shall have been in material breach of any of their respective covenants and agreements contained in the Ford Agreement.
          Section 8.2 Waiver of Conditions to Obligation of Investors. All or any of the conditions set forth in Section 8.1 may only be waived in whole or in part with respect to all Investors by a written instrument executed by Requisite Investors in their sole discretion and if so waived, all Investors shall be bound by such waiver; provided, that with respect to the condition set forth in Section 8.1(b), if any amendment, supplement, change or modification to the Plan or the Confirmed Plan requires the approval of Investors of any particular Class as set forth in the definition of “Plan” in Section 1.1, then any waiver of Section 8.1(b) shall require the prior written consent of Investors of such Class as set forth in the definition of “Plan”.
          Section 8.3 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby is subject to (unless waived by the Company) the satisfaction on or prior to the Effective Date of each of the following conditions:
          (a) Approval Order and Confirmation Order. The Approval Order and the Confirmation Order shall each have become a Final Order.
          (b) Bankruptcy Approval of Plan and Disclosure Statement. The Disclosure Statement shall have been approved by the Bankruptcy Court. The Confirmation Order and the Order entered by the Bankruptcy Court approving the Disclosure Statement shall, in each case, have become Final Orders.
          (c) Conditions to Plan. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.
          (d) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.
          (e) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Rights Offering Sub-Plan or the transactions contemplated by this Agreement.
          (f) Representations and Warranties. The representations and warranties of each Investor contained in this Agreement shall be true and correct (disregarding all materiality qualifiers) as of the date hereof and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Rights Offering Sub-Plan and, to the extent applicable, the Transaction Agreements.
          (g) Covenants. Each Investor shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects.
          (h) Cash Recovery Backstop Agreement. The Company shall have received the full proceeds of the sale of Cash Recovery Subscription Equity pursuant to the Cash Recovery Backstop Agreement in accordance with its terms in an amount equal to the aggregate Cash Recovery Backstop Amount.
          Section 8.4 Failure of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.3, as applicable, to be satisfied, and such condition shall be deemed to be satisfied with respect to such Party if such failure was caused by such Party’s failure, to act in good faith or fulfill any of its obligations contained in this Agreement.
          Section 8.5 Regulatory Reallocation. If (a) an Investor (an “Over-Allotted Investor”) is required to obtain any consent, waiver or approval of a Governmental Entity (pursuant to Antitrust Laws or otherwise) for the Approval Conditions to be satisfied and such Investor has not obtained such consent, waiver or approval prior to the entry of the Confirmation Order and (b) Requisite Investors determine (after Good Faith Consultation to the extent the Over-Allotted Investor is a Co-Investor) that a reduction or elimination of such Investor’s Allotted Portion would either obviate the need for such Investor to obtain such consent, waiver or approval or result in such consent, waiver or approval being obtained (a “Regulatory Cure”), the Lead Investors (other than the Over-Allotted Investor) shall have the right, but shall not be obligated, to, prior to the date that is five (5) Business Days before the Effective Date, (x) reduce the Over-Allotted Investor’s Allotted Portion only to the extent necessary (in such Lead Investors’ good-faith judgment) to achieve a Regulatory Cure (the amount by which the Over-Allotted Investor’s Allotted Portion is reduced, the “Removed Allotted Portion”) and (y) to make arrangements for one or more of the Lead Investors (other than any Over-Allotted Investors) to assume all of the Removed Allotted Portion on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by such Lead Investors (but in no event less than the total Removed Allotted Portion, such that the Aggregate Commitment of the Investors is not reduced) (such arrangement, a “Regulatory Reallocation”). Notwithstanding anything to the contrary contained in this Agreement, a reduction and reallocation of an Over-Allotted Investor’s Allotted Portion of the Equity Commitment (and revision of Schedule 1 to reflect such reduction and reallocation) pursuant to a Regulatory Reallocation in accordance with this Section 8.5 shall not require the consent of such Over-Allotted Investor.

ARTICLE IX
INDEMNIFICATION AND CONTRIBUTION
          Section 9.1 Indemnification Obligations.
          (a) Indemnification by the Company. Subject to the entry of the Approval Order by the Bankruptcy Court, following the date hereof, the Company shall indemnify and hold harmless each Investor, their respective Affiliates, shareholders, general partners, members, managers, equity holders and their respective Representatives, agents and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses (including any legal or other expenses reasonably incurred in connection with defending or investigating any action or claim as to which it is entitled to indemnification hereunder as such expenses are incurred), joint or several (collectively, “Losses”) that such Person incurred arising out of or in connection with any third party claim (not including, for the avoidance of doubt, any claim by any other Investor, any Related Purchaser, any Ultimate Purchaser or any of their respective Affiliates, but including, for the avoidance of doubt, any claim by any Affiliate of the Company other than any of the foregoing) against any such Person (in every case, other than any third party claim arising out of or in connection with any action taken by any Investor in opposition to (x) the Plan or (y) the Company’s pursuit of the Claims Conversion Sub-Plan) in connection with (a) the Rights Offering, this Agreement, any amendment, supplement, change or modification hereto or the transactions contemplated by the Rights Offering or this Agreement, (b) the failure of any representation or warranty made by the Company in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, or (c) any breach by the Company of any covenant or agreement contained in this Agreement, in each case, whether or not the Rights Offering, the Plan or the other transactions contemplated by this Agreement or the Plan are consummated or this Agreement is terminated. Notwithstanding the foregoing, the Company shall not be obligated to indemnify any Investor pursuant to this Section 9.1(a) that has breached its obligations under the Plan Support Agreement.
          (b) Indemnification by the Investors. Subject to the entry of the Approval Order by the Bankruptcy Court, following the date hereof, each Investor (the “Breaching Investor”) shall indemnify and hold harmless the other Investors and their respective Affiliates, shareholders, general partners, members, managers, equity holders and their respective Representatives, agents and controlling persons from and against any and all Losses that such Person incurred arising out of or in connection with any third party claim (not including, for the avoidance of doubt, any claim by any other Investor, any Related Purchaser, any Ultimate Purchaser or any of their respective Affiliates) against any such Person in connection with (a) the failure of any representation or warranty made by the Breaching Investor in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, or (b) any breach by the Breaching Investor of any covenant or agreement contained in this Agreement, in each case, whether or not the Rights Offering, the Plan or the other transactions contemplated by this Agreement or the Plan are consummated or this Agreement is terminated.
          Section 9.2 Indemnification Procedure. Promptly after receipt by a Person entitled to indemnification under Section 9.1 (such Person, an “Indemnified Person”) of notice of the commencement of any claim, litigation, investigation or proceeding (an “Indemnified

Claim”) by any Person other than the Party obligated to provide indemnification under Section 9.1 (such Person, the “Indemnifying Party”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (w) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (x) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (y) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.
          Section 9.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent. If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX. Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in excess of fifty thousand dollars ($50,000) connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the

Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than (i) sixty (60) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) thirty (30) days after receipt by the Indemnified Party of the material terms of such settlement and (b) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
          Section 9.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to Indemnification pursuant to Section 9.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the sale of Investor Shares and Shares in the Rights Offering contemplated by this Agreement bears to (b) the Stock Right Premium and/or Arrangement Premium paid or proposed to be paid to the Investors.
          Section 9.5 Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to Purchase Price for all Tax purposes.
          Section 9.6 Limitation on Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in this Article IX will not, as to any Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from (a) any material breach of this Agreement by such Indemnified Person; or (b) the willful misconduct or gross negligence of such Indemnified Person.
          Section 9.7 Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any Party, all representations, warranties and agreements made in this Agreement will survive the execution and delivery of this Agreement, except that the representations made in Sections 5.6 through 5.31 will survive only for a period of two (2) years after the Effective Date.

ARTICLE X
TERMINATION
          Section 10.1 Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Date:
          (a) by mutual written consent of the Company and Requisite Investors;
          (b) by the Company by written notice to each Investor or by Requisite Investors by written notice to the Company if:
          (i) any Law or Order shall have been enacted, adopted or issued by any Governmental Entity, that prohibits the implementation of the Rights Offering Sub-Plan or the Rights Offering or the transactions contemplated by this Agreement;
          (ii) the Bankruptcy Court shall determine not to approve the Rights Offering Sub-Plan;
          (iii) the Effective Date has not occurred by 11:59 p.m., New York City time on the date that is thirty (30) days after the entry of the Confirmation Order by the Bankruptcy Court or, if such Confirmation Order is stayed (other than pursuant to Rule 6004(h) of the Bankruptcy Rules), by 11:59 p.m. New York City time on the date that is thirty (30) days, less that number of days that elapsed during the period after the Confirmation Order was entered and before such Confirmation Order was stayed, but in no event less than five (5) Business Days following the date that such stay is vacated (the “Outside Date”); provided, that (A) the Outside Date may be extended in accordance with Section 3.3(a) in connection with an Alternative Financing and (B) if (1) all of the conditions set forth in Sections 8.1(h), 8.1(i) and 8.1(j) (collectively, the “Approval Conditions”) have not been satisfied but still could be satisfied and (2) the Requisite Investors deliver to the Company a written request for an extension of the Outside Date to satisfy the Approval Conditions, the Outside Date may be extended until 11:59 p.m., New York City time on the date that is sixty (60) days after the entry of the Confirmation Order by the Bankruptcy Court or, if such Confirmation Order is stayed (other than pursuant to Rule 6004(h) of the Bankruptcy Rules), until 11:59 p.m. New York City time on the date that is sixty (60) days, less that number of days that elapsed during the period after the Confirmation Order was entered and before such Confirmation Order was stayed, but in no event less than five (5) Business Days following the date that such stay is vacated;
          (iv) any of the Proceedings shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Proceedings appointing an examiner with expanded powers or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code; provided, however, that the appointment of an examiner pursuant to the motion of that certain ad hoc committee of equityholders as filed with the Bankruptcy Court on April 2, 2010 shall not give rise to a right to terminate this Agreement;

          (v) (A) the Exit Financing is not consummated and the proceeds thereof have not been received by the Company by the Outside Date and (B) all of the conditions set forth in Section 8.1 and Section 8.3 (except for those conditions that by their nature are intended to be fulfilled on the Effective Date) have been either satisfied or waived in accordance with the provisions of Article VIII; or
          (vi) subject to the right of the Investors to arrange Alternative Financing in accordance with Section 3.3, any Investor shall have breached its obligation under the Cash Recovery Backstop Agreement to purchase shares of New Common Stock in accordance with the terms thereof or otherwise pay to the Company such Investor’s Distributable Commitment Percentage (as defined in the Cash Recovery Backstop Agreement) of Cash Recovery Backstop Amount;
          (c) by Requisite Investors upon written notice to the Company (other than clause (iv) below which may be excused by action of all non-breaching Investors):
          (i) if the Bankruptcy Court has not entered the Approval Order on or before 5:00 pm (New York time) on the date that is thirty (30) days after the date hereof; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) at any time after the entry of the Approval Order;
          (ii) if the Bankruptcy Court has not entered an order approving the Disclosure Statement on or before 5:00 pm (New York time) on the date that is thirty (30) days after the date hereof; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) at any time after the entry of such order by the Bankruptcy Court;
          (iii) if the Election Forms are not mailed to the holders of Allowed Senior Notes Claims within ten (10) days after the Bankruptcy Court has entered an order approving the Disclosure Statement; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iii) at any time after such Election Forms have been mailed to the holders of Allowed Senior Notes Claims;
          (iv) if the Company or any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 8.1(l) or 8.1(m) to be satisfied, which failure cannot be or has not been cured on the earlier of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 10.1(c)(iv) shall not be available to any Investor whose breach is the cause of the failure of the condition in Section 8.1(l) or 8.1(m) to be satisfied;
          (v) if the Bankruptcy Court terminates the Debtor’s exclusive right to propose a plan of reorganization;
          (vi) there shall have been a Change of Recommendation, or the Company shall have entered into an Alternate Transaction Agreement;

          (vii) at any time after the date which is one hundred sixty (160) days after the date of this Agreement;
          (viii) the Plan Support Agreement is terminated pursuant to Section 7.1(c)(2), 7.1(c)(4) or 7.1(f) thereof; or
          (ix) the Company shall have breached its obligation under the Cash Recovery Backstop Agreement to issue shares of New Common Stock in accordance with the terms thereof;
          (d) by the Company upon written notice to each Investor:
          (i) subject to the right of the Investors to arrange Alternative Financing in accordance with Section 3.3, if any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 8.3(f) or 8.3(g) to be satisfied, which failure cannot be or has not been cured on the earlier of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Outside Date;
          (ii) if the Company enters into any Alternate Transaction Agreement; provided, that the Company may only terminate this Agreement under the circumstances set forth in this Section 10.1(d)(ii) if: (A) the Board has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, that such Alternate Transaction is a Superior Transaction and the failure to enter into such an Alternate Transaction Agreement would be reasonably likely to result in a breach of the applicable fiduciary duties of the Board; or
          (iii) subject to the rights of the Investors to arrange Alternative Financing in accordance with Section 3.3, upon any breach of Section 7.7 (Funding Approvals).
          Section 10.2 Alternate Transaction Termination.
          (a) If this Agreement is terminated pursuant to Section 10.1(c)(vi) or Section 10.1(d)(ii), the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination), shall pay liquidated damages for the destruction of a capital asset in an amount equal to forty-three million, seven hundred fifty thousand dollars ($43,750,000) (the “Alternate Transaction Damages”) to the Investors in such proportions as are set forth on Schedule 1, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore.
          (b) If this Agreement is terminated pursuant to Section 10.1(c)(iv) as a result of a willful and knowing breach of this Agreement by the Company, and if within the period ending one (1) year after the date such termination becomes effective the Company (i) enters into an Alternate Transaction Agreement or (ii) approves or consummates an Alternate Transaction, to the extent the Alternate Transaction Damages were not already paid in accordance with

Section 10.2(a), the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination), shall pay the Alternate Transaction Damages to the Investors in such proportions as are set forth on Schedule 1 and, in any case, the Company shall pay to the Investors any Transaction Expenses that have not been paid theretofore.
          (c) Payment of the Alternate Transaction Damages due under this Section 10.2 will be made no later than the close of business on the next Business Day following approval by the Bankruptcy Court of such payment, which approval shall be sought (i) at the earliest date following such termination in the case of a termination by Requisite Investors pursuant to Section 10.1(c)(vi) or in the case of a termination by the Company pursuant to Section 10.1(d)(ii) or (ii) as specified in Section 10.2(b) in the circumstances described in Section 10.2(b). The provision for the payment of the Alternate Transaction Damages is an integral part of the transactions contemplated by this Agreement and without such provision the Investors would not have entered into this Agreement, and the Alternate Transaction Damages shall, subject to Bankruptcy Court approval and to the extent payable in accordance herewith, constitute an allowed administrative expense of the Company.
          Section 10.3 Effect of Termination. Upon termination under this Article X, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that the provisions of the covenants and agreements made by the Parties herein under Article IV, Section 7.16, this Article X and Article XI will survive indefinitely in accordance with their terms.
ARTICLE XI
GENERAL PROVISIONS
          Section 11.1 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):
          (a) If to the Company:
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Facsimile:  (734) 710-7112
Attention:  Chief Financial Officer

with a copy (which shall not constitute notice) to:
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Facsimile:  (302) 652-4400
Attention:  Laura Davis Jones
James E. O’Neill
Mark M. Billion
and
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:  (312) 862-2200
Attention:  James H. M. Sprayregen, P.C.
James J. Mazza, Jr.
Gerald T. Nowak, P.C.
Howard Norber
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile:  (212) 446-4900
Attention:  Marc Kieselstein, P.C.
Brian S. Lennon
          (b) If to any Lead Investor:
To the address set forth opposite such Investor’s name on Schedule 5 with a copy (which shall not constitute notice) to:
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention: Thomas E Lauria
Facsimile: (305) 358-5744

and
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 354-8113
Attention: Gerard Uzzi
Gregory Pryor
          (c) If to any Co-Investor:
To the address set forth opposite such Co-Investor’s name on Schedule 6 with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:  Michael Stamer
Arik Preis
Tony Feuerstein
Facsimile:  (212) 872-1002
          (d) If to the Ad Hoc Counsel:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:  Michael Stamer
Arik Preis
Tony Feuerstein
Facsimile:  (212) 872-1002
          Section 11.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and Requisite Investors, other than an assignment by an Investor in accordance with Section 3.6. Except as provided in Article XI with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.
          Section 11.3 Prior Negotiations; Entire Agreement.
          (a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will continue in full force and effect.
          (b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Investors under this Agreement unless such alteration, amendment or modification has been agreed to in writing by Requisite Investors to the extent required under the definition of “Plan” in Section 1.1 or by such portion of the Investors as required pursuant to clause (ii) thereunder to the extent such clause (ii) is applicable.
          Section 11.4 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
          Section 11.5 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
          Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other

Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.
          Section 11.7 Waivers and Amendments; Rights Cumulative. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by a written instrument signed by (a) the Company and all of the Lead Investors following, in each case, Good Faith Consultation, or (b) to the extent such action has a Material Discriminatory Effect, the Company, all of the Lead Investors and all of the Receiving Co-Investors, and subject in each case, to the extent required, to the approval of the Bankruptcy Court; provided, that Section 11.3, this Section 11.7, Section 11.10, Schedule 1 and the definitions of “Excluded Consent Event”, “Good Faith Consultation”, “Investor Consent Event”, “Material Discriminatory Effect”, “Plan”, “Receiving Co-Investors”, “Requisite Investors”, “Requisite Receiving Co-Investor Approval” and “Last Trading Price” may be amended or modified only by a written instrument signed by all Investors affected by such amendment or modification. The terms and conditions of this Agreement (other than the conditions set forth in Sections 8.1 and 8.3, the waiver of which shall be governed solely by Article VIII) may be waived (x) by the Company only by a written instrument executed by the Company and (y) by the Investors only by a written instrument executed by (1) all of the Lead Investors or (2) to the extent such waiver has a Material Discriminatory Effect, all of the Lead Investors and all of the Receiving Co-Investors, and subject in each case, to the extent required, to the approval of the Bankruptcy Court; provided, however, with respect to any waiver of the terms or conditions of Section 11.3, this Section 11.7, Section 11.10, Schedule 1 or the definition of “Excluded Consent Event”, “Good Faith Consultation”, “Investor Consent Event”, “Material Discriminatory Effect”, “Plan”, “Receiving Co-Investors”, “Requisite Investors”, “Requisite Receiving Co-Investor Approval” or “Last Trading Price”, such waiver must be by a written instrument signed by all Investors affected by such waiver. Notwithstanding anything to the contrary contained in this Agreement, the Investors may agree, among themselves, to reallocate their Allotted Portions, without any consent or approval of any other Party; provided, however, for the avoidance of doubt any such agreement among the Investors (other than pursuant to a Regulatory Reallocation) shall require the consent or approval of all Investors affected by such reallocation. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement (including Section 11.9), the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, any amendment, modification, revision or reallocation of Schedule 1 pursuant to a Regulatory Reallocation shall not require the approval or consent by the Over-Allotted Investor or any other Investor other than the Lead Investors arranging the Regulatory Reallocation and any Investor whose Allotted Portion is affected thereby (other than the Over-Allotted Investor).
          Section 11.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

          Section 11.9 Specific Performance; Limitations on Remedies.
          (a) The Company and each Investor acknowledges and agrees that, in the event any provision of this Agreement is not performed by the Company in accordance with its specific terms or is otherwise breached by the Company (including any provision requiring the payment of all or a portion of the Stock Right Premium, the Arrangement Premium, the Alternative Transaction Damages and/or Transaction Expenses), (i) the Investors may not have an adequate remedy at law in the form of money damages and (ii) in addition to any other rights and remedies existing in its favor, the Investors shall have the right to bring an action to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent breaches of this Agreement.
          (b) The Company hereby (i) waives, on behalf of itself and its Affiliates, any and all common law, statutory or other remedies the Company or any of its Affiliates may have against any Investor in respect of any claims or causes of actions arising out of or relating to the Rights Offering, this Agreement and any of the transactions contemplated thereby and hereby, except for the remedy expressly set forth in Section 11.9(c)(ii), which the Company agrees shall be its sole and exclusive remedy for any such claims or causes of action and (ii) agrees that, to the extent it or any of its Affiliates incur Losses arising from or in connection with a breach by any Investor of its representations, warranties, covenants and agreements contained in this Agreement, in no event shall the Company or its Affiliates seek to recover any money damages from (or seek any other remedy based on any legal, contractual or equitable theory against) such Investor or any of its Affiliates except as otherwise expressly provided in Section 11.9(c)(ii). Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that (i) the liability of the Investors under this Agreement shall be several and not joint and (ii) under no circumstance shall the Investors and their respective Affiliates be liable for any punitive, special, indirect or consequential damages.
          (c) Each of the Company and the Investors hereby agree that:
          (i) the sole and exclusive remedy available to any Investor against the Company or any of its Subsidiaries or Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be (A) the remedy set forth in
          Section 11.9(a), (B) pursuant to Article IX and (C) as specifically provided for in the Plan Support Agreement;
          (ii) the sole and exclusive remedy available to the Company against the Investors or any of their respective Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be (A) enforcement of the last sentence of Section 4.2 and (B) as specifically provided for in the Plan Support Agreement;
          (iii) the sole and exclusive remedy available to any Investor against any other Investor or any of their respective Affiliates under this Agreement or in connection with the transactions contemplated hereby shall be pursuant to Article IX; and
          (iv) in the event any provision of this Agreement is not performed by any Investor in accordance with its specific terms or is otherwise breached, (A) the remedy set forth in Section 11.9(c)(ii) will provide the Company with an adequate remedy and (B) no Party or any of its Affiliates shall have any right to enforce specifically with respect to any Investor the terms and provisions of this Agreement and shall not be entitled to an injunction, injunctions or any form of equitable relief to prevent breaches by any Investor of this Agreement.
          (d) Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that no Person other than the Investors and their permitted assignees shall have any obligation under this Agreement and that, notwithstanding that the Investors (or any of their permitted assignees) may be a partnership or limited liability company, no recourse under this Agreement (other than with respect to the return of the Stock Right Deposit to the extent required under Section 4.2), the Plan or any documents or instruments delivered in connection herewith or therewith shall be had against any Related Party of the Investors (or any of their permitted assignees) based upon the relationship of such Related Party to any Investor, whether by or through attempted piercing of the corporate (or limited liability company or limited liability partnership) veil the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Related Party, as such, for any obligations of the Investors (or any of their permitted assignees) under this Agreement, the Plan or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligation or their creation.
          Section 11.10 Approval by Requisite Receiving Co-Investors. Any Investor Consent Event with respect to which Lead Investors (and their Related Purchasers) constituting at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allotted Portions of the Lead Investors (and their Related Purchasers) is required in order to take action shall be deemed not to have a Material Discriminatory Effect to the extent the Ad Hoc Counsel (following Good Faith Consultation with respect to such Investor Consent Event) (a) does not deliver a written notice (at the direction of the Receiving Co-Investors) to the Lead Investors and the Company asserting that the relevant Investor Consent Event has or, if implemented, would have a Material Discriminatory Effect (a “Discrimination Notice”) within three (3) Business Days following receipt of a written request from the Company or any Lead Investor to determine whether it believes the Investor Consent Event has a Material Discriminatory Effect, or (b) withdraws such Discrimination Notice (at the direction of the Receiving Co-Investors). In the event an Investor Consent Event has or would, if implemented, have a Material Discriminatory Effect, such Investor Consent Event shall require the written approval of Receiving Co-Investors holding, as of the time of the determination, at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allotted Portions held by the Receiving Co-Investors (such approval of the Receiving Co-Investors being referred to as a “Requisite Receiving Co-Investor Approval”). If the Ad Hoc Counsel delivers a Discrimination Notice to the Company and the Lead Investors, either the Company or Lead Investors (and their Related Purchasers) constituting at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allotted Portions of the Lead Investors (and their Related Purchasers) shall have three (3) Business Days to provide notice (such notice, the “Dispute Notice”) to the Ad Hoc Counsel and the Receiving Co-Investors of their intent to commence expedited proceedings in the Bankruptcy Court to determine whether an Investor Consent Event has or would have, if implemented, a Material Discriminatory Effect (the

“Expedited Proceedings”). The Co-Investors hereby agree to consent to the commencement of the Expedited Proceedings upon receipt of a Dispute Note with respect to an Investor Consent Notice and the Company and the Lead Investors agree not to implement the Investor Consent Event until either (i) a Final Order has been entered determining that such Investor Consent does not have and would not, if implemented, have a Material Discriminatory Effect or (ii) the Requisite Receiving Co-Investor Approval has been received.
          Section 11.11 No Reliance. No Investor or any of its Related Parties shall have any duties or obligations to the other Investors in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Investor or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Investors, (b) no Investor or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Investor, (c) (i) no Investor or any of its Related Parties shall have any duty to the other Investors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Investors any information relating to the Company or any of its Subsidiaries or Joint Ventures that may have been communicated to or obtained by such Investor or any of its Affiliates in any capacity and (ii) no Investor may rely, and confirms that it has not relied, on any due diligence investigation that any other Investor or any Person acting on behalf of such other Investor may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Investor acknowledges that no other Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Investor Shares or Allotted Portion of its Equity Commitment.
          Section 11.12 Publicity. At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Company and Requisite Investors shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan.
          Section 11.13 Effectiveness. This Agreement is expressly contingent on, and shall automatically become effective on such date as both (a) the Approval Order has been entered by the Bankruptcy Court and (b) each Party to this Agreement has executed this Agreement; provided, that no Party has rejected, terminated or repudiated this Agreement prior to the entry of the Approval Order by the Bankruptcy Court; provided, further, that the Company’s obligations under Sections 7.1, 7.2(b)(i) and 7.2(b)(ii) shall be effective and in full force and effect upon the execution of this Agreement by the Parties.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VISTEON CORPORATION
By:	/s/ William G. Quigley
	Name:	William G. Quigley
	Title:	EVP and CFO

[Company Signature Page]

CQS CONVERTIBLE AND QUANTITATIVE STRATEGIES MASTER FUND LIMITED
By:	/s/ Kevin Jones
	Name:	Kevin Jones
	Title:	Authorized Signatory

[Lead Investor Signature Page]

CQS DIRECTIONAL OPPORTUNITIES MASTER FUND LIMITED
By:	/s/ Kevin Jones
	Name:	Kevin Jones
	Title:	Authorized Signatory

[Lead Investor Signature Page]

DEUTSCHE BANK SECURITIES INC. (Solely with Respect to the Distressed Products Group)
By:	/s/ Ray Costa
	Name:	Ray Costa
	Title:	Managing Director

By:	/s/ C. J. Lanktree
	Name:	Charles J. Lanktree
	Title:	Managing Director

[Lead Investor Signature Page]

ELLIOTT INTERNATIONAL, L.P.
By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

[Lead Investor Signature Page]

GOLDMAN, SACHS & CO., solely with respect to the High Yield Distressed Investing Group
By:	/s/ Justin Slatky
	Name:	Justin Slatky
	Title:	Managing Director

[Lead Investor Signature Page]

KIVU INVESTMENT FUND LIMITED
By:	/s/ Peter M. Fletcher
	Name:	Peter M. Fletcher
	Title:	Director

[Lead Investor Signature Page]

MONARCH MASTER FUNDING LTD
By:	MONARCH ALTERNATIVE CAPITAL LP, its investment advisor

By:	/s/ Christopher Santana
	Name:	Christopher Santana
	Title:	Managing Principal

[Lead Investor Signature Page]

OAK HILL ADVISORS, L.P., on behalf of certain private funds and separate accounts that it manages
By:	/s/ Scott D. Krase
	Name:	Scott D. Krase
	Title:	Authorized Signatory

[Lead Investor Signature Page]

SOLUS ALTERNATIVE ASSET MANAGEMENT LP, as investment advisor to its private funds
By:	/s/ Chris Pucillo
	Name:	Chris Pucillo
	Title:	Authorized Signatory

[Lead Investor Signature Page]

THE LIVERPOOL LIMITED PARTNERSHIP
By:	Liverpool Associates, Ltd., as General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

[Lead Investor Signature Page]

ALDEN GLOBAL DISTRESSED OPPORTUNITIES FUND, L.P.
By:	Alden Global Distressed Opportunities Fund GP, LLC, its general partner

By:	/s/ Jim Plohg
	Name:	Jim Plohg
	Title:	Vice President

[Co-Investor Signature Page]

ALLEN ARBITRAGE, L.P.
By:	/s/ Tal Gurion
	Name:	Tal Gurion
	Title:	Managing Director of Investment Manager

[Co-Investor Signature Page]

ALLEN ARBITRAGE OFFSHORE
By:	/s/ Tal Gurion
	Name:	Tal Gurion
	Title:	Managing Director of Investment Manager

[Co-Investor Signature Page]

ARMORY ADVISORS LLC Investment Manager of Armory Master Fund, Ltd. And separately Managed Accounts
By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Manager

[Co-Investor Signature Page]

ARMORY MASTER FUND LTD.
By:	Armory Advisors LLC, its Investment Manager

By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Manager

[Co-Investor Signature Page]

THE SEAPORT GROUP LLC PROFIT SHARING PLAN
By:	Armory Advisors LLC, its Investment Advisor

By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Manager

[Co-Investor Signature Page]

CAPITAL VENTURES INTERNATIONAL
By:	Susquehanna Advisors Group, Inc., its authorized agent

By:	/s/ Joel Greenberg
	Name:	Joel Greenberg
	Title:	Vice President

[Co-Investor Signature Page]

CASPIAN CAPITAL PARTNERS, L.P.
By:	Mariner Investment Group, as Investment Advisor

By:	/s/ David Corleto
	Name:	David Corleto
	Title:	Principal

[Co-Investor Signature Page]

CASPIAN SELECT CREDIT MASTER FUND, LTD.
By:	Mariner Investment Group, as Investment Advisor

By:	/s/ David Corleto
	Name:	David Corleto
	Title:	Principal

[Co-Investor Signature Page]

CITADEL SECURITIES LLC
By:	/s/ Toby Buchanan
	Name:	Toby Buchanan
	Title:	Authorized Signatory

[Co-Investor Signature Page]

CSS, LLC
By:	/s/ Jerry White
	Name:	Jerry White
	Title:	Partner

[Co-Investor Signature Page]

CUMBERLAND PARTNERS
By:	CUMBERLAND GP LLC, its General Partner

By:	/s/ Barry Konig
	Name:	Barry Konig
	Title:	Member

[Co-Investor Signature Page]

CUMBERLAND BENCHMARKED PARTNERS, L.P.
By:	CUMBERLAND BENCHMARKED GP LLC, its General Partner

By:	/s/ Barry Konig
	Name:	Barry Konig
	Title:	Member

[Co-Investor Signature Page]

LONGVIEW PARTNERS B, L.P.
By:	LONGVIEW B GP LLC, its General Partner

By:	/s/ Barry Konig
	Name:	Barry Konig
	Title:	Member

[Co-Investor Signature Page]

CUMBER INTERNATIONAL S.A.
By:	CUMBERLAND ASSOCIATES LLC, as Investment Adviser

By:	/s/ Barry Konig
	Name:	Barry Konig
	Title:	Member

[Co-Investor Signature Page]

CYRUS EUROPE MASTER FUND LTD.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	Chief Operating Officer

[Co-Investor Signature Page]

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.
By:	Cyrus Capital Partners, LP as Investment Manager

By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	Chief Operating Officer

[Co-Investor Signature Page]

CRESCENT 1 L.P.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	Chief Operating Officer

[Co-Investor Signature Page]

CRS FUND LTD.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	Chief Operating Officer

[Co-Investor Signature Page]

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	Chief Operating Officer

[Co-Investor Signature Page]

HALBIS DISTRESSED OPPORTUNITIES MASTER FUND, LTD.
By:	/s/ Peter Sakon
	Name:	Peter Sakon
	Title:	VP

[Co-Investor Signature Page]

MARINER LDC
By:	Mariner Investment Group, as Investment Advisor

By:	/s/ David Corleto
	Name:	David Corleto
	Title:	Principal

[Co-Investor Signature Page]

MARINER LDC
By:	Riva Ridge Capital Management LP, as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:	/s/ Stephen Golden
	Name:	Stephen Golden
	Title:	Managing Member

[Co-Investor Signature Page]

MERCED PARTNERS LIMITED PARTNERSHIP
By:	Global Capital Management, Inc., General Partner

By:	/s/ Thomas G. Rock
	Name:	Thomas G. Rock
	Title:	Authorized Representative

[Co-Investor Signature Page]

MERCED PARTNERS II, L.P.
By:	Lydiard Partners, L.P., General Partner

By:	Tanglewood Capital Management, Inc., General Partner

By:	/s/ Thomas G. Rock
	Name:	Thomas G. Rock
	Title:	Authorized Representative

[Co-Investor Signature Page]

NEWFINANCE ALDEN SPV
By:	Alden Global Capital, its Trading Advisor

By:	/s/ Jim Plohg
	Name:	Jim Plohg
	Title:	Vice President

[Co-Investor Signature Page]

QVT FUND LP
By:	QVT Associates GP LLC, its general partner

By:	/s/ Nick Brumm
	Name:	Nick Brumm
	Title:	Managing Member

[Co-Investor Signature Page]

QUINTESSENCE FUND L.P.
By:	QVT Associates GP LLC, its general partner

By:	/s/ Nick Brumm
	Name:	Nick Brumm
	Title:	Managing Member

[Co-Investor Signature Page]

RIVA RIDGE MASTER FUND, LTD.
By:	Riva Ridge Capital Management LP, as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:	/s/ Stephen Golden
	Name:	Stephen Golden
	Title:	Managing Member

[Co-Investor Signature Page]

SENECA CAPITAL, L.P.
By:	/s/ Mike Anastasio
	Name:	Mike Anastasio
	Title:	CFO

[Co-Investor Signature Page]

SILVER POINT CAPITAL, L.P. on behalf of its affiliates and related funds
By:	/s/ Michael Gatto
	Name:	Michael Gatto
	Title:	Authorized Person

[Co-Investor Signature Page]

SPECTRUM INVESTMENT PARTNERS, L.P.
By:	Spectrum Group Management LLC, its general partner

By:	/s/ Jeffrey A. Schaffer
	Name:	Jeffrey A. Schaffer
	Title:	Managing Member

[Co-Investor Signature Page]

SIPI MASTER LTD.
By:	Spectrum Investment Management LLC, its investment manager

By:	/s/ Jeffrey A. Schaffer
	Name:	Jeffrey A. Schaffer
	Title:	Managing Member

[Co-Investor Signature Page]

STARK CRITERION MASTER FUND LTD.
By:	Stark Criterion Management LLC
Its:	Investment Manager

By:	/s/ Donald T. Bobbs
	Name:	Donald T. Bobbs
	Title:	Authorized Signatory

[Co-Investor Signature Page]

STARK MASTER FUND LTD.
By:	Stark Offshore Management LLC
Its:	Investment Manager

By:	/s/ Donald T. Bobbs
	Name:	Donald T. Bobbs
	Title:	Authorized Signatory

[Co-Investor Signature Page]

UBS SECURITIES LLC (solely with respect to the Distressed Debt Grading Group)
By:	/s/ Daniel S. Frommer
	Name:	Daniel S. Frommer
	Title:	Managing Director

UBS SECURITIES LLC (solely with respect to the Distressed Debt Trading Group)
By:	/s/ Jeffrey Teach
	Name:	Jeffrey Teach
	Title:	MD

[Co-Investor Signature Page]

VENOR CAPITAL MASTER FUND LTD.
By:	/s/ Michael Wartell
	Name:	Michael Wartell
	Title:	Authorized Signatory

[Co-Investor Signature Page]

WHITEBOX HEDGED HIGH YIELD PARTNERS, L.P.
By:	Whitebox Hedged High Yield Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Title:	COO/CFO

[Co-Investor Signature Page]

WHITEBOX COMBINED PARTNERS, L.P.
By:	Whitebox Combined Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Title:	COO/CFO

[Co-Investor Signature Page]

SCHEDULE 3
TRANSACTIONS EXPENSES ESTIMATE

Deutsche Bank	$0.00
Goldman Sachs	$385,000.00
Solus LP	$381,000.00
Monarch Capital	$0.00
Elliott Management	$50,000.00
Oak Hill	$10,000.00
CQS	$1,000.00
White & Case LLP	$4,250,000.00
OHorizons	$1,580,000.00
Conway MacKenzie	$1,400,000.00
Sagent/GLC	$1,125,000.00
Akin Gump	$1,250,000.00

SCHEDULE 4
CONSENTS
None.

SCHEDULE 5
LEAD INVESTORS; NOTICE INFORMATION

Lead Investor	Notice Information
CQS Convertible and Quantitative Strategies Master Fund Limited CQS Directional Opportunities Master Fund Limited Kivu Investment Fund Limited	c/o CQS (US), LLC 152 West 57th Street, 41st Floor New York, NY 10019 Facsimile: (917) 206-4099 Attention: Mark Unferth Tim McArdle

Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group)	60 Wall Street New York, NY 10005 Facsimile: (212) 797-4666 Attention: Tom Higbie Philip Giordano James MacInnis

Elliott International, L.P. The Liverpool Limited Partnership	c/o Elliott Management Corporation 712 Fifth Avenue 35th Floor New York, NY 10019 Facsimile: (888) 341-0656 Attention: Kimberly A. Reinhardt-Gonzales Ross Rosen

Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group)	200 West Street, 6th Floor New York, NY 10282 Facsimile: (646) 576-3388 Attention: Ned Oakley

Monarch Master Funding Ltd	Monarch Alternative Capital LP 535 Madison Avenue New York, NY 10022 Facsimile: (866) 401-0532 Attention: Robert Burns, General Counsel

Oak Hill Advisors, L.P.	1114 Avenue of the Americas 27th Floor New York, NY 10036 Facsimile: (212) 735-5287 Attention: Jeffrey Kirt Gregg Rubin

Solus Alternative Asset Management LP	430 Park Avenue New York, NY 10022 Facsimile: (212) 284-4320 Attention: Arthur Kaz

-i-

SCHEDULE 6
CO-INVESTORS; NOTICE INFORMATION

Co-Investor	Notice Information
Alden Global Distressed Opportunities Fund, L.P. NewFinance Alden SPV	c/o Alden Global Capital 885 Third Avenue, 34th Floor New York, NY 10022 Facsimile: (212) 702-0145 Attention: General Counsel

Allen Arbitrage, L.P. Allen Arbitrage Offshore	Allen & Company LLC 711 Fifth Avenue New York, NY 10022 Facsimile: (212) 508-5839 Attention: Tal Gurion

Armory Master Fund Ltd. The Seaport Group LLC Profit Sharing Plan	Armory Advisors 999 Fifth Ave., Suite 450 San Rafael, CA 94901 Facsimile: (415) 259-2745 Attention: Jay Burnham

Capital Ventures International	c/o Susquehanna Advisors Group, Inc. 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004 Facsimile: (610) 747-2132 (610)617-3850 Attention: Legal Department

Caspian Capital Partners, L.P. Caspian Select Credit Master Fund, Ltd. Mariner LDC	500 Mamaroneck Ave, Suite 101 Harrison, NY 10528 Facsimile: (914) 798-4210 Attention: Chris Gebhardt

Citadel Securities LLC	Citadel Securities LLC 601 Lexington Avenue, 45th Floor New York, NY 10022 Facsimile: (312) 267-7577 Attention: Neal Jhaveri Toby Buchanan

CSS, LLC	CSS, LLC 175 W Jackson Blvd Suite 440 Chicago, IL 60604 Facsimile: (312) 542-8500 Attention: Jerry White Mike Moran

SCHEDULE 6

Co-Investor	Notice Information
Cumberland Partners Cumberland Benchmarked Partners, L.P. LongView Partners B, L.P. Cumber International S.A.	Cumberland Associates LLC 1114 Avenue of the Americas, 38th Floor New York, NY 10036 Facsimile: (212) 703-1450 Attention: Barry Konig

Cyrus Europe Master Fund Ltd. Cyrus Select Opportunities Master Fund, Ltd. Crescent 1 L.P. CRS Fund Ltd. Cyrus Opportunities Master Fund II, Ltd.	Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022 Facsimile: 212-380-5915 Attention: Stephon Barnes Anthony Scire

Halbis Distressed Opportunities Master Fund, Ltd.	HSBC Global Asset Management 452 Fifth Avenue, 18th Floor New York, NY 10018 Facsimile: (212) 525-2380 Attention: Rick W. Liu, CFA, Vice President Gene Loughlin

Merced Partners Limited Partnership Merced Partners II, L.P.	c/o EBF & Associates, L.P. 601 Carlson Parkway, Suite 200 Minnetonka, MN 55305 Facsimile: (952) 476-7201 Attention: Thomas G. Rock Stuart Brown

QVT Fund LP Quintessence Fund L.P.	c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Facsimile: (212) 705-8801 Attention: Michael Rosenthal

Riva Ridge Master Fund, Ltd. Mariner LDC	c/o Riva Ridge Capital Management LP 55 Fifth Avenue, 18th Floor New York, NY 10003 Facsimile: (646) 284-9919 Attention: Dennis Parks

SCHEDULE 6

Co-Investor	Notice Information
Seneca Capital, L.P.	Seneca Capital L.P. 590 Madison Avenue — 9th floor New York, NY 10022 Facsimile: (212) 826-1108 Attention: Eric Feingold Tracy Sigal

Silver Point Capital, L.P.	Silver Point Capital, L.P. 2 Greenwich Plaza, 1st Floor Greenwich, CT 06830 Facsimile: (203) 542-4141 Attention: Jeff Forlizzi

Spectrum Investment Partners, L.P. SIPI Master Ltd.	c/o Spectrum Group Management LLC 1250 Broadway, Suite 810 New York, NY 10001 Facsimile: (212) 983-2322 Attention: Jeffrey A. Schaffer David D.R. Bullock

With a copy to: Spectrum Group Management LLC 1250 Broadway, Suite 810 New York, NY 10001 Facsimile: (212) 983-2322 Attention: Stephen C. Jacobs

Stark Criterion Master Fund Ltd.	c/o Stark Criterion Management LLC 3600 S. Lake Drive St. Francis, WI 53235 Facsimile: (414) 294-7700 Attention: Don Bobbs

Stark Master Fund Ltd.	c/o Stark Offshore Management LLC 3600 S. Lake Drive St. Francis, WI 53235 Facsimile: (414) 294-7700 Attention: Don Bobbs

UBS Securities LLC	UBS Securities LLC 677 Washington Boulevard Stamford, CT 06901 Facsimile: (203) 719-0680 Attention: Fixed Income Legal

SCHEDULE 6

Co-Investor	Notice Information
Venor Capital Master Fund Ltd.	Venor Capital Management LP Times Square Tower 7 Times Square, Suite 3505 New York, NY 10036 Facsimile: (212) 703-2111 Attention: Michael Scott

Whitebox Hedged High Yield Partners, L.P. Whitebox Combined Partners, L.P.	Whitebox Advisors 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416 Facsimile: (612) 253-6151 Attention: Pete Wiley

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
VISTEON CORPORATION, et al.,[1]	)	Case No. 09-11786 (CSS)
)
Debtors.	)	Jointly Administered
)
	)	Hearing Date: To be requested
	)	Objection Date: To be requested

DEBTORS’ MOTION FOR AN ORDER AUTHORIZING THE DEBTORS
TO ENTER INTO: (A) A PLAN SUPPORT AGREEMENT; (B) AN EQUITY
COMMITMENT AGREEMENT AND TO PAY CERTAIN FEES IN CONNECTION
THEREWITH; AND (C) A CASH RECOVERY BACKSTOP AGREEMENT
     The above-captioned debtors and debtors in possession (collectively, “Visteon,” or the “Debtors,”) hereby file this motion (the “Motion”) for entry of an order, substantially in the form attached hereto as Exhibit A (the “Order”), authorizing the Debtors to: (a) enter into that certain plan support agreement, dated as of May 6, 2010, by and among the Debtors and certain holders representing more than two-thirds in amount of Visteon’s prepetition unsecured notes (the “Consenting Senior Note Holders”), a copy of which is attached hereto as Exhibit B (the “Plan Support Agreement”); (b)(i) enter into that certain equity commitment agreement dated as of

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Visteon Corporation (9512); ARS, Inc. (3590); Fairlane Holdings, Inc. (8091); GCM/Visteon Automotive Leasing Systems, LLC (4060); GCM/Visteon Automotive Systems, LLC (7103); Infinitive Speech Systems Corp. (7099); MIG-Visteon Automotive Systems, LLC (5828); SunGlas, LLC (0711); The Visteon Fund (6029); Tyler Road Investments, LLC (9284); VC Aviation Services, LLC (2712); VC Regional Assembly & Manufacturing, LLC (3058); Visteon AC Holdings Corp. (9371); Visteon Asia Holdings, Inc. (0050); Visteon Automotive Holdings, LLC (8898); Visteon Caribbean, Inc. (7397); Visteon Climate Control Systems Limited (1946); Visteon Domestic Holdings, LLC (5664); Visteon Electronics Corporation (9060); Visteon European Holdings Corporation (5152); Visteon Financial Corporation (9834); Visteon Global Technologies, Inc. (9322); Visteon Global Treasury, Inc. (5591); Visteon Holdings, LLC (8897); Visteon International Business Development, Inc. (1875); Visteon International Holdings, Inc. (4928); Visteon LA Holdings Corp. (9369); Visteon Remanufacturing Incorporated (3237); Visteon Systems, LLC (1903); Visteon Technologies, LLC (5291). The location of the Debtors’ corporate headquarters and the service address for all the Debtors is: One Village Center Drive, Van Buren Township, Michigan 48111.

May 6, 2010, by and among Visteon Corporation and a subset of the Consenting Senior Note Holders backstopping the rights offering (collectively, the “Investors”), a copy of which is attached hereto as Exhibit C (the “Equity Commitment Agreement”) and (ii) to pay certain fees and expenses in connection therewith; and (c) enter into that certain cash recovery backstop agreement dated as of May 6, 2010, by and among Visteon Corporation and certain Investors that are signatories to that agreement (the “Signatories”) a copy of which is attached hereto as Exhibit D (the “Cash Recovery Backstop Agreement”). In support of this Motion, the Debtors state as follows:2
Preliminary Statement
      1. From the outset of these cases, Visteon has made clear that an expeditious exit from bankruptcy with a deleveraged capital structure supported by its OEM customers was its primary goal. To the end, Visteon has worked determinedly with its creditor constituents to develop a consensual plan of reorganization with all voting classes that would address its reorganization goals for the last several months. As a result of these efforts, Visteon has reached a milestone in putting forth a “toggle” plan of reorganization, filed contemporaneously with this Motion, that Visteon believes represents the best path toward a successful conclusion of these cases.3

[2]	To the extent that the following summaries or descriptions and the terms of the Plan Support Agreement, the Equity Commitment Agreement, or the Cash Recovery Backstop Agreement differ from the terms of the agreements themselves, the terms of the Plan Support Agreement, the Equity Commitment Agreement, or the Cash Recovery Backstop Agreement, respectively, shall control. Any defined terms used but not defined herein shall have the meanings ascribed to them in the Plan, the Plan Support Agreement, the Equity Commitment Agreement, and/or the Cash Recovery Backstop Agreement, as applicable.

[3]	See Second Amended Joint Plan of Reorganization of Visteon Corporation and its Affiliated Debtors Pursuant to Chapter 11 of the United States Code [Docket No. _____] (as it may be amended or modified, the “Plan”).

2

     2. The Plan is comprised of two mutually exclusive sub plans—a rights offering plan (the “Rights Offering Sub Plan”), pursuant to which the holders of Visteon’s prepetition unsecured notes who are eligible to participate in the rights offering4 would have the opportunity to purchase 95% of the equity in reorganized Visteon in exchange for $1.25 billion in cash raised through a fully backstopped rights offering; and a claims conversion plan (the “Claims Conversion Sub Plan”), which is similar to the plan filed on March 15, 2010 in that the holders of Visteon’s term loan debt would receive approximately 85% of the equity in reorganized Visteon and unsecured note holders would receive approximately 15% of the equity in reorganized Visteon, while other general unsecured creditors would receive a cash payout. The fundamental tenet of the Plan is that if the note holders deliver $1.25 billion in cash plus an exit financing facility to pay the term lenders in full, the Debtors will move forward with the Rights Offering Sub Plan; while if the note holders do not deliver the capital, they will be required to support a “toggle” to the Claims Conversion Sub Plan pursuant to the terms of the Plan Support Agreement and Equity Commitment Agreement, except under very narrow circumstances that the Debtors largely control. In the Debtors’ view, the toggle plan offers the cleanest path to confirmation that would avoid a costly four-sided cram down fight and would localize and simplify a valuation fight to one between old equity, on the one hand, and everyone else, on the other. The “toggle” plan construct allows note holders to truly put their money where their

[4]	The holders of Visteon’s unsecured notes who are “Accredited Investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act will be eligible to participate in the rights offering under the Rights Offering Sub Plan (the “Eligible Holders”). The holders of Visteon’s unsecured notes who are not “Accredited Investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act will not be eligible to participate in the rights offering (the “Non-Eligible Holders”) and instead will receive a substantial cash distribution to compensate such holders for the value of the rights to participate in the rights offering that would have been distributed to the Non-Eligible Holders, had they been Eligible Holders.

3

mouth is, while minimizing the Debtors’ risk of being left at the confirmation altar without a confirmable plan if the note holders do not live up to their promise to deliver capital. The Plan also avoids what would be costly and protracted cram down litigation with the Debtors’ note holders and resolves disputes over valuation among all parties other than “out of the money” equity holders who will dispute any valuation that does not provide them with a recovery.
     3. The Plan is fully supported by note holders holding more than two-thirds in amount of Visteon’s prepetition unsecured notes and the Debtors continue to work towards obtaining the support of the official committee of unsecured creditors, a proxy for the general unsecured creditor class. While the term lenders have not yet indicated a willingness to support the Plan, Visteon notes that the term lenders would receive the same, or an equivalent recovery, to which they would have recovered under the March 15, 2010 plan. Specifically, the term lenders would be paid in full, in cash, including accrued prepetition and postpetition interest, and therefore would be unimpaired, and without voting rights, under the Rights Offering Sub Plan and would receive virtually the same treatment under the Claims Conversion Sub Plan as was contemplated by the Debtors’ March 15, 2010 plan, for which they previously provided their support. Thus, the Debtors believe that the term lenders ultimately will support the Plan.5 Lastly, while the Debtors expect equity holders to oppose the Plan, such holders are deemed to reject the Plan and will not be entitled to vote—making their support irrelevant to Plan confirmation.6

[5]	The Debtors have engaged the term lenders in extensive discussions regarding the “toggle” Plan and have shared numerous drafts of the Plan-related documents with them as negotiations have evolved to keep them fully apprised of developments.

[6]	The equity holders will nonetheless have their day in court at a confirmation hearing on the Plan and the Debtors have already shared a protective order and discovery schedule with equity holders.

4

     4. This Motion seeks approval of three agreements, which collectively serve as the backbone of the Plan. The agreements are: (a) the Equity Commitment Agreement; (b) the Plan Support Agreement; and (c) the Cash Recovery Backstop Agreement. The general terms of those agreements are described below.
•	Equity Commitment Agreement: The Equity Commitment Agreement governs the terms and conditions of the Investors’ backstop equity commitment and obligations to deliver equity financing. Specifically, pursuant to the Equity Commitment Agreement, the Investors will provide a $300 million direct purchase commitment and a $950 million backstop of the rights offering to Eligible Holders, subject to the satisfaction of limited conditions to closing.. In exchange for the Investors’ agreement to enter into the Equity Commitment Agreement, the Debtors will pay the Investors certain fees, described below, subject to this Court’s approval.

•	Plan Support Agreement: The Plan Support Agreement enforces the “toggle” principal upon which the Plan is based. Pursuant to the agreement, the Consenting Senior Note Holders are obligated to support the Plan—under both the Rights Offering Sub Plan and Claims Conversion Sub Plan scenarios absent certain termination events largely tied to the Equity Commitment Agreement. Generally speaking, the ability of the Consenting Senior Note Holders to terminate the Plan Support Agreement and contest the Claims Conversion Sub Plan is limited mostly to circumstances the Debtors’ control, such as the Debtors’ breach of their representations and warranties to the level of a material adverse effect or failure to comply with the covenants of the Equity Commitment Agreement in a material respect. Further, to the extent that the Plan is amended to treat individual Consenting Senior Note Holders in a materially adverse manner, the Consenting Senior Note Holders will be free to withdraw from the Plan Support Agreement and vote to reject the Plan. Lastly, the Debtors may terminate their obligations under the Plan Support Agreement if their continued support of the Plan is not in the best interests of their estates or if the Debtors receive a proposal for an alternative plan, and reasonably determine that their continued support of the Plan would be inconsistent with their fiduciary obligations (i.e., a “fiduciary out” clause).

•	Cash Recovery Backstop Agreement: Pursuant to the Cash Recovery Backstop Agreement, the Signatories shall fund, on a several but not joint liability basis, cash distributions to Non-Eligible Holders under the Rights Offering Sub Plan in exchange for Visteon issuing to the Signatories the rights to participate in the rights offering that would have been distributed to such Non-Eligible Holders, had they been Eligible Holders.
     5. In consideration for the Equity Commitment Agreement, Visteon has agreed to pay to the Investors certain fees, which the Debtors believe are well within the reasonable range

5

of fees typically paid for as part of capital contributions of this size. Specifically, Visteon has agreed to pay the following fees and expenses to the Investors:
•	$43,750,000 in connection with the $300 million direct purchase commitment and the Investors’ commitment to backstop the rights offering (the “Stock Right Premium”), 25% of which shall be payable upon entry of the order approving the Equity Commitment Agreement, with the balance payable only upon closing of the Equity Commitment Agreement;

•	$16,625,000 for arranging the transactions contemplated by the Equity Commitment Agreement (the “Arrangement Premium”), paid to certain of the Investors and their advisors; and

•	out of pocket costs and expenses reasonably incurred in the ordinary course of business by each of the Investors in connection with the Equity Commitment Agreement (the “Transaction Expenses”), estimated to be approximately $10.4 million in aggregate related to the pre-Equity Commitment Agreement approval Transaction Expenses. However, given the consensual nature of the Investors’ entry into the Equity Commitment Agreement and the Plan Support Agreement, Visteon expects the Investors’ post-Equity Commitment Agreement Transaction Expenses to be significantly reduced.[7]
     6. Critically, almost all of these fees are payable only upon a successful closing of the transactions contemplated under the Rights Offering Sub Plan, in which case the Investors will be Visteon’s new owners. Even the 25% of the Stock Right Premium, payable upon approval of the Equity Commitment Agreement, would be clawed back if the Investors’ breach and fail to close the Equity Commitment Agreement. Notably, no fees are payable under the Cash Recovery Backstop Agreement.

[7]	In addition, Visteon has agreed to support the Investors’ request for payment of “Alternate Transaction Damages” in the event, generally, that Visteon enters into an agreement in connection with, or approves or seeks Court approval of, an alternative transaction, as such term is used in the Equity Commitment Agreement. Alternate Transaction Damages would also arise if Visteon’s approval of the Rights Offering Sub Plan were withdrawn, qualified, or modified in a manner adverse to the Investors and inconsistent with its obligations under the Equity Commitment Agreement. To be clear, this Motion does not seek approval of what amounts to a “break-up” fee. The Debtors will file a separate motion for approval of payment of any Alternate Transaction Damages pursuant to section 10.2 of the Equity Commitment Agreement.

6

     7. The Equity Commitment Agreement, in conjunction with the Plan Support Agreement, contains an “outside date” concept to ensure that the closing of the rights offering must occur in a timeframe acceptable to the Debtors. See Equity Commitment Agreement § 10.1(b)(iii). Specifically, if confirmation of the Rights Offering Sub Plan is denied, Consenting Senior Note Holders will be provided an opportunity to cure a confirmation defect within the parameters described in section 7.1(e)(4) of the Plan Support Agreement. If the Rights Offering Sub Plan is confirmed (on the Debtors’ first attempt or after a confirmation defect is cured), and if the Investors do not close within 30 days after the entry of the Court’s order confirming the Plan and have not otherwise terminated the Equity Commitment Agreement under 7.1(e) of the Plan Support Agreement, unless either: (a) the Investors elect to cure an Investor default through an Alternative Financing (See Equity Commitment Agreement § 3.3(a)), in which case the outside date may be extended for eight business days or (b) certain third-party and governmental approvals required for closing have not been obtained, in which case the outside date may be extended for an additional 60 days, then the Debtors will have the ability to terminate the Equity Commitment Agreement and proceed with confirmation the Claims Conversion Sub Plan, which the Consenting Senior Note Holders will be bound to support under the terms of the Plan Support Agreement.
     8. The Equity Commitment Agreement also provides for certain indemnifications and limitations on remedies that are integral to the agreement of the Investors, on the one hand, and the Debtors, on the other hand, to support and eventually consummate the Rights Offering Sub Plan. The Debtors have agreed to indemnify each of the Investors from third party claims (other than third party claims in connection with any action taken by any Investor in opposition

7

to the Plan or the Debtors’ pursuit of the Claims Conversion Sub Plan) in connection with the rights offering or the Equity Commitment Agreement.
     9. In exchange for the Investors’ agreement to support the ‘toggle’ as set forth in the Plan Support Agreement, the Debtors have agreed that the Debtors’ sole and exclusive remedy for an Investor breach of the Equity Commitment Agreement will be to require the Investors to return the Stock Right Deposit (See Equity Commitment Agreement § 4.2) and hold the Investors to their obligations under the Plan Support Agreement to support the Claims Conversion Sub Plan. In connection therewith, the Debtors have waived all statutory, common law, or other remedies that the Debtors may otherwise have against the Investors with respect to any claims or causes of action arising out of the Rights Offering, the Equity Commitment Agreement or any transaction contemplated thereunder. To ensure the integrity of the toggle, in the event of a breach by the Debtors, the Debtors and Investors have agreed that the Investors shall be entitled to specifically enforce the terms and provisions of the Equity Commitment Agreement and that such right shall be the Investors’ sole and exclusive remedy under the Equity Commitment Agreement.
     10. The mechanics of the Equity Commitment Agreement and Plan Support Agreement described above are intended to give primacy to the Rights Offering Sub Plan by affording the note holders a full and fair opportunity to have the Rights Offering Sub Plan consummated. These mechanics also ensure an expeditious path toward the Debtors’ exit from chapter 11 by allowing the Debtors to “toggle” to the Claims Conversion Sub Plan with the continued support of the Consenting Senior Note Holders in the event the Rights Offering Sub Plan is not consummated prior to the outside date.

8

     11. The Plan Support Agreement, the Equity Commitment Agreement, and the Cash Recovery Backstop Agreement are key components of the Plan and critical to the Debtors’ efforts to secure as expeditious an exit from chapter 11 as possible. For this reason, and those stated below, the Motion should be approved.
Jurisdiction
     12. This Court has jurisdiction pursuant to 28 U.S.C. § 1334. This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2).
     13. Venue is proper in this district pursuant to 28 U.S.C. §§ 1408.
     14. The statutory basis for the relief requested herein is section 363(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”).
Relief Requested
     15. Visteon seeks entry of the Order authorizing Visteon to enter into: (a) the Plan Support Agreement; (b) the Equity Commitment Agreement and to pay the fees and expenses associated therewith and described herein (with the exception of the Alternate Transaction Damages); and (c) the Cash Recovery Backstop Agreement.
Basis for Relief
A.	Entering Into the Plan Support Agreement, Equity Commitment Agreement, and Cash Recovery Backstop Agreement Are Exercises of Visteon’s Sound Business Judgment
     16. Section 363(b) of the Bankruptcy Code provides, in relevant part, that a debtor, “after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). In the Third Circuit, courts have authorized the use or sale of property of the estate outside the ordinary course of business when such use or sale is grounded upon a “sound business purpose” and is proposed in good faith. See In re Del. &

9

Hudson Ry. Co., 124 B.R. 169, 176 (D. Del. 1991); Myers v. Martin (In re Martin), 91 F.3d 389, 395 (3d Cir. 1996); Dai-Ichi Kango Bank, Ltd. v. Montgomery Ward Holding Corp. (In re Montgomery Ward Holding Corp.), 242 B.R. 147, 153 (D. Del. 1999); In re Decora Indus., Inc., No. 00-4459, 2002 WL 32332749, at * 7 (D. Del. May 20, 2002); In re Exaeris, Inc., 380 B.R. 741 (Bankr. D. Del. 2008).
     17. Once a debtor articulates a valid business justification under section 363 of the Bankruptcy Code, a presumption arises that the debtor’s decision was made on an informed basis, in good faith, and in the honest belief the action was in the best interest of the company. See Official Comm. of Subordinated Bondholdrs v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1992) (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)); see also Bridgeport Holdings, Inc. Liquidating Trust v. Boyer (In re Bridgeport Holdings, Inc.), 388 B.R. 548, 567 (Bankr. D. Del. 2008). Further, once “the debtor articulates a reasonable basis for its business decisions (as distinct from a decision made arbitrarily or capriciously), courts will generally not entertain objections to the debtor’s conduct.” Comm. of Asbestos-Related Litigants v. Johns-Manville Corp., (In re Johns-Manville Corp.), 60 B.R. 612, 616 (Bankr. S.D.N.Y. 1986). The business judgment rule has vitality in chapter 11 cases and shields a debtor’s management from judicial second-guessing. See Integrated Res., 147 B.R. at 656; Johns-Manville, 60 B.R. at 615-16 (“[T]he Code favors the continued operation of a business by a debtor and a presumption of reasonableness attaches to a debtor’s management decisions.”). Thus, if a debtor’s actions satisfy the business judgment rule, then the transaction in question should be approved under section 363(b)(1) of the Bankruptcy Code.
     18. Here, Visteon engaged in substantial negotiations with its key constituents and their advisors to arrive at the terms of the Plan and, along with the Plan, the Plan Support

10

Agreement, the Equity Commitment Agreement, and the Cash Recovery Backstop Agreement. These agreements are necessary to confirm and consummate the Plan, a plan which will allow Visteon to expeditiously exit from bankruptcy, thus preserving the value of these estates.
     19. Specifically, the Equity Commitment Agreement provides the Debtors with a firm commitment for a $1.25 billion equity infusion and an exit financing facility, which will allow the Debtors to pay their ABL facility lenders and the term lenders in full in cash while providing the Eligible Note Holders with 95% of the equity in reorganized Visteon. With respect to the Cash Recovery Backstop Agreement, the Signatories will fund cash recoveries for Non-Eligible Holders to compensate such holders for the rights they would have received had they been eligible to participate in the rights offering. The Debtors’ estates will not fund the cash recovery of the Non-Eligible Holders under the Rights Offering Sub Plan, but rather the Signatories to the Cash Recovery Backstop Agreement shall provide such funding. The Plan Support Agreement enforces these agreements by requiring the Consenting Senior Note Holders to support a toggle to the Claims Conversion Sub Plan if the agreements are breached by the note holders.
     20. In sum, the Plan Support Agreement, the Equity Commitment Agreement, and the Cash Recovery Backstop Agreement will enable Visteon to substantially reduce the cram down litigation costs that would otherwise be incurred if Visteon did not have the support of the Consenting Senior Note Holders.8 Also, the expeditious exit from chapter 11 facilitated by the

[8]	Visteon still expects a contested confirmation hearing given certain equity holders’ stated positions on valuation.

11

Plan Support Agreement is a substantial factor in reducing the attrition of Visteon’s customer contracts post-emergence, which is critical to Visteon’s successful rehabilitation.9
1.	The Fees and Expenses to be Paid to the Investors Under the Equity Commitment Agreement are Reasonable
     21. The Debtors also submit that the fees and expenses to be paid to the Investors under the Equity Commitment Agreement are reasonable. The Investors will be paid 75% of the Stock Right Premium and all of the Arrangement Premium under the Equity Commitment Agreement only if they successfully raise at least $950 million through the rights offering, $300.0 million through a direct purchase commitment, and an exit financing facility, at which point in time, in effect, the Investors will be Visteon’s new owners. Only approximately $10.9 million in fees—25% of the Stock Right Premium—will be paid before the effective date, and this amount is subject to claw back if the transactions under the Equity Commitment Agreement do not close as a result of the Investors’ failure to satisfy their obligations to bring in junior capital. Moreover, the Investors have indicated to Visteon that payment of each of the Stock Right Premium and Arrangement Premium is a requirement for their entry into the Equity Commitment Agreement and the Consenting Senior Note Holders’ support of the Plan.
     22. Visteon has determined in the exercise of its reasonable business judgment that its obligation to pay these fees is an effective, commonplace, and necessary means to secure the Investors’ commitment and that the amounts contemplated thereby are reasonable by market standards. Indeed, courts in this and other districts have approved similar fees and premiums as a reasonable use of assets in other recent chapter 11 cases. See e.g.,In re Cooper-Standard

[9]	At the March 16, 2010 omnibus hearing, counsel for Ford Motor Company stated: “Ford knows from having participated in any number of the supplier cases [that]...the duration that a company remains in bankruptcy is almost always a bad thing.” Omnibus Hr’g Tr. 40:10-12, Mar. 16, 2010.

12

Holdings Inc., No. 09-12743 (Bankr. D. Del. Mar. 26, 2010) (approving a commitment fee equal to 3.5% of the rights offering amount); In re Spansion Inc., No. 09-10690 (Bankr. D. Del. Jan. 7, 2010) (approving a success fee of 4.1% of the backstop commitment amount); In re Hayes Lemmerz Int’l, Inc., No. 09-11655 (Bankr. D. Del. Nov. 3, 2009) (approving commitment fee of 3.0%); In re RathGibson, Inc., No. 09-12452 (Bankr. D. Del. Sept. 2. 2009) (authorizing a commitment fee of 5.0% paid in new common shares); In re Magnachip Semiconductor Fin. Co., No. 09-12008 (Bankr. D. Del. Aug. 2, 2009) (approving commitment fee of 10.0% paid in new common units); In re Landsource Cmtys. Dev. LLC, No. 08-11111 (Bankr. D. Del. June 2, 2009) (approving a commitment fee equal to 5.0% of the rights offering amount); In re Motor Coach Indus. Int’l, Inc., No. 08-12136 (Bankr. D. Del. Oct. 29, 2008) (authorizing a commitment fee of 5.0% paid in preferred stock); In re Dura Auto. Sys., Inc., No. 06-11202 (Bankr. D. Del. Aug. 17, 2007) (approving a commitment fee equal to 4.0% of the rights offering amount); In re Delphi Corp., No. 05-44481 (Bankr. S.D.N.Y. Aug. 2. 2007) (approving total commitment fee of 2.5%); In re Bally Total Fitness of Greater NY Inc., No. 07-12395 (Bankr. S.D.N.Y. Aug. 1, 2007) (approving a commitment fee equal to 4.0% of the rights offering amount); In re J.L. French Auto. Castings, Inc., No. 06-10119 (Bankr. D. Del. Mar. 29, 2006) (approving a commitment fee equal to 3.0% of the backstop commitment) (where applicable, commitment fees stated in dollars in the corresponding court filings have been converted to percentages for presentation purposes here). Also, as applied in the cases cited here, section 363(b) of the Bankruptcy Code is ubiquitously applied to grant debtors authority to enter into agreements similar to the Equity Commitment Agreement.
     23. The Investors’ undertaking of over three months of extensive diligence efforts and good-faith negotiations required to achieve consensus on the Plan and Equity Commitment

13

Agreement more than warrant payment of the Investors’ expenses in connection with devising and consummating the transactions contemplated thereby. Indeed, Visteon considers the Transaction Expenses to be justified in light of the costs avoided with potential cram down litigation with unsecured note holders and lost long-term revenues as a result of a delayed exit from chapter 11. Moreover, Visteon believes that the Transaction Expenses are also reasonable when compared to those contained in other similar equity commitment agreements approved by courts in this and other districts.10
     24. In addition, the indemnification and release of the Investors under the Equity Commitment Agreement is appropriate in Visteon’s business judgment as such releases and indemnification were required to obtain the Investors’ consent to the Equity Commitment Agreement.
     25. Finally, while Visteon has agreed to the concept of Alternate Transaction Damages under the Equity Commitment Agreement, it is not currently seeking approval of such costs. Instead, any Alternate Transaction Damages would require Court approval if and when Visteon determines to pursue an Alternate Transaction, and so Visteon is not presently bound to pay any such costs. Indeed, Visteon believes that Alternate Transaction Damages would only realistically be incurred if Visteon were to be presented with a higher and better offer than the offer currently on the table—which seems highly unlikely considering the abundant opportunity for such a deal to have already materialized in these cases. However, if such a transaction were to be presented to Visteon, then, consistent with its fiduciary duties, Visteon would pursue the

[10]	See, e.g., Cooper-Standard (approving expense reimbursement); Landsource(same); In re Bally Total Fitness of Greater NY Inc., No. 07-12395 (Bankr. S.D.N.Y. Aug. 21, 2007) (approving expense reimbursement capped at $5.0 million subject to certain conditions in a $90 million rights offering); Delphi Corp. (approving expense reimbursement capped at $5.0 million subject to certain conditions).

14

superior offer and seek approval of the Alternate Transaction Damages to compensate the Investors for acting as a stalking horse.11
2.	Entry Into the Cash Recovery Backstop Agreement is Within the Sound Business Judgment of the Debtors
     26. Under the Cash Recovery Backstop Agreement, the Signatories will be severally and not jointly liable to fund the cash amounts provided to Non-Eligible Holders in exchange for Visteon allowing the Signatories to purchase the shares such holders would have been able to purchase, had they been Eligible Holders. Thus, providing such recovery to the Non-Eligible Holders will not impact the Debtors’ cash reserves. If the Signatories do not fund the cash recovery, such failure will allow the Debtors to terminate the Equity Commitment Agreement and the parties shall remain bound by the terms of the Plan Support Agreement to support the Claims Conversion Sub Plan. Further, the indemnification of the Signatories under the Cash Recovery Backstop Agreement is appropriate in Visteon’s business judgment as such indemnification was required to obtain the Signatories’ consent to the agreement.
     27. In sum, the Plan, the Plan Support Agreement, the Equity Commitment Agreement, and the Cash Recovery Backstop Agreement were each heavily negotiated amongst Visteon and its bondholder constituents. Moreover, Visteon’s support of and entry into these documents reflects Visteon’s comprehensive due diligence, operating, and financing needs as well as these cases’ confirmation dynamics. Accordingly, Visteon has determined in its business judgment that the relief requested herein is in the best interests of its estates and its creditors.

[11]	The Plan Support Agreement provides for a fiduciary out to allow Visteon to enter into a transaction superior to that represented by the Plan.

15

B.	The Plan Support Agreement Complies with Section 1125 of the Bankruptcy Code
     28. Visteon submits that the Plan Support Agreement complies with the requirements of section 1125 of the Bankruptcy Code.12 Section 1125(b) provides that “[a]n acceptance or rejection of a plan may not be solicited after the commencement of the case under this title . . . unless, at the time of or before such solicitation, there is transmitted . . . a written disclosure statement approved, after notice and a hearing, by the court as containing adequate information.” 11 U.S.C. § 1125(b).
     29. Courts considering both prepetition and postpetition plan support agreements have held that such agreements are not “solicitations” if they permit a party to the agreement to later vote to reject a plan if there are any material deviations from the representations made at the time of signing the plan support agreement. See In re Intermet Corp., No. 08-11859 (Bankr. D. Del. June 4, 2009) (approving a postpetition plan support agreement pursuant to which creditor agreed to vote in favor of plan provided there were no material modifications to the agreed upon plan); In re Owens Corning, No. 00-03837 (Bankr. D. Del. June 29, 2006) (same); In re Heritage Organization, L.L.C., 376 B.R. 783, 789-95 (Bankr. N.D. Tex. 2007) (finding that an agreement to vote for a plan in a term sheet did not constitute a solicitation for an official vote); In re Kellogg Square P’ship, 160 B.R. 336 (Bankr. D. Minn. 1993) (holding that secured creditors’ agreement to vote for plan prior to approval of disclosure statement did not violate statutory restrictions on solicitation); Trans World Airlines, Inc. v. Texaco, Inc. (In re Texaco, Inc.), 81 B.R. 813 (Bankr. S.D.N.Y. 1988) (holding that parties’ agreement to use best efforts to obtain

[12]	The Plan Support Agreement is binding and effective with respect to the Consenting Senior Note Holders, who have executed it, while the Debtors’ obligations under the Plan Support Agreement are subject to the Court’s entry of an order approving the agreement.

16

confirmation of chapter 11 plan did not violate statutory restrictions on solicitation of votes for the plan).
     30. Under the terms of the Plan Support Agreement, the support of the Consenting Senior Note Holders is conditioned upon the Court approved disclosure statement being in substantially the form attached to the Plan Support Agreement.13 See Plan Support Agreement § 2.1(a)(3). Thus, the votes of the Consenting Senior Note Holders will not be secured unless and until a Court approved disclosure statement is transmitted to the parties, in compliance with section 1125 of the Bankruptcy Code.
     31. Section 7.1(e) of the Plan Support Agreement also contains a number of termination events, tied to the Equity Commitment Agreement, that trigger automatic termination of the Plan Support Agreement if the Investors, or the Debtors, breach certain terms of the Equity Commitment Agreement. For example, section 7.1(e)(2) provides for automatic termination of the Plan Support Agreement if the Debtors were to breach their representations and warranties under the Equity Commitment Agreement to the level of a material adverse effect or fail to comply with the covenants of the Equity Commitment Agreement in a material respect and the Investors have exercised their right to terminate the Equity Commitment Agreement. Further, to the extent that the Plan is amended to treat an individual Consenting Senior Note Holder in a materially adverse manner, such Consenting Senior Note Holder will be free to withdraw from the Plan Support Agreement and vote to reject the Plan on an individual basis.

[13]	Although bankruptcy courts have generally rejected a broad reading of “solicitation,” see, e.g., Century Glove, Inc. v. First Am. Bank of NY, 860 F.2d 94, 101 (3d Cir. 1988) (“‘solicitation’ must be read narrowly”), the Debtors recognize there is case law in this district that stands for the proposition that postpetition plan support agreements with specific enforcement provisions violate section 1125(b) by improperly binding parties to a single reorganization structure. See In re Stations Holding Co., No. 02-10882, 2002 WL 31947022 (Bankr. D. Del. Sept. 30, 2002); In re NII Holdings, Inc., 288 B.R. 356 (Bankr. D. Del. 2002).

17

Lastly, the Debtors may terminate their obligations under the Plan Support Agreement if their continued support of the Plan is not in the best interests of their estates or if the Debtors receive a proposal for an alternative plan, and reasonably determine that their continued support of the Plan would be inconsistent with their fiduciary obligations.
     32. Given such flexibility, Visteon does not believe that entry into the Plan Support Agreement constitutes “solicitation” of the Consenting Senior Note Holders’ votes. Accordingly, Visteon submits that entering into the Plan Support Agreement does not violate section 1125(b) of the Bankruptcy Code.
     33. Finally, the parties have agreed that, in the interest of caution, the automatic stay set forth in section 362 of the Bankruptcy Code, to the extent applicable, should be lifted to permit the delivery of notice and termination of the agreements pursuant to their terms.
Notice 14
     34. Notice of this Motion has been given to the following parties or, in lieu thereof, to their counsel, if known: (a) the Office of the United States Trustee; (b) counsel to the ad hoc group of lenders for the Debtors’ senior secured term loan facility; (c) counsel for the administrative agent for the Debtors’ senior secured term loan facility; (d) counsel for the administrative agent for the Debtors’ revolving senior secured credit facility (e) counsel for the agent under the Debtors’ debtor-in-possession financing facility; (f) the indenture trustee for each of the Debtors’ outstanding unsecured bond issuances; (g) counsel for the Investors; (h) counsel for the Consenting Senior Note Holders; (i) counsel for the Signatories; (j) the official

[14]	The Debtors have also filed Motion to Shorten Notice and Objection Periods for Debtors’ Motion for an Order Authorizing the Debtors to Enter Into: (a) a Plan Support Agreement; (b) an Equity Commitment Agreement and to pay Certain Fees in Connection Therewith; and (c) a Cash Recovery Backstop Agreement contemporaneously herewith.

18

committee of unsecured creditors; and (k) those persons who have requested notice pursuant to Bankruptcy Rule 2002. The Debtors submit that, in light of the nature of the relief requested, no other or further notice need be given.
Waiver of Bankruptcy Rule 6004(h)
     35. Bankruptcy Rule 6004(h) provides that an “order authorizing the use, sale, or lease of property...is stayed until the expiration of 14 days after entry of the order, unless the court orders otherwise.” Fed. R. Bankr. P. 6004(h). However, a court may waive this stay period if a sufficient business reason exists to do so. See e.g., In re Boscov’s, Inc., No. 08-11637, 2008 WL 4975882, at *2 (Bankr. D. Del. Nov. 21, 2008) (court may reduce or waive the stay period to accommodate a sufficient business need).
No Prior Request
     36. No prior motion for the relief requested herein has been made to this or any other court.

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          WHEREFORE, for the reasons set forth herein, the Debtors respectfully request that the Court enter the Order, substantially in the form attached hereto as Exhibit A.

Dated:	PACHULSKI STANG ZIEHL & JONES LLP

Laura Davis Jones (DE Bar No. 2436)
James E. O’Neill (DE Bar No. 4042)
Mark M. Billion (DE Bar No. 5263)
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Telephone: (302) 652-4100
Facsimile:   (302) 652-4400
E-mail: ljones@pszjlaw.com
             joneill@pszjlaw.com
             mbillion@pszjlaw.com

— and —

KIRKLAND & ELLIS LLP
James H. M. Sprayregen, P.C. (IL 6190206)
Marc Kieselstein, P.C. (IL 6199255)
James J. Mazza, Jr. (IL 6275474)
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile:    (312) 862-2200
E-mail: james.sprayregen@kirkland.com
             marc.kieselstein@kirkland.com
             james.mazza@kirkland.com

Attorneys for the Debtors and Debtors in Possession

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EXHIBIT B
[Filed as Exhibit 99.2 to the Current Report on Form 8-K of Visteon Corporation dated as of May 12, 2010.]

EXHIBIT C
[Filed as Exhibit 99.1 to the Current Report on Form 8-K of Visteon Corporation dated as of May 12, 2010.]

EXHIBIT D
SECOND AMENDED AND RESTATED
BYLAWS
of
VISTEON CORPORATION
A Delaware Corporation

i

ii

SECOND AMENDED AND RESTATED
BYLAWS
OF
VISTEON CORPORATION
(hereinafter called the “Corporation”)
ARTICLE I
OFFICES
          Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.
          Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
          Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, or solely by means of remote communication, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
          Section 2. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect directors, and

1

transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
          Section 3. Special Meetings. (a) Unless otherwise prescribed by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called only (i) by the Chairman of the Board of Directors, (ii) by the President, (iii) by the Board of Directors, pursuant to a resolution approved by the Board of Directors, or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 3 from stockholders of record who hold, in the aggregate, at least twenty (20) percent of the voting power of all shares of capital stock of the Corporation entitled generally to vote on the election of directors (without reference to any terms of any preferred stock providing for special voting rights or restrictions with respect to particular matters) then outstanding (the “Voting Stock”). Any stockholder seeking to call a special meeting of stockholders shall comply with the notice, administrative and other requirements of Section 9 of Article II in addition to the other requirements set forth in this Article II. The provisions set forth in this Section 3 may not be repealed or amended in any respect or in any manner, including by any merger or consolidation of the Corporation with any other corporation (other than a Non-Affiliated Transaction), unless the surviving corporation’s certificate of incorporation or bylaws contains a provision to the same effect as this Section 3, except by the affirmative vote of the holders of a majority of the Voting Stock, subject to the terms of any series of preferred stock that may at the time be outstanding. For the purpose of these Second Amended and

2

Restated Bylaws, a “Non-Affiliated Transaction” shall mean a merger or consolidation with a person or entity that is not an Affiliate (as such term is defined in Section 12b-2 of the Securities and Exchange Act of 1934, as amended) of the Corporation and which results in either (i) the Voting Stock of the Corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the Voting Stock of the Corporation or such surviving, acquiring or resulting entity outstanding immediately after such transaction or (ii) a majority of the Corporation’s directors ceasing to be directors of the surviving, acquiring or resulting entity after the completion of such transaction.
          Section 4. Notice of Meetings; Postponement or Cancellation. Written notice of a meeting of stockholders, stating the place, if any, day and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, either personally or by mail, by the Corporation not less than ten (10) calendar days nor more than sixty (60) calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such person’s address as it appears on the stock transfer books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Second Amended and Restated By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such

3

consent shall be deemed to be revoked if (a) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Only such business shall be conducted at a special meeting of stockholders of which notice (or any supplement thereto) shall have been given in accordance herewith. Any proper matter for stockholder action may be brought before any meeting of stockholders. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived in accordance with Section 2 of Article VI by those not present or not provided notice. Any meeting of the stockholders of the Corporation, other than a special meeting called at the request of holders of shares of the Corporation in accordance with Section 3 of this Article II, may be postponed or cancelled by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders. A meeting of the stockholders called at the request of holders of shares in the Corporation in accordance with Section 3, may not be postponed or cancelled, except with the written consent of the holders of shares requesting such meeting.

4

          Section 5. Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate, which rules and regulations shall not be inconsistent with the Certificate of Incorporation or these Second Amended and Restated By-Laws. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants. If the Chairman of the Board of Directors (or, in his absence, the President) is unable to attend any meeting of stockholders (or if there be no Chairman of the Board of Directors (or, in his absence, the President)), the stockholders of the Corporation present in person or by proxy at such meeting shall appoint a chairman for such meeting.
          Section 6. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of

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the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
          Section 7. Proxies. Any stockholder entitled to vote may do so in person or by his or her proxy appointed by an instrument in writing subscribed by such stockholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:
          (i) A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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          (ii) A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.
Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
          Section 8. Voting.
          (a) At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws, any other question brought before any meeting of stockholders (except with respect to the vote for the election of directors which shall be governed by Section 1 of Article III) shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on such question, voting as a single class.

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          (b) The Board of Directors, in its discretion, or the chairman of the meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot, which may be deemed satisfied by a ballot submitted by electronic transmission.
          Section 9. Nature of Business at Meetings of Stockholders. (a) At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 9 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 9 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before any meeting of the stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2 of Article III and this Section 9 shall not be applicable to nominations except as expressly provided in Section 2 of Article III.
          (b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 9. To be timely, a

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stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such meeting was first made (such notice within such time periods, “Timely Notice”). Notwithstanding the preceding sentence, for purposes of determining whether a stockholder’s notice is Timely Noticed, for the annual meeting of stockholders in 2011, the stockholder’s notice must have been received no later than March 1, 2011. Subject to the information requirements of this Section 9, any special meeting called by stockholders pursuant to Section 3 shall be preceded by a notice of such stockholders to the Secretary, which shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days or more than one hundred twenty (120) days prior to the date specified in such notice for such special meeting. The date for such stockholder-called special meeting shall be as specified in such notice and the location shall be as determined by the Board of Directors. In no event shall any adjournment of a meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
          (c) To be in proper form for purposes of this Section 9, a stockholder’s notice to the Secretary shall set forth:
          (i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of

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the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
          (ii) As to each Proposing Person, any information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clause are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Second Amended and Restated Bylaws on behalf of a beneficial owner;
          (iii) As to each item of business that the stockholder proposes to bring before the meeting, (A) a reasonably brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any

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other person or entity (including their names) in connection with the proposal of such business by such stockholder; and
          (iv) As to each Proposing Person, a representation that such Proposing Person intends to appear in person or by proxy at the meeting to bring such business before the meeting.
          For purposes of this Section 9, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before a meeting and (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the meeting is made.
          (d) A stockholder providing notice of business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 9 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
          (e) Notwithstanding anything in these Second Amended and Restated Bylaws to the contrary, no business shall be conducted at any meeting except in accordance with this Section 9;

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provided, however, that once business has been properly brought before a meeting, nothing in this Section 9 shall be deemed to preclude discussion by any stockholder of such business. The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 9, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted; provided, that any stockholder proposing to bring any such business before any such meeting is informed of any deficiency in such procedures as soon as practicable and given a reasonably opportunity to cure any such deficiency.
          (f) This Section 9 is expressly intended to apply to any business proposed to be brought before any meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 9 with respect to any business proposed to be brought before a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 9 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
          (g) For purposes of these Second Amended and Restated Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
          (h) The provisions set forth in this Section 9 may not be repealed or amended in any respect or in any manner, including by any merger or consolidation of the Corporation with any other corporation (other than a Non-Affiliated Transaction), unless the surviving corporation’s certificate of incorporation or bylaws contains a provision to the same effect as this Section 9, except

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by the affirmative vote of the holders of a majority of the Voting Stock, subject to the terms of any series of preferred stock that may at the time be outstanding.
          Section 10. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.
          Section 11. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders
          Section 12. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders

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entitled to vote at any meeting of stockholders or adjournment thereof, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
          Section 13. Inspectors of Election. In advance of any meeting of stockholders, the Board by resolution or the Chairman or President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

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ARTICLE III
DIRECTORS
          Section 1. Number and Election of Directors. (a) The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors; provided, however, that the number of directors initially shall be nine (9) and shall consist of the nine (9) individuals (such individuals comprising the “Initial Board”) identified in the Joint Plan of Reorganization of the Corporation filed on [DATE] in the United States Bankruptcy Court for the District of Delaware (as may be amended, supplemented or otherwise modified from time to time, the “Plan”). Except as provided in Section 3 of this Article III, directors shall be elected by the stockholders at the annual meeting of stockholders or at a special meeting of stockholders called for such purpose. A plurality of the votes cast in favor of a nominee at any such meeting shall be required for, and sufficient to, elect a director. Directors need not be stockholders.
          (b) Each director on the Initial Board (and any directors elected to fill vacancies or newly created directorships following the effective date of the Plan and prior to the annual meeting of stockholders of the Corporation to be held in 2011) shall serve until the annual meeting of stockholders of the Corporation to be held in 2011 (which shall be held not later than June 30, 2011), subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.
          Section 2. Nomination of Directors. (a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the

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person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (ii) by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.
          (b) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2. To be timely, a stockholder’s notice for nominations to be made at a meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such meeting and not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 9 of Article II) of the date of such meeting was first made. In no event shall any adjournment of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

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          (c) To be in proper form for purposes of this Section 2, a stockholder’s notice to the Secretary shall set forth the following:
          (i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 9(c)(i) of Article II, except that for purposes of this Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 9(c)(i) of Article II);
          (ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 9(c)(ii) of Article II, except that for purposes of this Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 9(c)(ii) of Article II ); and
          (iii) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be

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disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.
          For purposes of this Section 2, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting and (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made.
          (d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof).
          (e) Notwithstanding anything in these Second Amended and Restated Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2, and if he or

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she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded; provided, that any Nominating Person is informed of any deficiency in such nomination procedures as soon as practicable and given a reasonably opportunity to cure any such deficiency.
          (f) To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2) to the Secretary at the principal executive offices of the Corporation a written consent to being named as a nominee and to serve as a director if elected.
          (g) In addition to the requirements of this Section 2 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
          (h) The provisions set forth in this Section 2 may not be repealed or amended in any respect or in any manner, including by any merger or consolidation of the Corporation with any other corporation (other than a Non-Affiliated Transaction), unless the surviving corporation’s certificate of incorporation or bylaws contains a provision to the same effect as this Section 2, except by the affirmative vote of the holders of a majority of the Voting Stock, subject to the terms of any series of preferred stock that may at the time be outstanding.
          Section 3. Vacancies. Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors that is not filled by stockholders in accordance with Section 6 of this Article III may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.

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Notwithstanding the foregoing, whenever the holders of any one or more class or classes or series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation.
          Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Second Amended and Restated Bylaws required to be exercised or done by the stockholders.
          Section 5. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.
          Section 6. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of preferred stock

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then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause. Except as otherwise prohibited by laws, the stockholders may remove any director and fill any vacancy on the Board of Directors created by such removal; provided, that whenever any director shall have been elected by the holders of any class or series of stock of the Corporation voting separately as a class or series under the provisions of the Certificate of Incorporation, such director may be removed and the vacancy filled only by the holders of that class or series of stock. The provisions set forth in this Section 6 may not be repealed or amended in any respect or in any manner, including by any merger or consolidation of the Corporation with any other corporation (other than a Non-Affiliated Transaction), unless the surviving corporation’s certificate of incorporation or bylaws contains a provision to the same effect as this Section 6, except by the affirmative vote of the holders of a majority of the Voting Stock, subject to the terms of any series of preferred stock that may at the time be outstanding.
          Section 7. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, if there be one, or any three (3) directors then in office. Upon request by the person or persons authorized to call a special meeting, the Secretary shall give any required notice for the meeting. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or any other form of electronic transmission consented to by the director on

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twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
          Section 8. Quorum. Except as may be otherwise required by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
          Section 9. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Second Amended and Restated Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
          Section 10. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Second Amended and Restated Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

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          Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.
          Section 12. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary, or such other emoluments as the Board of Directors shall from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
          Section 13. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this

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reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person’s or their votes are counted for such purpose if (i) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IV
OFFICERS
          Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws. The officers of the

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Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.
          Section 2. Election. The Board of Directors at its meeting held on the date of each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
          Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
          Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board

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of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Second Amended and Restated Bylaws or by the Board of Directors.
          Section 5. President. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Second Amended and Restated Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Second Amended and Restated Bylaws or by the Board of Directors.
          Section 6. Vice Presidents. At the request of the President or in his or her absence or in the event of his or her inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting,

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shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
          Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

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          Section 8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under control of the Treasurer belonging to the Corporation.
          Section 9. Assistant Secretaries. Except as may be otherwise provided in these Second Amended and Restated Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
          Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the

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Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under control of the Assistant Treasurer belonging to the Corporation.
          Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V
STOCK
          Section 1. Uncertificated Stock; Form of Certificates. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of stock of the Corporation issued after the date hereof shall be uncertificated shares of stock. In the event the Board of Directors elects to provide in a resolution that certificates shall be issued to represent any shares of stock of the Corporation, every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation, (i) by the Chairman of the Board of Directors, the

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President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of stock in the Corporation.
          Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
          Section 3. Lost, Destroyed, Stolen or Mutilated Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
          Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Second Amended and Restated Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or on the books of the Corporation (in the case of uncertificated stock) or by such person’s attorney lawfully constituted in writing. No transfer of stock of the Corporation shall be valid until such transfer has

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been entered on the books of the Corporation by an entry showing from and to whom such stock is transferred, and (i) if the stock is certificated, the transfer shall not be valid until and upon the surrender of the certificate, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, to the Corporation or the transfer agent of the Corporation and cancellation of the certificate representing the same or (ii) if the stock is uncertificated, the transfer shall not be valid unless accompanied by a duly executed stock transfer power or other proper transfer instructions from the registered owner of such uncertificated shares of stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares of stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall cancel the old certificate and issue a new certificate, if the stock is to be certificated, to the person or persons entitled thereto, unless such person or persons requests, in writing to the Corporation or the transfer agent, that such shares be uncertificated.
          Section 5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
          Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

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ARTICLE VI
NOTICES
          Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally, by facsimile or by any other form of electronic transmission consented to by the director or stockholder to whom the notice is given, in accordance with applicable law. Notice to directors may also be given by telephone. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Second Amended and Restated Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within sixty (60) days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 1 of Article VI, shall be deemed to have consented to receiving such single written notice.
          Section 2. Waivers of Notice.
          (a) Except as otherwise specifically permitted by these Second Amended and Restated Bylaws, whenever any notice is required by law, the Certificate of Incorporation or these

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Second Amended and Restated Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
          (b) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws.
ARTICLE VII
GENERAL PROVISIONS
          Section 1. Dividends. Subject to the requirements of the GCL and the provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors, and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or

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maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.
          Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
          Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
          Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
          Section 5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.
ARTICLE VIII
INDEMNIFICATION
          Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. (a)Subject to Section 3 of this Article VIII, the Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify in accordance with the following provisions of this Article VIII, any person who was or is a party or is threatened to be made a party to any

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threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, executive or managerial employee of the Corporation, or is or was serving at the request of, or to serve the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, executive, managerial employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not for profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
          (b) The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director, officer, executive or managerial employee under Section 1(a) of this Article VIII.

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          Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. (a) Subject to Section 3 of this Article VIII, the Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify in accordance with the following provisions of this Article VIII, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, executive or managerial employee of the Corporation, or is or was serving at the request of, or to serve the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, executive, managerial employee or agent of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          (b) The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director, officer, executive or managerial employee under Section 2(a) of this Article VIII.

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          Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or by majority vote of the members of a committee of the Board of Directors composed of at least three (3) members each of whom is not a party to such action, suit or proceeding; (b) if there are no such directors, or if such committee is not established or obtainable, or if such directors so direct, by independent legal counsel in a written opinion; or (c) by the stockholders. To the extent, however, that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 1 or Section 2 of this Article VIII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
          Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or an Affiliated Entity, or on information supplied to such person by the officers of the Corporation or an Affiliated Entity in the course of their duties, or on the advice of legal counsel for

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the Corporation or an Affiliated Entity or on information or records given or reports made to the Corporation or an Affiliated Entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or an Affiliated Entity. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.
          Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director, officer, executive or managerial employee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, executive or managerial employee is proper in the circumstances because such person has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, executive or managerial employee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director, officer, executive or managerial employee seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

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          Section 6. Expenses Payable in Advance. Expenses incurred by a director, officer, executive or managerial employee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, executive or managerial employee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
          Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.
          Section 8. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

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          Section 9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, executives and managerial employees, so that any person who is or was a director, officer, executive or managerial employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, executive or managerial employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any charitable or not for profit public service or organization or trade association, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, executive, managerial employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, executive, managerial employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
          Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased

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to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
          Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director, officer or employee (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.
          Section 12. Indemnification of Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to other employees and agents of the Corporation similar to those conferred in this Article VIII to directors, officers, executives and managerial employees of the Corporation.
ARTICLE IX
AMENDMENTS
          Section 1. Amendments. These Second Amended and Restated Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board of Directors or by the stockholders as provided in these Second Amended and Restated Bylaws, the Certificate of Incorporation or the GCL; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of these Second Amended and Restated Bylaws requires a particular vote of stockholders in order to take the action specified in such

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provision, then such vote of stockholders shall be required in order to amend, alter, change or repeal any provision inconsistent with such provision of these Second Amended and Restated Bylaws.
          Section 2. Entire Board of Directors. As used in this Article IX and in these Second Amended and Restated Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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EXHIBIT E
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Pursuant to Section 303 of the
Delaware General Corporation Law

Visteon Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
     (1) The name of the Corporation is Visteon Corporation. The Corporation was originally incorporated under the name Visteon Automotive Systems, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 5, 2000.
     (2) The original certificate of incorporation of the Corporation was amended by that certain Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2000 (the “Amended Certificate”).
     (3) The Corporation filed its Second Amended Joint Plan of Reorganization of Visteon Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code which, pursuant to chapter 11 of the

United States Code, 11 U.S.C. §§ 101-1532, was confirmed by an order dated [________], 2010, of the United States Bankruptcy Court for the District of Delaware (the “Confirmed Plan”), and that such order provides for the making and filing of this Second Amended and Restated Certificate of Incorporation.
     (4) This Second Amended and Restated Certificate of Incorporation was duly adopted by the Corporation in accordance with Section 303 of the GCL.
     (5) This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended Certificate.
     (6) The text of the Amended Certificate is amended and restated in its entirety as follows:
          FIRST: The name of the Corporation is Visteon Corporation (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized

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under the General Corporation Law of the State of Delaware (the “GCL”).
          FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares of capital stock, consisting of (i) two hundred fifty million (250,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The holders of shares of Common Stock shall not have cumulative voting rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
          (b) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that

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any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
          (c) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or

4

hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
     (d) Limitation on Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, the Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
     FIFTH: 5% Ownership Limit.
     (a) For purposes of this Article FIFTH and Articles SIXTH and SEVENTH (collectively, the “Tax Articles”), the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
    “5% Transaction” means any Transfer of Corporation Securities described in clause (1) or (2) of Paragraph

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(b) of this Article FIFTH, subject to the provision of such Paragraph (b) of this Article FIFTH.
An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.
“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Board Approval” means the written approval of a Transfer by the Board of Directors (or a duly authorized committee thereof). Notwithstanding the foregoing, a transferee or transferor shall be deemed to have received Board Approval if either:

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     (i) the Corporation is in an Unrestricted Period, or
     (ii) the Corporation is in a Restricted Period and the Board of Directors (or a duly authorized committee thereof) does not deliver a written disapproval of the Transfer within 10 (ten) days of the receipt of the notice of the proposed Transfer.
During a Restricted Period, the Board of Directors (or a duly authorized committee thereof) shall authorize a 5% Transaction unless it determines in good faith that such 5% Transaction (and any related transaction) will (i) result in an “owner shift” of more than 35 percentage points during the relevant “testing period” for purposes of Section 382 of the Code, or increases the amount of “owner shift” further above 35 percentage points during such period, or (ii) materially jeopardize the ability of the Corporation or its subsidiaries to make use of the Tax Benefits. Nevertheless, the Board of Directors (or a duly authorized committee thereof) may authorize a 5% Transaction in any circumstance (including, for example, in a circumstance that such Transfer will

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result in the loss of Tax Benefits) if the Board of Directors (or a duly authorized committee thereof) determines that such Transfer is in the best interests of the Corporation or its subsidiaries.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
“Effective Date” means ____, 2010 [insert effective date of the Chapter 11 Plan].
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

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“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g) other than a “direct public group” as defined in Treasury Regulation § 1.382-2T(j)(2)(ii).
“Market Capitalization” means the total fair value of the Corporation’s outstanding equity securities, determined by the most recent public trading price of such securities or reasonably estimated fair value if such securities are not traded publicly.
“Market Capitalization Threshold” means the lesser of: (i) $1,500,000,000 or (ii) 80% of the Corporation’s Market Capitalization at the close of trading on the first trading day after the Effective Date. Notwithstanding the following, after the first anniversary of the Effective Date and not more than annually thereafter, the Board of Directors (or a duly authorized committee thereof) may set an alternative Market Capitalization Threshold equal to an amount that the Board of Directors (or a duly authorized committee thereof) determines in good faith is an amount that is necessary to protect

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against a loss of Tax Benefits that the Corporation or its subsidiaries is reasonably expected to utilize.
“Percentage Stock Ownership” means the percentage Stock Ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).
“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.
“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FIFTH.
“Restricted Period” means any period of time beginning when the Corporation’s Market Capitalization falls below the Market Capitalization Threshold and ending when the Corporation’s Market Capitalization has been above the Market Capitalization Threshold for 30 (thirty) consecutive calendar days. The Corporation shall promptly issue a broadly distributed press release announcing that the Restricted Period has begun or has terminated.

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“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” means, with respect to any Person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).
“Unrestricted Period” means any period of time that is not a Restricted Period.

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          (b) In order to preserve the Tax Benefits, from and after the Effective Date, any attempted Transfer of Corporation Securities prior to the earlier of (i) December 31, 2019, (ii) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (iii) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (iv) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”) or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this Paragraph (b) of this Article FIFTH shall not apply to, nor shall any other provision in this Restated

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Certificate prohibit, restrict or limit in any way, the issuance of Corporation Securities by the Corporation in accordance with the [Second Amended Joint Plan of Reorganization of the Corporation dated _____, 2010] [Insert reference to confirmed plan] (the “Chapter 11 Plan”).
          (c) The restrictions set forth in Paragraph (b) of this Article FIFTH shall not apply to an attempted Transfer that is a 5% Transaction if either the transferor or the transferee (1) gives written notice of such Transfer to the Board of Directors (or a duly authorized committee thereof); and (2) obtains Board Approval.
          (d) Each certificate representing shares of Common Stock issued prior to the Restriction Release Date shall contain the legend set forth on Exhibit A hereto, evidencing the restrictions set forth in the Tax Articles.
          SIXTH: Treatment of Excess Securities.
          (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose

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whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Article SIXTH shall also be a Prohibited Transfer.
          (b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by

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the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Paragraph (c) of this Article SIXTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

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          (c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to (1) the amount paid by the Purported Transferee for the Excess Securities, or, if the Purported Transferee received the Excess Securities by gift, inheritance, or similar Transfer, (2) the fair market value of the Excess Securities (calculated as follows: (A) if the Corporation Securities are listed or admitted to trading on any stock exchange, on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (B) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (C) if the Corporation Securities are neither

16

listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors as of the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant

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to this Paragraph (c) of this Article SIXTH inure to the benefit of the Corporation, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.
          (d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Paragraph (b) of this Article SIXTH, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Paragraph (d) of this Article SIXTH shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in Article FIFTH and this Article SIXTH being void ab initio, (ii) preclude the Corporation in its discretion from bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Paragraph (e) of this Article SIXTH to constitute a waiver or loss of any right of the Corporation under Article FIFTH and this Article SIXTH.
          (e) The Corporation shall make the written demand described in Paragraph (b) of Article FIFTH within thirty days of the date on which the Board of Directors determines that the

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attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Article FIFTH and this Article SIXTH shall apply nonetheless.
          SEVENTH: (a) Board Authority. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Articles FIFTH and SIXTH, including, without limitation, (i) the identification of Five-Percent Shareholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the Corporation’s Market Capitalization, (vi) whether the Corporation is in a Restricted Period, (vii) the amount (or fair market value) due to a Purported Transferee pursuant to clause (y) Paragraph (c) of Article SIXTH, and (viii) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all purposes of Articles FIFTH and SIXTH.
          (b) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be

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fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by Articles FIFTH and SIXTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owed by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
          (c) Obligations to Provide Information. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by or under common control with the proposed transferee, shall provide such information as the Corporation may reasonably request from time to time in order to

20

determine compliance with Articles FIFTH and SIXTH or the status of the Tax Benefits of the Corporation and the Corporation shall keep such information confidential.
          (d) Benefits of the Tax Articles. Nothing in the Tax Articles shall be construed to give to any Person other than the Agent any legal or equitable right, remedy or claim under the Tax Articles. The Tax Articles shall be for the sole and exclusive benefit of the Corporation and the Agent.
          (e) Severability. The purpose of the Tax Articles is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provisions of the Tax Articles or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of the Tax Articles.
          (f) Wavier. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under the Tax Articles, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by

21

reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
          EIGHTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          (b) The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors; provided, however, that the number of directors initially shall be nine (9) and shall consist of the nine (9) individuals (such individuals comprising the “Initial Board”) identified in the Confirmed Plan.
          (c) Each director on the Initial Board (and any directors elected to fill vacancies or newly created directorships following the effective date of the Confirmed Plan and prior to the annual meeting of stockholders of the Corporation to be held in 2011) shall serve until the annual meeting of stockholders of the

22

Corporation to be held in 2011, subject to such director’s earlier death, resignation or removal. In no case will a decrease in the number of directors shorten the term of any incumbent director.
          (d) A director shall hold office until the following annual meeting of the stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
          (e) Election of the directors need not be by written ballot unless the Bylaws shall so provide. If authorized by the Board of Directors, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
          (f) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors (except as otherwise provided in this

23

Article EIGHTH) may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director or the whole Board of Directors may be removed from office at any time, with or without cause. Except as otherwise prohibited by law, the stockholders may remove any director and fill any vacancy on the Board of Directors created by such removal. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation applicable thereto.
          (g) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Second Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders.

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          NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify

25

any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.
          The rights to indemnification and to the advance of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture,

26

limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.
          To the fullest extent permitted by Section 122(17) of the GCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunity of any nature or type that is from time to time presented to, or comes to the attention of, any of the Investors (as such term is defined in the Confirmed Plan) or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries or any of their directors or officers acting as such (to the extent the business opportunity is brought to such director or officer solely in that capacity)), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity,

27

directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph of this Article TENTH.
          The provisions of this Article TENTH shall be deemed to be a contract right between the Corporation and each person that is entitled to indemnification or advancement of expenses pursuant to this Article TENTH at any time while this Article TENTH and relevant provisions of the GCL or other applicable law are in effect, and any repeal or modification of this Article TENTH or any such law shall not in any way diminish or adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts, omissions, transactions or facts occurring prior to such repeal or modification.
          ELEVENTH: Special meetings of the stockholders of the Corporation may be called by the Board of Directors or upon the request of the holders of at least twenty percent (20%) of the voting power of all shares of capital stock of the Corporation entitled generally to vote on the election of directors of the

28

Corporation (without reference to any terms of any preferred stock providing for special voting rights or restrictions with respect to particular matters) (the “Voting Stock”) then outstanding. The affirmative vote of the holders of a majority of the Voting Stock shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH or Article II, Section 3 of the Bylaws.
          TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
          THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
          FOURTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Second Amended and Restated Bylaws (as

29

amended, the “Bylaws”). The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation.
          FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Second Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of this Second Amended and Restated Certificate of Incorporation other than this Article FIFTEENTH requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to amend, alter, change or repeal any provision inconsistent with such provision of this Second Amended and Restated Certificate of Incorporation.

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EXHIBIT A
Form of Common Stock Legend
“The shares of Visteon Corporation Common Stock represented by this Certificate are issued pursuant to the Plan of Reorganization for Visteon Corporation, as confirmed by the United States Bankruptcy Court for the District of Delaware. The transfer of securities represented hereby is subject to restriction pursuant to Article FOURTH, FIFTH and SIXTH of the Second Amended and Restated Certificate of Incorporation of Visteon Corporation. Visteon Corporation will furnish a copy of its Second Amended and Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to Visteon Corporation at its principal place of business.”

EXHIBIT F
FORM OF COMMITMENT JOINDER AGREEMENT
     THIS COMMITMENT JOINDER AGREEMENT (this “Commitment Joinder”), dated as of [_____], 2010, is made and entered into by and between [_____] (the “Related Purchaser”) and [_____] (the “Assigning Investor”), pursuant to that certain Equity Commitment Agreement, dated as of May 6, 2010 (as may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Equity Commitment Agreement”), by and among Visteon Corporation (as a debtor in possession and a reorganized debtor, as applicable, the “Company”), on the one hand, and the Investors set forth on Schedule 1 thereto (each referred to herein as an “Investor” and collectively as the “Investors”), on the other hand. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Equity Commitment Agreement.
WITNESSETH
     WHEREAS, in accordance with Section 3.6(a) of the Equity Commitment Agreement, the Assigning Investor and the Related Purchaser have previously delivered written notice to the Company and the other Investors (the “Assignment Notice”) of their intended assignment of [all/a portion] of the Assigning Investor’s Allotted Portion of the Equity Commitment equaling [___percent (___%)] of the Equity Commitment (the “Assigned Interest”) to the Related Purchaser as set forth in the Assignment Notice (attached hereto as Exhibit A);
     WHEREAS, contemporaneously with the execution and delivery of this Commitment Joinder, the Assigning Investor shall assign to the Related Purchaser the Assigned Interest, as reflected on the revised Schedule 1 to the Equity Commitment Agreement attached hereto as Exhibit B (the “Revised Schedule”) and delivered to the Company and the other Investors herewith; and
     WHEREAS, pursuant to the provisions of Section 3.6(a) of the Equity Commitment Agreement, as a condition to such assignment, the Related Purchaser must agree in writing to be bound by the Equity Commitment Agreement by executing and delivering to the Company and each Investor other than the Assigning Investor this Commitment Joinder and the Revised Schedule; and
     NOW, THEREFORE, the Related Purchaser and the Assigning Investor hereby agree as follows:
     1. Joinder and Assumption. The Related Purchaser hereby agrees to be bound by the Equity Commitment Agreement and to perform and observe and to be entitled to each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to an Investor thereunder to the extent of the Assigned Interest. As of the date hereof, all references to the term “Investor” [and “Co-Investor”]1 in the Equity Commitment Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection with the Equity Commitment Agreement, shall be deemed to be references to, and shall include, the Related Purchaser. Notwithstanding anything to the contrary contained herein, the Assigning Investor hereby

[1]	To be used only if the Assigning Investor is a Co-Investor.

acknowledges and agrees that neither its assignment of the Assigned Interest to the Related Purchaser nor this Commitment Joinder shall relieve the Assigning Investor from its obligations to the Company and each other Investor under the Equity Commitment Agreement if the Related Purchaser breaches any of its obligations under the Equity Commitment Agreement.
     2. Confirmation of Representations. The Related Purchaser hereby confirms the accuracy of the representations set forth in Sections 6.6 through 6.8 of the Equity Commitment Agreement as applied to the Related Purchaser.
     3. Effect on Agreements. Except as may be specifically amended hereby, the terms, covenants, provisions and conditions of the Equity Commitment Agreement shall remain unmodified and continue in full force and effect in all respects.
     4. Notices. Section 11.1 of the Equity Commitment Agreement shall apply to all notices and other communications to the Related Purchaser in connection with the obligations assumed by the Related Purchaser pursuant to this Commitment Joinder, which notices and other communications shall be delivered to the Related Purchaser at the following address, which is also reflected in a revised Schedule [5]/[6]2 to the Equity Commitment Agreement attached hereto as Exhibit C and delivered to the Company and the other Investors herewith (or at such other address for the Related Purchaser as will be specified by like notice):
[Related Purchaser]
[________________]
[________________]
[________________]
Attention: [____________]
Facsimile: [____________]
with a copy (which shall not constitute notice) to:
[White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention: Thomas E Lauria
Facsimile: (305) 358-5744
and
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 354-8113

[2]	Schedule 5 if a Lead Investor, Schedule 6 if a Co-Investor.

2

Attention: Gerard Uzzi
Gregory Pryor]3
[Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Michael Stamer
Arik Preis
Tony Feuerstein
Facsimile: (212) 872-1002]4
     5. GOVERNING LAW; VENUE. THIS COMMITMENT JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE RELATED PURCHASER CONSENTS AND AGREES THAT ANY ACTION TO ENFORCE THIS COMMITMENT JOINDER OR ANY DISPUTE, WHETHER SUCH DISPUTE ARISES IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS COMMITMENT JOINDER SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE RELATED PURCHASER CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. THE RELATED PURCHASER HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) THE RELATED PURCHASER IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) THE RELATED PURCHASER AND THE RELATED PURCHASER’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE RELATED PURCHASER HEREBY AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS THE RELATED PURCHASER PROVIDED IN WRITING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVES ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
     6. WAIVER OF JURY TRIAL. THE RELATED PURCHASER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS COMMITMENT JOINDER, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
[Remainder of page intentionally left blank.]

[3]	To be used if the Assigning Investor is a Lead Investor.

[4]	To be used if the Assigning Investor is a Co-Investor.

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EXHIBIT F
     IN WITNESS WHEREOF, the undersigned have caused this Commitment Joinder to be duly executed and delivered as of the date first above written.

[RELATED PURCHASER]
By:
Name:
Title:

[ASSIGNING INVESTOR]
By:
Name:
Title:

[Signature Page to Commitment Joinder]

EXHIBIT A
FORM OF ASSIGNMENT NOTICE
Date: ______________, 2010
To:	Visteon Corporation and the Investors party to the Equity Commitment Agreement (as defined below)

Re:	Assignment by [name of Assigning Investor] of [___ percent (___%)] of the Equity Commitment to [name of Related Purchaser]
     Reference is made to the Equity Commitment Agreement, dated as of May 6, 2010 (as may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Equity Commitment Agreement”), by and among Visteon Corporation (as a debtor in possession and a reorganized debtor, as applicable, the “Company”), on the one hand, and the Investors set forth on Schedule 1 thereto (each referred to herein as an “Investor” and collectively as the “Investors”), on the other hand. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Equity Commitment Agreement.
     This constitutes notice under Section 3.6(a) of the Equity Commitment Agreement that [_____] (the “Assigning Investor”) is assigning [all/a portion] of its Allotted Portion of the Equity Commitment equaling [___percent (___%)] of the Equity Commitment to [_____] (the “Related Purchaser”).
Sincerely,

[ASSIGNING INVESTOR]		[RELATED PURCHASER]

By:		By:

	Name:		Name:
	Title:		Title:

EXHIBIT B
REVISED SCHEDULE 1 TO EQUITY COMMITMENT AGREEMENT
See Attached.

EXHIBIT C
REVISED SCHEDULE [5]/[6] TO THE EQUITY COMMITMENT AGREEMENT
See Attached.

EXHIBIT G
MANAGEMENT EQUITY INCENTIVE PLAN

EXHIBIT G
MANAGEMENT EQUITY INCENTIVE PLAN TERM SHEET1

Number of Shares	Equivalent to 10% of New Visteon Common Stock under the Rights Offering Sub Plan.

Types of Awards	Initial awards to be granted in restricted stock as set forth in the section entitled “Grants” herein.

Future awards, excluding the Initial Grants described below, to be determined by Reorganized Visteon’s board of directors (the “Board”), and may include, without limitation, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, stock options, etc.

Withholding	Participants will be permitted to elect to have shares withheld by Reorganized Visteon to cover the exercise/base price of any option and/or stock appreciation right and the applicable withholding taxes associated with any award if the shares are not publicly traded.

Pricing	Awards (other than Initial Grants) will have an exercise price per share equal to the fair market value on the date of grant.

Grants	Upon the Effective Date of Visteon’s plan of reorganization, restricted stock grants equal to 3.0% of the New Visteon Common Stock, on a fully-diluted basis (the “Initial Grants”).

Future awards of up to the remaining 7.0% of the New Visteon Common Stock will be granted at such time(s) as the Board shall determine.

Participants	Participation for Initial Grants shall be limited to approximately 110 employees determined as follows:

(a) Certain Board-elected officers; and

(b) Up to approximately 100 additional participants to be selected by Visteon’s senior management team at the Executive Leader, Senior Director, and Director employee levels, or at other employee levels in the discretion of Visteon’s senior management team.

The current Chairman and Chief Executive Officer shall receive 22% of the Initial Grants and the current Chief Financial Officer shall receive 9% of the Initial Grants.

The current Chairman and Chief Executive Officer, in consultation with the Requisite Investors (as defined in the Equity Commitment Agreement), shall determine the percentage of the Initial Grants to be awarded to each participant other than the Chief Executive Officer and Chief Financial Officer as well as

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. • ].

-i-

EXHIBIT G

select participants eligible for future awards.

Vesting	Initial Grants shall vest as follows: (a) one-sixth on the Effective Date; (b) one-sixth upon the first anniversary of the Effective Date; (c) one-third upon the second anniversary of the Effective Date; and (d) one-third upon the third anniversary of the Effective Date.

Vesting of Initial Grants for a particular employee shall be accelerated, in full, in the event of termination of employment of such employee by Reorganized Visteon without cause or by such employee with good reason.

Upon a customary change in control event, any portion of the Initial Grants that is not then vested shall be treated as immediately vested and payable to the participant as of the date of the change in control event. The vesting terms shall be subject to the terms of any other agreement governing the employment of a participant to the extent that such agreement provides greater rights to the participant in the event of a customary change in control event.

Future awards, excluding the Initial Grants described herein, shall be subject to such vesting schedules and in such form as determined by the Board.

Expiration of Awards	Earlier of (a) ten years after grant, (b) 30 days after termination of employment other than for death, disability or cause, (c) one year after termination of employment by death or disability, or (d) immediately upon termination for cause.

-ii-

EXHIBIT H

EXECUTION COPY
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
VISTEON CORPORATION, et al.,[1]	)	Case No. 09-11786 (CSS)
)
Debtors.	)	Jointly Administered
)

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.
     This PLAN SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of May 6, 2010, by and among:
(a)	Visteon Corporation and all of its direct and indirect affiliates, that are or may become a debtor and debtor in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”);

(b)	the undersigned holders (each, a “Consenting 7.00% Senior Note Holder” and collectively, the “Consenting 7.00% Senior Note Holders”) of certain claims derived from or based upon the 7.00% senior notes due March 10, 2014, issued by

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Visteon Corporation (9512); ARS, Inc. (3590); Fairlane Holdings, Inc. (8091); GCM/Visteon Automotive Leasing Systems, LLC (4060); GCM/Visteon Automotive Systems, LLC (7103); Infinitive Speech Systems Corp. (7099); MIG-Visteon Automotive Systems, LLC (5828); SunGlas, LLC (0711); The Visteon Fund (6029); Tyler Road Investments, LLC (9284); VC Aviation Services, LLC (2712); VC Regional Assembly & Manufacturing, LLC (3058); Visteon AC Holdings Corp. (9371); Visteon Asia Holdings, Inc. (0050); Visteon Automotive Holdings, LLC (8898); Visteon Caribbean, Inc. (7397); Visteon Climate Control Systems Limited (1946); Visteon Domestic Holdings, LLC (5664); Visteon Electronics Corporation (9060); Visteon European Holdings Corporation (5152); Visteon Financial Corporation (9834); Visteon Global Technologies, Inc. (9322); Visteon Global Treasury, Inc. (5591); Visteon Holdings, LLC (8897); Visteon International Business Development, Inc. (1875); Visteon International Holdings, Inc. (4928); Visteon LA Holdings Corp. (9369); Visteon Remanufacturing Incorporated (3237); Visteon Systems, LLC (1903); Visteon Technologies, LLC (5291). The location of the Debtors’ corporate headquarters and the service address for all the Debtors is: One Village Center Drive, Van Buren Township, Michigan 48111.

Visteon Corporation in the original amount of $450,000,000 under that certain supplemental indenture dated as of March 10, 2004, by and between Visteon Corporation and J.P. Morgan Trust Company, N.A., as trustee (the “7.00% Senior Notes”);

(c)	the undersigned holders (each, a “Consenting 8.25% Senior Note Holder” and collectively, the “Consenting 8.25% Senior Note Holders”) of certain claims derived from or based upon the 8.25% senior notes due August 1, 2010, issued by Visteon Corporation in the original amount of $700,000,000 under that certain indenture dated as of June 23, 2000, by and between Visteon Corporation and Bank One Trust Company, N.A., as trustee (the “8.25% Senior Notes”), who, together with the Consenting 7.00% Senior Note Holders, hold at least two-thirds in amount of the aggregate principal amount of the 7.00% Senior Notes and 8.25% Senior Notes; and

(d)	the undersigned holders (each, a “Consenting 12.25% Senior Note Holder” and collectively, the “Consenting 12.25% Senior Note Holders” and together with the Consenting 7.00% Senior Note Holders and the Consenting 8.25% Senior Note Holders, the “Consenting Senior Note Holders”) of at least two-thirds in amount of certain claims derived from or based upon the 12.25% senior notes due December 31, 2016, issued by Visteon Corporation in the original amount of $206,386,000 under that certain second supplemental indenture dated as of June 18, 2008, by and among Visteon Corporation, the guarantors party thereto, and The Bank of New York Trust Company, N.A., as trustee (the “12.25% Senior Notes” and together with the 7.00% Senior Notes and the 8.25% Senior Notes, the “Visteon Notes” ).
     The Consenting Senior Note Holders, together with the Debtors, are defined collectively as the “Parties.”
RECITALS
     WHEREAS, on May 28, 2009, each of the above-captioned Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
     WHEREAS, each Consenting Senior Note Holder is a Holder of a Claim, as defined in section 101(5) of the Bankruptcy Code derived from or based upon the 7.00% Senior Notes (each, a “7.00% Senior Notes Claim”), the 8.25% Senior Notes (each, a “8.25% Senior Notes Claim”), and/or the 12.25% Senior Notes (each, a “12.25% Senior Notes Claim” and together with the 7.00% Senior Notes Claims, the 8.25% Senior Notes Claims, Claims held by the Consenting Senior Note Holders arising under that certain Amended and Restated Credit Agreement dated as of April 10, 2007, as amended, supplemented, or modified from time to time, by and between, Visteon Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Wilmington Trust FSB, as successor administrative agent and the various

2

banks, financial institutions, and other entities party thereto, as lenders, and General Unsecured Claims held by the Consenting Senior Note Holders, the “Visteon Claims”);
     WHEREAS, on December 17, 2009, the Debtors filed the Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 1475] and the Disclosure Statement for the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 1476];
     WHEREAS, on March 15, 2010, the Debtors filed the First Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 2544] and the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 2545];
     WHEREAS, the Debtors have engaged in good faith negotiations with the Consenting Senior Note Holders, including the Consenting Senior Note Holders holding a majority in principal amount, respectively, of the 7.00% Senior Notes Claims, 8.25% Senior Notes Claims, and 12.25% Senior Notes Claims held by the Consenting Senior Note Holders, regarding the terms of a further amended joint plan of reorganization pursuant to chapter 11 of the United States Bankruptcy Code in the form annexed hereto as Exhibit A (and as may be amended as permitted by Section 8.5(d) of this Agreement, the “Amended Plan”);2
     WHEREAS, in connection with the rights offering contemplated by the Rights Offering Sub Plan, the Debtors are seeking Bankruptcy Court approval of that certain Equity Commitment Agreement, by and among the Debtors and the Investors (as defined in the Equity Commitment Agreement, the “Investors”), dated as of May 6, 2010 (the “Equity Commitment Agreement”);
     WHEREAS, each Consenting Senior Note Holder has reviewed or has had the opportunity to review the Amended Plan;
     WHEREAS, the Debtors and the Consenting Holders have agreed to facilitate confirmation and consummation of the Amended Plan and any and all related transactions in the manner set forth herein and in the Amended Plan (collectively, the “Restructuring”);
     WHEREAS, to ensure an orderly confirmation process, (a) the Debtors are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, including, among other things to seek the Bankruptcy Court’s approval of the Disclosure Statement (substantially in the form attached hereto as Exhibit B, with any such amendments, supplements, changes and modifications thereto that may be made subject to the provisions hereof, which Disclosure Statement shall be in such form and substance as is reasonably satisfactory to Requisite Investors (as defined in the Equity Commitment Agreement, the “Requisite Investors”) and with any changes or modifications required by the Bankruptcy Court, the “Disclosure Statement”) prior to soliciting votes on the Amended Plan in accordance with section 1125 of the Bankruptcy Code and (b) the Consenting Senior Note Holders are prepared

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Plan.

3

to perform their obligations hereunder subject to the terms and conditions of this Agreement, including, without limitation, working with the Debtors to obtain Bankruptcy Court approval of this Agreement and the Amended Plan; and
     WHEREAS, in expressing their support for the Agreement and the Amended Plan (pursuant to the terms and conditions of this Agreement), the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Debtors.
     NOW, THEREFORE, subject to the provisions of Section 8.7 of this Agreement, in consideration of the foregoing and the premises, mutual covenants, and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:
Section 1. The Amended Plan.
     The Amended Plan is incorporated by reference herein and made part of this Agreement and each Consenting Senior Note Holder has reviewed or has had the opportunity to review the Amended Plan.
Section 2. Commitments of the Parties Under this Agreement.
2.1	Consenting Senior Note Holders’ and Debtors’ Support of Amended Plan.
(a)	As long as this Agreement shall not have been terminated in accordance with Section 7 or Section 2.5 hereof, each Consenting Senior Note Holder agrees that, unless it shall have terminated its obligations hereunder pursuant to Section 7.1(d) hereof, by having executed and become party to this Agreement, it shall:
(1)	support entry of the Disclosure Statement Order (as defined below);

(2)	agree to permit disclosure in any disclosure statement and any filings by the Debtors with the Securities and Exchange Commission of the contents of this Agreement, including the aggregate 7.00% Senior Notes Claims, 8.25% Senior Notes Claims, and 12.25% Senior Notes Claims held by all Consenting Senior Note Holders; provided, however, that the amount of such claims held by any individual Consenting Senior Note Holder shall be disclosed only to the Debtors and shall not be disclosed by the Debtors to any other Entity, unless required by applicable law, regulation, or legal process; and

(3)	vote all Relevant Claims (as defined below) it holds to accept the Amended Plan when solicited pursuant to the Disclosure Statement Order by the Debtors, provided, however, that (a) the Disclosure Statement shall be substantially in the form attached hereto as Exhibit B, with any such amendments, supplements, changes and modifications thereto, which Disclosure Statement shall be in such form and substance as is reasonably satisfactory to Requisite Investors and with any changes or modifications required by the Bankruptcy Court; (b) the Amended Plan is in the form

4

attached hereto as Exhibit A except as may be amended pursuant to Section 8.5(d) of this Agreement; and (c) the Bankruptcy Court has entered the Disclosure Statement Order.
(b)	Unless the Debtors and the Consenting Senior Note Holders have agreed, in writing, to pursue an Alternative Plan (as defined below) and as long as this Agreement shall not have been terminated in accordance with Section 7 or Section 2.5 hereof, the Debtors (subject in all respects to their fiduciary duties) and each Consenting Senior Note Holder (so long as such Consenting Senior Note Holder shall not have terminated its obligations hereunder pursuant to Section 7.1(d) hereof) further agree that they shall not (as applicable):
(1)	directly or indirectly seek, solicit, support, or vote in favor of any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors that could reasonably be expected to prevent, delay, or impede the restructuring of the Debtors as contemplated by the Amended Plan or that is inconsistent with this Agreement (collectively, an “Alternative Plan”);

(2)	directly or indirectly (a) engage in, continue, or otherwise participate in any negotiations regarding any Alternative Plan, (b) enter into a letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternative Plan or (c) withhold, withdraw, qualify, or modify their approval or recommendation of this Agreement, the Amended Plan, or the Restructuring;

(3)	object to or otherwise commence any proceeding opposing any of the terms of the Amended Plan or the Disclosure Statement, including, without limitation, the findings of the Valuation Analysis (as defined in the Disclosure Statement), provided that nothing contained herein shall limit the ability of any Consenting Senior Note Holder to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases, so long as such consultation, appearance or objection is not inconsistent with (i) such Consenting Senior Note Holder’s obligations under this Agreement or (ii) the terms of the Amended Plan and the other transactions contemplated by and in accordance with this Agreement and the Amended Plan;

(4)	commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to entry of the Disclosure Statement Order;

(5)	encourage any other Entity to object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with entry of the Disclosure Statement Order or, after approval thereof, an order of the Bankruptcy Court confirming the Amended Plan;

5

(6)	commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to approval of the Amended Plan; or

(7)	take any action that is inconsistent with this Agreement or the Amended Plan, or that would unreasonably delay approval of the Disclosure Statement or confirmation of the Amended Plan.
          For the avoidance of doubt, the Claims Conversion Sub Plan shall not be an Alternative Plan if implemented or consummated pursuant to and substantially in accordance with the Amended Plan and not in violation of the Equity Commitment Agreement. Further, the obligations of any Consenting Senior Note Holder under this Section 2.1 shall apply to all Relevant Claims and Relevant Interests (each, as defined below) that such Consenting Senior Note Holder has in the Chapter 11 Cases; provided that the obligations under Section 2.1(a)(3) and Section 2.1(b)(1), to the extent it relates to voting, shall apply only to Relevant Claims (as defined below) and not to the Equity Securities of Visteon Corporation (the “Equity Interests”), including the Relevant Interests (as defined below), held by such Consenting Senior Note Holder. “Relevant Claims” means the Visteon Claims held by a Consenting Senior Note Holder that it is legally authorized to make subject to the terms of this Agreement, with the exception of any such Visteon Claims that such Consenting Senior Note Holder has sold, transferred, or assigned prior to its execution of this Agreement, whether or not any such sale, transfer, or assignment has settled as of the date hereof (provided that such sale, transfer, or assignment is actually consummated). “Relevant Interests” means the Equity Interests held by a Consenting Senior Note Holder that it is legally authorized to make subject to the terms of this Agreement, with the exception of any such Equity Interests that such Consenting Senior Note Holder has sold, transferred, or assigned prior to its execution of this Agreement, whether or not any such sale, transfer, or assignment has settled as of the date hereof (provided that such sale, transfer, or assignment is actually consummated).
2.2	Transfer of Claims, Interests, and Securities.
     Each Consenting Senior Note Holder hereby agrees, for so long as this Agreement shall remain in effect with regard to such Consenting Senior Note Holder, not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such action, a “Transfer”), any of its Relevant Claims or any right related thereto and including any voting rights associated with such Relevant Claims, unless the transferee thereof delivers an agreement in writing, in substantially the form of the transfer agreement attached hereto as Exhibit C (the “Transfer Agreement”), to the Debtors no later than three (3) Business Days after the relevant Transfer (each such transferee becoming a Consenting Senior Note Holder upon the Transfer hereunder); provided, however, that any Transfer of Relevant Claims to a Consenting Senior Note Holder shall not require the execution of a Transfer Agreement but shall be subject to the provisions of Section 2.3 hereof.
     The Debtors shall promptly acknowledge any such Transfer Agreement in writing and provide a copy of that acknowledgement to the transferor; provided, however, that any failure by the Debtors to acknowledge such Transfer Agreement shall not affect the validity or enforceability thereof. By their acknowledgement of the relevant Transfer Agreement, the Debtors shall be deemed to have acknowledged that their obligations to the Consenting Senior

6

Note Holders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Senior Note Holder hereunder. Any sale, transfer, or assignment of any Relevant Claims that does not comply with the procedures set forth in this Section 2.2 shall be deemed void ab initio. Notwithstanding the foregoing, execution of a Transfer Agreement shall not be required for transferees that are broker-dealers or trading desks in their capacity or to the extent of their holdings as a broker-dealer or market maker of Claims or Equity Interests (a “Market Maker”) engaged in market making or riskless back-to-back trades (collectively, “Market Making Activities”); provided that execution of a Transfer Agreement under this Section 2.2 shall be required for the actual purchasers of Claims in such market transactions. For the avoidance of doubt, no Transfer Agreement shall be required in connection with a Transfer by any Consenting Senior Note Holder of any Equity Interests.
2.3	Further Acquisition of Visteon Claims and Interests.
     This Agreement shall in no way be construed to preclude any Consenting Senior Note Holder or any of its affiliates (as defined in section 101(2) of the Bankruptcy Code) from acquiring additional Relevant Claims or Relevant Interests following its execution of this Agreement; provided, however, that any such additional Relevant Claims or Relevant Interests acquired by a Consenting Senior Note Holder shall automatically be deemed to be subject to the terms of this Agreement. Upon the written request of the Debtors, each Consenting Senior Note Holder shall, in writing and within five (5) Business Days, provide an accurate and current list of all Relevant Claims and/or Relevant Interests that it holds at that time, subject to any applicable confidentiality restrictions and applicable law, including the confidentiality restrictions set forth in Section 2.1(a)(2) hereof.
     Each Consenting Senior Note Holder further agrees that it will not knowingly permit or cause any subsidiary or affiliate that it is legally authorized to control, now existing or hereafter created, to acquire any Claims against or Equity Interests in any of the Debtors without causing such affiliate to become a Party hereto prior to such acquisition; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the foregoing restrictions on a Consenting Senior Note Holder knowingly permitting or causing any subsidiary or affiliate to acquire any Claims against or Equity Interests in any of the Debtors without becoming a Party hereto set forth in this paragraph shall not apply to the following Consenting Senior Note Holders: (a) the High Yield Distressed Investing Group of Goldman, Sachs & Co. (the “High Yield Group”), except with respect to the Transfer of Relevant Claims and Relevant Interests held by the High Yield Group to any subsidiary or affiliate of the High Yield Group, which Relevant Claims and Relevant Interests shall, for the avoidance of doubt, remain Relevant Claims and Relevant Interests following any such Transfer, and (b) the Distressed Products Group of Deutsche Bank Securities Inc. (the “Distressed Products Group”) except with respect to the Transfer of Relevant Claims and Relevant Interests held by the Distressed Products Group to any subsidiary or affiliate of the Distressed Products Group, which Relevant Claims and Relevant Interests shall, for the avoidance of doubt, remain Relevant Claims and Relevant Interests following any such Transfer.
     Sections 2.2 and 2.3 of this Agreement shall not apply to Claims or Equity Interests traded by any subsidiary or affiliate or any trading desk of a Consenting Senior Note Holder in

7

its capacity or to the extent of its holdings as a Market Maker engaged in Market Making Activities.
2.4	Implementation of the Amended Plan.
     Subject to their fiduciary duties and without limiting the rights of the Requisite Investors under the Equity Commitment Agreement, the Debtors shall use their commercially reasonable efforts to:
(a)	file a motion with the Bankruptcy Court authorizing the Debtors to execute and perform under this Agreement within seven (7) days of the date hereof and use their commercially reasonable efforts to obtain an order from the Bankruptcy Court approving such motion (the “Plan Support Agreement Approval Order”);

(b)	effectuate and consummate the Restructuring on the terms contemplated by the Amended Plan;

(c)	file the Disclosure Statement with the Bankruptcy Court, along with a motion, to the extent necessary, seeking approval of such Disclosure Statement;

(d)	obtain entry by the Bankruptcy Court of an order approving the Disclosure Statement in form and substance reasonably acceptable to the Requisite Investors and finding that the Disclosure Statement satisfies the requirements of Section 1125 of the Bankruptcy Code (such an order, the “Disclosure Statement Order”);

(e)	solicit the requisite acceptances of the Amended Plan in accordance with section 1125 of the Bankruptcy Code after the Bankruptcy Court has approved the Disclosure Statement;

(f)	after entry of the Disclosure Statement Order, move to confirm the Amended Plan as expeditiously as practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local, and chambers rules of the Bankruptcy Court (collectively, the “Bankruptcy Rules”);

(g)	implement all steps necessary and desirable to obtain the Confirmation Order, which Confirmation Order shall be consistent in all material respects with the Amended Plan and shall be in form and substance reasonably acceptable to the Requisite Investors;

(h)	take no actions inconsistent with this Agreement, the Amended Plan, or the expeditious confirmation and consummation of the Amended Plan; and

(i)	seek to consummate the Amended Plan upon satisfaction of all conditions to consummation thereof.

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2.5	The Debtors’ Fiduciary Obligations.
     Notwithstanding anything to the contrary contained in this Agreement, subject to the Debtors’ obligations under the Equity Commitment Agreement, the Debtors’ obligations hereunder are subject at all times to the fulfillment of their respective fiduciary duties. The Debtors may terminate their obligations under this Agreement by written notice to counsel for the Consenting Senior Note Holders if the Debtors reasonably determine that (a) the Amended Plan is not in the best interests of the Debtors’ estates and continued support of the Amended Plan pursuant to this Agreement would be inconsistent with the Debtors’ fiduciary obligations, or (b) the Debtors receive a proposal for an Alternative Plan and the Debtors reasonably determine that continued support of the Amended Plan pursuant to this Agreement would be inconsistent with the Debtors’ fiduciary obligations. Upon a termination of this Agreement pursuant to this Section 2.5, all obligations of the Consenting Senior Note Holders hereunder shall immediately terminate without further action or notice by the Consenting Senior Note Holders.
Section 3. Representations and Warranties of Consenting Senior Note Holders.
     Each of the Consenting Senior Note Holders hereby represents and warrants that, as of the date hereof:
(a)	it is the legal owner, beneficial holder, and/or the investment advisor or manager for the beneficial holder of such legal or beneficial holder’s Relevant Claims and Relevant Interests subject to this Agreement and set forth on its respective signature page to this Agreement with authority to bind such beneficial holder to the extent that such Consenting Senior Note Holder is not the beneficial holder (respectively, the “Initial Relevant Claims” and “Initial Relevant Interests”), provided that such information shall be held subject to the proviso in Section 2.1(a)(2) hereof;

(b)	there are no Relevant Claims or Relevant Interests of which it is the holder of record that are not part of its Initial Relevant Claims and Initial Relevant Interests unless such Consenting Senior Note Holder does not possess the full power to vote and dispose of such Claims; and

(c)	it has full power to vote (with the exception of such Consenting Senior Note Holder’s Initial Relevant Interests), dispose of, and compromise the aggregate principal amount of the Initial Relevant Claims and Initial Relevant Interests.
Section 4. Mutual Representations, Warranties, and Covenants.
     Each Party makes the following representations, warranties, and covenants, severally and not jointly as to itself, to each of the other Parties, each of which are continuing representations, warranties, and covenants:
4.1 Good Faith.
     The Parties agree to negotiate in good faith all of the documents and transactions described in the Amended Plan and in this Agreement.

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4.2	Enforceability.
     Subject to Section 8.7 of this Agreement and the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legal, valid, and binding obligation, enforceable against the Debtors and each Consenting Senior Note Holder in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Notwithstanding anything contained herein to the contrary, the obligations of each Consenting Senior Note Holder hereunder shall be several and not joint.
4.3	No Consent or Approval.
     Except as expressly provided in this Agreement, no consent or approval is required by any other Entity in order for it to carry out the provisions of this Agreement.
4.4	Power and Authority.
     It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and it has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Amended Plan.
4.5	Authorization.
     The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action.
4.6	Governmental Consents.
     Subject to the provisions of Section 8.7 of this Agreement, the execution, delivery, and performance by the Parties of this Agreement does not and shall not require any registration or filing with or consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except such filings as may be necessary and/or required under the federal securities laws or as necessary for the approval of the Disclosure Statement and confirmation of the Amended Plan by the Bankruptcy Court.
4.7	No Conflicts.
     The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rule, or regulations applicable to it or, in the case of the Debtors, any of its subsidiaries; (b) violate its certificate of incorporation, bylaws (or other formation documents in the case of a limited liability company) or, in the case of the Debtors, those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, in the case of the Debtors, any of its subsidiaries is a party.

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Section 5. No Waiver of Participation and Preservation of Rights.
     This Agreement and the Amended Plan are part of a proposed settlement among the Parties with respect to the Relevant Claims and Relevant Interests. Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Consenting Senior Note Holders to protect and preserve its rights, remedies, and interests, including, but not limited to, its claims against any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors, or its full participation in the Chapter 11 Cases so long as such actions are not inconsistent with the Consenting Senior Note Holder’s obligations hereunder. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Amended Plan are not consummated as provided herein or therein, if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.
Section 6. Acknowledgement.
     THIS AGREEMENT, THE AMENDED PLAN, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, ARE THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF A CHAPTER 11 PLAN FOR THE PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. THE DEBTORS WILL NOT SOLICIT ACCEPTANCES OF THE AMENDED PLAN FROM ANY CONSENTING SENIOR NOTE HOLDER (OR ANY OTHER PERSON OR ENTITY) UNTIL THE CONSENTING SENIOR NOTE HOLDERS (OR ANY OTHER PERSON OR ENTITY) HAVE BEEN PROVIDED WITH COPIES OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. EACH PARTY FURTHER ACKNOWLEDGES THAT NO SECURITIES OF ANY DEBTOR ARE BEING OFFERED OR SOLD HEREBY AND THAT THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF ANY DEBTOR. NOTWITHSTANDING THE FOREGOING PROVISIONS, NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT OF 1933 (AS AMENDED), THE SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED), ANY RULE OR REGULATIONS PROMULGATED THEREUNDER, OR BY ANY OTHER APPLICABLE LAW OR REGULATION OR BY AN ORDER OR DIRECTION OF ANY COURT OR ANY STATE OR FEDERAL GOVERNMENTAL AUTHORITY.
Section 7. Termination.
7.1	Termination Events.
     This Agreement may be terminated:
(a)	immediately upon the written agreement of the Debtors and the Requisite Senior Note Holders to terminate this Agreement;

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(b)	by any of the Debtors or the Requisite Senior Note Holders upon three (3) Business Days’ written notice to each of the other Parties; provided that such notice is delivered in accordance with Section 8.11 hereof and received not more than ten (10) Business Days following the occurrence of any event described in clause (1) or (2) below, if:
(1)	any of the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(2)	the Bankruptcy Court has entered an order in any of the Chapter 11 Cases appointing an examiner with expanded powers or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code; provided, however, that the appointment of an examiner pursuant to the motion of that certain ad hoc committee of equityholders as filed with the Bankruptcy Court on April 2, 2010 shall not give rise to a right to terminate this Agreement;
(c)	by the Requisite Senior Note Holders, upon three (3) Business Days’ written notice to the Debtors (or such lesser time if the voting deadline for the Amended Plan is to occur, or if the Confirmation Hearing is to commence within such period), provided that with respect to Sections 7.1(c)(1) and (2), the Requisite Senior Note Holders shall not be permitted to terminate this Agreement if, prior to the delivery of such notice, the Debtors shall have filed the relevant document(s) set forth in Sections 7.1(c)(1) and/or (2) below that, without the occurrence of such filing, would have constituted a basis for terminating this Agreement, if:
(1)	the Debtors fail to file a motion seeking authority to perform under this Agreement within seven (7) days of the date hereof;

(2)	the Debtors have not filed the Amended Plan and the Disclosure Statement with the Bankruptcy Court on or before May 12, 2010 or such later date as may be agreed to by the Requisite Senior Note Holders;

(3)	the Debtors have withdrawn the Amended Plan or publicly announced their intention not to support the Amended Plan or provided written notice to any Consenting Senior Note Holders (or any of their respective representatives) of their intention to do so; or

(4)	any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;
(d)	by each Consenting Senior Note Holder, but solely with respect to such Consenting Senior Note Holder (this Agreement remaining in full force and effect as among the Debtors and the other Consenting Senior Note Holders) upon three (3) Business Days’ written notice to the Debtors (or such lesser time if the voting deadline for the Amended Plan is to occur, or if the Confirmation Hearing is to commence within such period) following a material adverse change or modification to the treatment of the Claims of holders of Visteon Notes under the

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Amended Plan, in the form attached hereto as of the date hereof, that has been effected without the prior written consent of such Consenting Senior Note Holder;

(e)	and shall be terminated automatically if the Equity Commitment Agreement has been validly terminated, subject to, and in accordance with, the Debtors’ rights hereunder to commence the Expedited Proceedings (as defined below):
(1)	by Requisite Investors pursuant to Section 10.1(c)(i) of the Equity Commitment Agreement;

(2)	by Requisite Investors pursuant to Section 10.1(c)(iv) of the Equity Commitment Agreement (excluding a termination of the Equity Commitment Agreement by Requisite Investors pursuant to Section 10.1(c)(iv) of the Equity Commitment Agreement in the event of a breach by any Investor); provided, however, that this Agreement shall not be terminated pursuant to this Section 7.1(e)(2) in the event of any extension of the Outside Date (as defined in the Equity Commitment Agreement) pursuant to clause (A) or (B) of Section 10.1(b)(iii) of the Equity Commitment Agreement, if, following the date that would otherwise have been the Outside Date (as defined in the Equity Commitment Agreement) but for such extension, the Equity Commitment Agreement is terminated by the Requisite Investors pursuant to Section 10.1(c)(iv) of the Equity Commitment Agreement as a result of any breach or breaches of the Equity Commitment Agreement by the Debtors that would cause a failure of any condition set forth in Section 8.1(l) of the Equity Commitment Agreement;

(3)	by Requisite Investors pursuant to Section 10.1(c)(vi) of the Equity Commitment Agreement;

(4)	by the Debtors pursuant to Section 10.1(b)(ii) of the Equity Commitment Agreement, unless:
(A)	the Debtors shall have provided the Lead Investors (as defined in the Equity Commitment Agreement) with ten (10) Business Days’ prior notice of their intent to terminate the Equity Commitment Agreement (which notice the Debtors hereby agree to so deliver);

(B)	the Requisite Investors have failed to exercise their Plan Cure Rights (as defined below), or have failed to obtain confirmation of the Rights Offering Sub Plan following their exercise of such Plan Cure Rights; and

(C)	following a failure of the Requisite Investors to exercise the Plan Cure Rights or to obtain confirmation of the Rights Offering Sub Plan following their exercise of the Plan Cure Rights, the Claims Conversion Sub Plan shall be confirmable by the Bankruptcy Court without amendment or with only such amendments as would

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not require re-solicitation of the holders of Visteon Notes or, if also made to the Rights Offering Sub Plan, would result in the confirmation of the Rights Offering Sub Plan.
The Requisite Investors’ “Plan Cure Rights” pursuant to this Section 7.1(e)(4) shall be as follows: within the ten (10) Business Day period following the Lead Investors’ (as defined in the Equity Commitment Agreement) receipt of notice of the Debtors’ intent to terminate the Equity Commitment Agreement pursuant to Section 10.1(b)(ii) thereof, the Requisite Investors shall deliver a written amendment or amendments which are acceptable to the Debtors in their reasonable discretion to the Equity Commitment Agreement or the Amended Plan, as the case may be (collectively, the “Amendments”), that resolve all objections to the Amended Plan sustained by the Bankruptcy Court (with the exception of those described in Section 7.1(f) below) in a manner that either:
(i)	does not require the Debtors to re-solicit approval of the Amended Plan; or

(ii)	if re-solicitation is ordered by the Bankruptcy Court following the Parties’ request that no further solicitation be required, such re-solicitation requires the Debtors to re-solicit approval of the Amended Plan only from Holders of 7.00% Senior Note Claims, 8.25% Senior Note Claims, and 12.25% Senior Note Claims; provided that binding agreements to support the Amended Plan, as amended by the Amendments, are delivered to the Debtors by Consenting Senior Note Holders holding at least two-thirds in aggregate principal amount of the 7.00% Senior Notes and 8.25% Senior Notes and two-thirds in aggregate principal amount of the 12.25% Senior Notes within five (5) Business Days after delivery of the Amendments;
(5)	by the Debtors, pursuant to Section 10.1(b)(iii) of the Equity Commitment Agreement if the conditions in Sections 8.1(h), (i), and (j) thereof have not been satisfied and the outstanding items which are the cause of such conditions to not be satisfied (i.e., any outstanding consents, approvals, notifications, waiting period expirations, etc.) are also necessary under applicable Law for the Debtors to consummate the Claims Conversion Sub Plan;

(6)	by the Debtors pursuant to Section 10.1(d)(ii) of the Equity Commitment Agreement; or

(7)	by Requisite Investors pursuant to Section 10.1(c)(ix) of the Equity Commitment Agreement (any termination of the Equity Commitment

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Agreement described in this Section 7.1(e), a “Plan Support Termination Event”); or
(f)	by Requisite Investors, upon three (3) Business Days’ written notice to the Debtors if (i) the Bankruptcy Court shall determine not to approve the Rights Offering Sub Plan solely on account of issues arising from a Management Agreement (as defined in the Equity Commitment Agreement) or Exhibits G or L to the Equity Commitment Agreement and (ii) the Debtors have not filed or delivered, as applicable, such amendments that are reasonably acceptable to the Requisite Investors to any Management Agreement (as defined in the Equity Commitment Agreement) or Exhibits G or L to the Equity Commitment Agreement and/or Amended Plan as may be necessary to resolve all objections with respect to issues arising from a Management Agreement (as defined in the Equity Commitment Agreement) or Exhibits G or L to the Equity Commitment Agreement sustained by the Bankruptcy Court within sixty (60) days following the Bankruptcy Court’s determination not to approve the Rights Offering Sub Plan.
     The provisions of this Section 7.1 are intended solely for the benefit of the Debtors and the Consenting Senior Note Holders; provided, however, that a Consenting Senior Note Holder or a Debtor may not seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions. The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder (the “Automatic Stay”) in connection with giving any notice described in this Section 7.1 (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). Any such termination (or partial termination) of this Agreement shall not restrict the Parties’ rights and remedies for any breach of this Agreement by any Party, including, but not limited to, the reservation of rights set forth in Section 5 hereof, and the right of specific performance set forth in Section 8.8. For the avoidance of doubt, except as set forth in Section 7.1(e)(5) hereof, any termination of the Equity Commitment Agreement by the Debtors pursuant to Section 10.1(b)(iii) thereof shall not result in a right for any Party to terminate this Agreement.
     If this Agreement is terminated or alleged to have been terminated pursuant to Section 7.1(e) hereof, the Debtors shall have three (3) Business Days to provide notice (such notice, the “Dispute Notice”) to the Requisite Investors of their intent to commence expedited proceedings in the Bankruptcy Court to determine whether a Plan Support Termination Event has occurred (the “Expedited Proceedings”). The Consenting Senior Note Holders hereby agree to consent to the commencement of the Expedited Proceedings and this Agreement shall not be terminated with respect to the Consenting Senior Note Holders pursuant to Section 7.1(e) hereof unless and until (A) the Debtors fail to file a motion seeking to commence the Expedited Proceedings within seven (7) Business Days after receipt of the Dispute Notice by counsel to the Consenting Senior Note Holders, or (B) a Final Order has been entered determining that a Plan Support Termination Event has occurred, provided that the Debtors shall not be permitted to proceed with consummation of the Claims Conversion Sub Plan pending entry of such Final Order. For the avoidance of doubt, this last paragraph of Section 7.1 shall survive any termination of this Agreement.

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7.2	Effects of Termination.
     In the event this Agreement is terminated (or is terminated with respect to any Party), the Parties hereto (or the Parties with respect to which this Agreement has been terminated, as applicable) shall not have any continuing liability or obligation under this Agreement and each Party (or each Party with respect to which this Agreement has been terminated, as applicable) shall have all the rights and remedies available to it under applicable law; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination. Following any termination of this Agreement (including a termination by a Consenting Senior Note Holder with respect to such Consenting Senior Note Holder pursuant to Section 7.1(d) hereof), the Debtors may proceed to seek confirmation of the Amended Plan and shall not be required to re-solicit acceptances of the Amended Plan to the extent that any such solicitation has occurred; provided that the Consenting Senior Note Holders shall be deemed to have voted to reject the Claims Conversion Sub Plan for the purposes of confirmation of the Claims Conversion Sub Plan; provided further, that to the extent that any Consenting Senior Note Holder has terminated this Agreement with respect to itself pursuant to Section 7.1(d) hereof, such Consenting Senior Note Holder shall be deemed to have voted to reject the Amended Plan without regard to whether the Debtors seek confirmation of the Rights Offering Sub Plan or Claims Conversion Sub Plan; provided further, that the Debtors shall adjourn the Confirmation Hearing to the date that is thirty (30) days from the date that this Agreement has been terminated (or the soonest date thereafter permitted by the Bankruptcy Court’s schedule), and, during such period, the Consenting Senior Note Holders shall have the opportunity to prepare for the Confirmation Hearing, including by taking discovery and filing pleadings and objections.
Section 8. Miscellaneous Terms.
8.1	Binding Obligation; Assignment.
(a)	Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in the Chapter 11 Cases, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives. Nothing in this Agreement, express or implied, shall give to any Entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants, and obligations of each Consenting Senior Note Holder contained in this Agreement are, in all respects, several, but not joint.

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(b)	Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 2.2 hereof.
8.2	Further Assurances.
     The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.
8.3	Headings.
     The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
8.4	Governing Law.
     THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.
     Further, by its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees that, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
8.5	Complete Agreement, Interpretation, Modification, and Conflicts.
(a)	Complete Agreement. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

(b)	Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)	Modification of Plan Support Agreement. This Agreement may only be modified, altered, amended, or supplemented by an agreement in writing signed by the Debtors and the Requisite Senior Note Holders; provided, however, that Section 7.1(d) hereof and this Section 8.5(c) shall not be amended without the consent of each Consenting Senior Note Holder; provided further, that any other provision hereof conferring rights upon an individual Consenting Senior Note

17

Holder, or conditioning the obligations of any such Consenting Senior Note Holder hereunder, by reference to Section 7.1(d) hereof shall not be amended without the consent of each Consenting Senior Note Holder; and provided further that Section 8.14 hereof (and this proviso of this Section 8.5(c)) shall not be amended without the consent of each Consenting Senior Note Holder which is a member of the Creditors’ Committee.

(d)	Modification of Amended Plan. Subject to the rights set forth in Section 7.1(d) hereof, the Amended Plan may only be modified, altered, amended or supplemented as set forth in the Equity Commitment Agreement.

(e)	Conflicts. To the extent there is any conflict between the terms of this Agreement and the terms of the Equity Commitment Agreement, the rights of the Investors under the Equity Commitment Agreement shall be governed by the Equity Commitment Agreement in all respects.
8.6	Calculation of Visteon Claims.
     The Parties acknowledge and agree that on the effective date of the Amended Plan, the 7.00% Senior Notes Claims, 8.25% Senior Notes Claims, and 12.25% Senior Notes Claims shall be Allowed in the aggregate amount of $456.82 million, $211.41 million, and $202.36 million, respectively.
8.7	Execution and Binding Obligations of this Agreement.
     This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
     This Agreement will become binding and effective on the Parties upon its execution by (a) the Debtors, (b) holders of 7.00% Senior Notes and 8.25% Senior Notes holding at least two-thirds in amount of the aggregate amount of the 7.00% Senior Notes and 8.25% Senior Notes; and (c) holders of 12.25% Senior Notes holding at least two-thirds in amount of the aggregate amount of the 12.25% Senior Notes; provided that the Debtors’ obligations hereunder shall be subject to entry of the Plan Support Agreement Approval Order.
8.8	Specific Performance.
     If a Party breaches any obligation, term, or provision of this Agreement, such Party shall not be liable for money damages. This Agreement, including, without limitation, the Parties’ respective obligations to vote for and support the Amended Plan as provided herein, and to facilitate its confirmation and consummation as provided herein, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party (and in any event is not a remedy available under this Agreement), and

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each non-breaching Party (as applicable) shall (a) subject to prior approval of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, with respect to voting for the Amended Plan as provided herein, and (b) with respect to all other obligations contained herein, in each case, be entitled solely to specific performance and injunctive or other equitable relief as a remedy for any such breach.
8.9	Settlement Discussions.
     This Agreement and the Restructuring are part of a proposed settlement among the Parties with respect to the Relevant Claims and Relevant Interests. Nothing herein shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
8.10	Consideration.
     The Debtors and each Consenting Senior Note Holder hereby acknowledge that no consideration, other than that specifically described herein and in the Amended Plan shall be due or paid to the Consenting Senior Note Holders for their agreement to support confirmation of the Amended Plan in accordance with the terms and conditions of this Agreement, other than the Debtors’ agreement to use commercially reasonable efforts to obtain approval of the Disclosure Statement and to seek confirmation of the Amended Plan in accordance with the terms and conditions of the Amended Plan.
8.11	Notices.
     All notices hereunder shall be deemed given if in writing and hand-delivered or sent by courier, by registered or certified mail (return receipt requested), or by electronic mail to the following addresses (or at such other addresses as shall be specified by like notice):
(a)	if to the Debtors, to: Visteon Corporation, One Village Center Drive, Van Buren Township, Michigan 48111; Attn.: Michael K. Sharnas (msharnas@visteon.com); with copies to: (i) Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, NY 10022-4611, Attn.: Marc Kieselstein, P.C (marc.kieselstein@kirkland.com) and Brian S. Lennon (brian.lennon@kirkland.com) and (ii) Kirkland & Ellis, LLP, 300 North LaSalle, Chicago, IL 60654; Attn: James J. Mazza Jr. (james.mazza@kirkland.com); and

(b)	if to a Consenting Senior Note Holder, including a transferee thereof, to: (i) White & Case LLP, Wachovia Financial Center, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, Attn.: Thomas E. Lauria (tlauria@miami.whitecase.com), (ii) White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attn.: Gerard Uzzi (guzzi@ny.whitecase.com) and Gregory Pryor (gpryor@ny.whitecase.com), and (iii) Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, Attn.: Michael Stamer (mstamer@akingump.com) and Arik Preis (apreis@akingump.com).

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     Any notice given by hand-delivery, courier, mail, or electronic mail shall be effective when received.
8.12	Third Party Beneficiaries.
     This Agreement is intended for the benefit of the Parties hereto and no toher person shall have any right hereunder.
8.13	Relationship Among the Parties.
     It is understood and agreed that no Consenting Senior Note Holder has any duty of trust or confidence with any other Consenting Senior Note Holder and there are no commitments arising among or between the Consenting Senior Note Holders except as expressly provided herein.
8.14	Committee Membership.
     Notwithstanding anything to the contrary herein, nothing in this Agreement shall, or shall be deemed to, prevent or limit any Consenting Senior Note Holder (or any of its members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, or representatives) from taking any action or refraining from taking any action to exercise its (or their) fiduciary duties in its capacity as a member of the Creditors’ Committee.
* * * * * *

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     IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

VISTEON CORPORATION (on behalf of itself and its Debtor affiliates)
By:
Name:
Its:

Signature Page to Plan Support Agreement

Dated: ____________, 2010

CONSENTING SENIOR NOTE HOLDER
Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

Aggregate outstanding principal amount of Senior Notes Claims that are Relevant Claims: 7.00% Senior Notes Claims
$

8.25% Senior Notes Claims
$

12.25% Senior Notes Claims
$

Total Senior Notes Claims
$

Description and amount of each additional Claim or Equity Interest that is a Relevant Claim or Relevant Interest other than Senior Notes Claims:
$
Description:

Signature Page to Plan Support Agreement

EXHIBIT A
AMENDED PLAN

EXHIBIT B
DISCLOSURE STATEMENT

EXHIBIT C
FORM OF TRANSFER AGREEMENT

TRANSFER AND PLAN SUPPORT JOINDER AGREEMENT
     This Transfer and Plan Support Joinder Agreement (the “Agreement”) is dated as of _________ and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”) in accordance with Section 2.2 of the Plan Support Agreement attached hereto as Exhibit A (the “Plan Support Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Plan Support Agreement.
     WHEREAS, Assignor is a party to the Plan Support Agreement and has assigned to Assignee by separate agreement claims held by the Assignee against the Debtors;
     WHEREAS, the assignment by Assignor to Assignee is not effective unless Assignee complies with Section 2.2 of the Plan Support Agreement; and
     WHEREAS, Assignee agrees to comply with the Plan Support Agreement by entering into this Agreement.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Assignment and herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. The Assignee (a) agrees to be bound by the Plan Support Agreement as a Consenting Senior Note Holder and (b) assumes the rights and obligations of a Consenting Senior Note Holder under the Plan Support Agreement, and shall be deemed for all purposes to be a Consenting Senior Note Holder. The Assignee (a) represents and warrants to each of the other Parties to the Plan Support Agreement that, solely with respect to itself, the statements set forth in Section 3 and Section 4 of the Plan Support Agreement are true, correct and complete as of the date hereof; and (b) further represents and warrants that (i) it is acquiring the claims from [          ] in the amounts set forth on Schedule 1 hereof (the “Assigning Claims”), and (ii) upon consummation of such acquisition under the applicable agreements to which such Assigning Claims relate, it will be the legal or beneficial owner of the Assigning Claims.
     2. Assignee shall deliver a copy of this Agreement to the Debtors no later than three (3) Business Days after the date of this Agreement.
     3. When acknowledged by the Debtors, this Agreement may be attached to the Plan Support Agreement to evidence the foregoing assumptions and agreements; provided that any failure by the Debtors to acknowledge this Agreement shall not affect the validity or enforceability hereof.
     4. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

     5. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DECLINES TO EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.
     6. This Agreement shall be effective upon execution by the Assignor and Assignee and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail in portable document format (pdf) shall be effective as delivery of a manually executed counterpart of this Assignment.
[Remainder of page intentionally left blank]

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     The terms set forth in this Agreement are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

Address:

Telephone:
Facsimile:
Email:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Address:

Telephone:
Facsimile:
Email:

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ACKNOWLEDGEMENT
     By its signature below, Visteon Corporation, on behalf of itself and all other Debtors, acknowledges the Transfer evidenced by the Agreement to which this Acknowledgement is attachment.

VISTEON CORPORATION
By:
Title:

Dated:

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SCHEDULE 1

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EXHIBIT I
FORM OF REGISTRATION RIGHTS AGREEMENT
          THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [_______], 2010 by and among Visteon Corporation, a Delaware corporation (the “Company”), and the parties identified as “Investors” on the signature page hereto and any parties identified on the signature page of any joinder agreements executed and delivered pursuant to Section 12 or Section 13 hereof (each, including the Investors, a “Holder” and, collectively, the “Holders”). Capitalized terms used but not otherwise defined herein are defined in Section 1 hereof.
RECITALS:
          WHEREAS the Company proposes to issue the New Common Stock (as defined below) pursuant to, and upon the terms set forth in, the Plan of Reorganization of Visteon Corporation and certain of its Subsidiaries and Affiliates (the “Plan”) under chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532. In accordance with the Plan, the Company agrees for the benefit of the Holders, as follows:
          NOW, THEREFORE, in accordance with the Plan, and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Holders hereby agree as follows:
          Section 1. Definitions.
          “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.
          “Agreement” has the meaning specified in the first paragraph hereof.
          “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
          “Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.
          “Commission” means the United States Securities and Exchange Commission or any successor governmental agency.
          “Company” has the meaning specified in the first paragraph hereof.
          “Company Notice” has the meaning specified in Section 2(c).

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          “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.
          “Counsel to the Holders” means, one counsel selected from time to time by the Holders of a majority of the Registrable Securities.
          “Demand Notice” has the meaning specified in Section 2(c).
          “Determination Date” has the meaning specified in Section 2(g).
          “Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).
          “Effective Date” has the meaning assigned to such term in the Plan.
          “Equity Commitment Agreement” means that certain Equity Commitment Agreement dated as of May 6, 2010, among the Company and the other parties thereto.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “FINRA” means the Financial Industry Regulatory Authority, Inc.
          “Follow-On Registration Notice” has the meaning specified in Section 2(h)(i).
          “Follow-On Shelf” has the meaning specified in Section 2(h)(i).
          “Form S-3 Shelf” has the meaning specified in Section 2(a).
          “Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.
          “Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.
          “Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-l(c) promulgated under the Exchange Act) with respect to the Registrable Securities or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of an exchangeable security or

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similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:
     (i) transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a prospectus and may use Registrable Securities to close out its short position;
     (ii) transactions pursuant to which a Holder sells short Registrable Securities pursuant to a prospectus and delivers Registrable Securities to close out its short position;
     (iii) transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a prospectus or an exemption from registration under the Securities Act; and
     (iv) a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares, in each case, in a public transaction pursuant to a prospectus.
          “Holder” and “Holders” have the meanings give to those terms in the first paragraph hereof.
          “Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.
          “Investors” has the meaning specified in the first paragraph hereof.
          “Lock-Up Period” has the meaning specified in Section 4(a).
          “Losses” has the meaning specified in Section 8(d).
          “NASDAQ” means the The NASDAQ Stock Market.
          “New Common Stock” means the shares of common stock, par value $.01 per share, of the Company issued on and after the Effective Date and any additional shares of such common stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any such security into which such New Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.
          “Other Holders” has the meaning specified in Section 3(a).
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated

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organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.
          “Piggyback Takedown” has the meaning specified in Section 3(a).
          “Plan” has the meaning specified in the Recitals.
          “Prospectus” means the prospectus used in connection with a Registration Statement.
          “Registrable Securities” means at any time any shares of New Common Stock issued or issuable on or after the Effective Date to any Holder hereto, including, without limitation, any New Common Stock issued pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests (including for avoidance of doubt the Rights (as defined in the Plan)) issued pursuant to the Plan, any New Common Stock issued pursuant to the Guaranty Warrants (as defined in the Plan) and any New Common Stock issued pursuant to the Direct Commitment (as defined in the Plan), and any securities paid, issued or distributed in respect of any such New Common Stock by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, but excluding shares of New Common Stock acquired in the open market after the Effective Date; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (w) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (x) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; (y) with respect to the Registrable Securities held by any Holder (or its Affiliates), any time that such Holder Beneficially Owns Registrable Securities representing less than 5% of the then outstanding New Common Stock and is permitted sell such Registrable Securities under Rule 144(b)(1); and (z) the date on which such securities cease to be outstanding. For the purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitation upon the exercise of such right), whether or not such acquisition has been effected.
          “Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of Registrable Securities in compliance with this Agreement, including, without limitation, (i) Commission, stock exchange, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the New York Stock Exchange, NASDAQ (or any other national securities exchange) or the quotation of Registrable Securities on any inter-

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dealer quotation system, (vi) the fees and expenses incurred in connection with any road show for underwritten offerings and (vii) reasonable fees, charges and disbursements of Counsel to the Holders, including, for the avoidance of doubt, any expenses of Counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or Free Writing Prospectus hereunder.
          “Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.
          “Rights Offering” means the rights offering conducted pursuant to the Plan in accordance with the Rights Offering Procedures.
          “Rights Offering Procedures” means the document attached as an Exhibit to the Equity Commitment Agreement setting forth the procedures for the Rights Offering.
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Holders and legal expenses not included within the definition of Registration Expenses.
          “Shelf” has the meaning specified in Section 2(a).
          “Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
          “Shelf Takedown” means either an Underwritten Shelf Takedown or a Piggyback Takedown.
          “Suspension Period” has the meaning specified in Section 2(e)(ii).
          “Underwritten Shelf Takedown” has the meaning specified in Section 2(b).
          “Well-Known Seasoned Issuer” means a “well-known seasoned issuer” under Rule 405 promulgated under the Securities Act.
          Section 2. Shelf Registrations.
          (a) Filing. The Company shall use its reasonable best efforts to file within fourteen (14) Business Days after the Effective Date a registration statement on any permitted form that qualifies, and is available for, the resale of Registrable Securities, with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (the “Shelf”). The Company shall use its reasonable best efforts to cause the Shelf to become effective as promptly thereafter as practicable. The Company shall include in the Shelf all Registrable Securities with respect to which the Company has received written requests for inclusion therein at least five (5) Business Days prior to the date of filing pursuant to a registration notice and questionnaire provided to holders under the Rights Offering

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Procedures; provided, however, that in order to be named as a selling securityholder each Holder must furnish to the Company in writing such information in writing as may be reasonably requested by the Company for the purpose of including such Holder’s Registrable Securities in the Shelf (the “Selling Holder Information”). The Company shall include in the Shelf Selling Holder Information received by, to the extent necessary and in a manner so that upon effectiveness of the Shelf, the Holder shall be named, to the extent required by the rules promulgated under the Securities Act by the Commission, as a selling securityholder and be permitted to deliver (or be deemed to deliver) a prospectus relating to the Shelf to purchasers of the Registrable Securities in accordance with applicable law, and shall, if requested, within five (5) Business Days of any request, amend or supplement the Shelf such that the plan of distribution or other related information reflects transactions proposed to be conducted by any Holder. If the Company files an amended version of the Shelf, the Company shall include in such Shelf Selling Holder Information that was not included in any previous filed version of the Shelf. The Company shall use its reasonable best efforts to convert any Shelf that is on a Form S-1 (including any Follow-On Shelf) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3. If any Registrable Securities remain issued and outstanding after three (3) years following the initial effective date of such Shelf (the “Initial Shelf Effective Date”), the Company shall, prior to the expiration of such Shelf, file a new Shelf covering such Registrable Securities and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practical, such new Shelf. The Company shall maintain the effectiveness of the Shelf in accordance with the terms hereof for so long as any Registrable Securities remain issued and outstanding.
          (b) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering (including an “at-the-market offering” or a “registered direct offering”) that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that in the case of each such Underwritten Shelf Takedown such Holder or Holders will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $75 million.
          (c) Demand Notices. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Notice”). Each Demand Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) Business Days after receipt of any Demand Notice, the Company shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Notice”) and, subject to the provisions of Section 2(d) below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) Business Days after sending the Company Notice.
          (d) Priority on Underwritten Shelf Takedowns. The Company shall not include in any Underwritten Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities

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requested to be included in the Underwritten Shelf Takedown. If the managing underwriters for such Underwritten Shelf Takedown advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Underwritten Shelf Takedown, the Company shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Underwritten Shelf Takedown by the Holders, which in the opinion of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders of such Registrable Securities on the basis of the number of Registrable Securities held by each such Holder, and (ii) second, other securities, including securities that the Company proposes to register for its own account, requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder.
          (e) Restrictions on Underwritten Shelf Takedowns and Use of Registration Statement.
     (i) The Company shall not be obligated to effect more than (x) three (3) Underwritten Shelf Takedowns during any period of twelve (12) consecutive months during the first two-year period after the Effective Date, and (y) two (2) Underwritten Shelf Takedowns during any period of twelve (12) consecutive months following the first two-year period after the Effective Date, and, in either case, shall not be obligated to effect an Underwritten Shelf Takedown within one-hundred twenty (120) days after the pricing of a previous Underwritten Shelf Takedown.
     (ii) Upon written notice to the Holders of Registrable Securities, the Company shall be entitled to suspend, for a period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if the Company determines in its reasonable good faith judgment, after consultation with counsel, that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided that (A) there are no more than three (3) Suspension Periods in any 12-month period, (B) the duration of all Suspension Periods may not exceed ninety (90) days in the aggregate in any twelve (12)-month period, (C) the duration of any one period may not exceed sixty (60) days, (D) at least thirty (30) days must elapse between Suspension Periods, and (E) the Company shall use its good faith efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable unless, commencing on or after date that is (60) days after the initial effective date of the first Shelf filed pursuant to Section 2(a), such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger,

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acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company.
          (f) Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one (1) or more reputable nationally recognized investment banks), subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed.
          (g) Automatic Shelf Registration. Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as practicable but in no event later than twenty (20) days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than thirty (30) days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer (the “Determination Date”), within twenty (20) days after such Determination Date, the Company shall (A) give written notice thereof to all of the Holders and (B) file a Registration Statement on an appropriate form (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use reasonable best efforts to have such Registration Statement declared effective as promptly as practicable (but in no event more than thirty (30) days) after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities.
          (h) Additional Selling Stockholders and Additional Registrable Securities.
     (i) If the Company is not a Well-Known Seasoned Issuer, within twenty (20) days after a written request by one or more Holders of Registrable Securities to register for resale any additional Registrable Securities owned by such Holders, the Company shall file a Registration Statement substantially similar to the Shelf then effective, if any (each, a “Follow-On Shelf”), to register for resale such Registrable Securities. The Company shall give written notice (the “Follow-On Registration Notice”) of the filing of the Follow-On Shelf at least seven (7) days prior to filing the Follow-On Shelf to all Holders of Registrable Securities whose Registrable Securities are not already the subject of a Shelf and shall include in such Follow-On Shelf all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after sending the Follow-On Registration Notice. Notwithstanding the foregoing, the Company shall not be required to file a Follow-On Shelf (x) if the aggregate amount of Registrable Securities requested to be registered on such

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Follow-On Shelf by all Holders that have not yet been registered represent less than 1% of the then outstanding New Common Stock or (y) if the Company has filed a Follow-On Shelf in the prior ninety (90) days. The Company shall use reasonable best efforts to cause such Follow-On Shelf to be declared effective as promptly as practicable and in any event within sixty (60) days of filing such Follow-On Shelf. Any Registrable Securities requested to be registered pursuant to this Section 2(h)(i) that have not been registered on a Shelf or pursuant to Section 3 below at the time the Follow-On Shelf is filed shall be registered pursuant to such Follow-On Shelf.
     (ii) If the Company is a Well-Known Seasoned Issuer, within five (5) Business Days after a written request by one or more Holders of Registrable Securities to register for resale any additional Registrable Securities owned by such Holders, the Company shall make all necessary filings to include such Registrable Securities in the Automatic Shelf Registration Statement filed pursuant to Section 2(g).
     (iii) If a Form S-3 Shelf or Automatic Shelf Registration Statement is effective, within five (5) Business Days after written request therefor by a Holder of Registrable Securities, the Company shall file a prospectus supplement or current report on Form 8-K to add such Holder as a selling stockholder in such Form S-3 Shelf or Automatic Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.
          (i) Other Registration Rights. Except as expressly contemplated by the Plan, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. The Company shall not hereafter enter into any agreement with respect to its securities which (x) is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement, or (y) grants any Person the right to request the Company to register any securities of the Company, except for such rights as are not more favorable than the rights granted to the Holders of Registrable Securities hereunder.
          Section 3. Piggyback Takedowns.
          (a) Right to Piggyback. Whenever the Company proposes to offer any of its New Common Stock (a “Piggyback Takedown”) pursuant to a registration statement in any underwritten offering of New Common Stock (including an “at-the-market offering” or a “registered direct offering”) whether for its own account or for the account of holders of the Company’s securities (other than the Investors) (“Other Holders”), the Company shall send prompt written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a shelf registration statement, such notice shall be sent not less than ten (10) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a registration statement that is not a shelf registration statement, such notice shall be given not less than ten (10) Business Days prior to the expected date of filing of such registration statement.

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The Company shall, subject to the provisions of Sections 3(b) and (c) below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within seven (7) Business Days after sending the Company’s notice and shall file any post effective amendment or prospectus supplement necessary to include such Registrable Securities. Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown.
          (b) Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for such Piggyback Takedown advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such Piggyback Takedown by the Holders (pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder), and (iii) third, other securities requested to be included in such Piggyback Takedown.
          If, as a result of the proration provisions of this Section 3(b), any Holder shall not be entitled to include all Registrable Securities in a Piggyback Takedown that such Holder has requested be included, such Holder may elect to withdraw its request to include Registrable Securities in such Piggyback Takedown or may reduce the number requested to be included; provided, however, that (A) such request must be made in writing prior to the execution of the underwriting agreement and (B) such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggyback Takedown as to which such withdrawal was made.
          (c) Priority on Secondary Piggyback Takedowns. If a Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the securities requested to be included therein by the Other Holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such Piggyback Takedown by the Holders (pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder), and (iii) third, other securities requested to be included in such registration.
          If, as a result of the proration provisions of this Section 3(c), any Holder shall not be entitled to include all Registrable Securities in a Piggyback Takedown that such Holder has requested be included, such Holder may elect to withdraw its request to include Registrable Securities in such Piggyback Takedown or may reduce the number requested to be included; provided, however, that (A) such request must be made in writing prior to the execution of the

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underwriting agreement and (B) such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggyback Takedown as to which such withdrawal was made.
          (d) Selection of Underwriters. If any Piggyback Takedown is an underwritten primary registration on behalf of the Company, the Company will have the sole right to select the investment banker(s) and manager(s) for the offering. If any Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, the Company or the Other Holders, in accordance with any agreement governing such registration, will have the sole right to select the investment banker(s) and manager(s) for the offering.
          Section 4. Holdback Agreements.
           (a) Holders of Registrable Securities. In connection with any Shelf Takedown or other underwritten public offering of equity securities by the Company (a “Company Underwritten Offering”), if requested by the managing underwriter for such offering, each Holder who Beneficially Owns five percent (5%) or more of the outstanding shares of New Common Stock and any other Holder participating in such offering agrees to enter into a lock-up agreement containing customary restrictions on transfers of equity securities of the Company (except with respect to such securities as are proposed to be offered pursuant to the Shelf Takedown or underwritten public equity offering), or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Company, during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such Shelf Takedown (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Lock-Up Period”); provided, that the Holders shall not be subject to the provisions hereof unless the Company’s directors, officers, Holders who Beneficially Owns five percent (5%) or more of the outstanding shares of New Common Stock and any other Holders participating in such offering shall have signed lock-up agreements containing substantially similar terms with the managing underwriter and if any such person shall be subject to a shorter lock-up period, receives more advantageous terms relating to the Lock-Up Period or receives a waiver of its lock-up period from the Company or an underwriter, then the Lock-Up Period shall be such shorter period, on such more advantageous terms and shall receive the benefit of that waiver; provided, further, that nothing herein will prevent (i) any Holder that is a partnership, limited liability company or corporation from making a distribution of Registrable Securities to the partners, members or stockholders thereof, the transfer by a Holder that is an investment advisor managing a separately managed account to the owner of the separately managed account, or a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4(a), (ii) the exercise, exchange or conversion of any security exercisable or exchangeable for, or convertible into, New Common Stock, provided the New Common Stock issued upon such exercise or conversion shall be subject to the restrictions set forth in this Section 4(a), or (iii) any Holder from continuing market-making or other trading activities as a broker-dealer in the ordinary course of business; provided, further, that there shall be a period of at least thirty (30) days between the end of any Lock-Up Period and the pricing date of any subsequent Company Underwritten Offering. If requested by the managing underwriter, each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that

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the Company’s underwriters in any relevant Shelf Takedown shall be third party beneficiaries of this Section 4(a). The provisions of this Section 4(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.
          (b) The Company. In connection with any Shelf Takedown, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act), during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such Shelf Takedown (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable).
          Section 5. Company Undertakings. Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
          (a) before filing a Registration Statement or Prospectus, any amendments or supplements thereto or any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act, at the Company’s expense, furnish to Counsel to the Holders copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by the Holders and provide a reasonable opportunity for review and comment on such documents by Counsel to the Holders;
          (b) notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under the Registration Statement applicable to such Shelf Registration or have otherwise ceased to be Registrable Securities, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;
          (c) refrain from naming any Holder as an underwriter in a registration statement, without first obtaining such Holder’s written consent;
          (d) furnish to each seller of Registrable Securities, and the managing underwriters (if any), without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters (if any) may reasonably request including in order to facilitate the disposition of the Registrable

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Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;
          (e) use its reasonable best efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);
          (f) notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (if any) (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 2(e)(ii) hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (if any) and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any request by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus supplement or any post-effective amendment thereto has become effective;
          (g) shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable after the

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effective date of the registration statement (and in any event within 90 days after the end of such 12 month period described hereafter), an earnings statement, which need not be audited, covering the period of at least 12 consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
          (h) subject to Section 7.4 of the Equity Commitment Agreement, use its reasonable best efforts to cause all such Registrable Securities (i) if the New Common Stock is then listed on a securities exchange, to continue to be so listed, (ii) if the New Common Stock is not then listed on a securities exchange, to, as promptly as practicable (subject to the limitations set forth in the Plan), and in no event later than the effective date of the Shelf filed pursuant to Section 2(a), be listed on a national securities exchange if so requested in writing by the holders of a majority in interest of the outstanding Registrable Securities, and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities;
          (i) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;
          (j) enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take such other actions as may be reasonably requested by the selling Holders or the managing underwriter, if any, to expedite the offer for sale or disposition of the Registrable Securities;
          (k) (A) subject to each selling Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, use its reasonable best efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to such selling Holder (to the extent consistent with Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants) and the managing underwriter, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; (B) use its reasonable best efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriter, if any) and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to each selling Holder and the managing underwriter, if any, provided, that the delivery of any “10b-5 statement” may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (A) above; and (C) provide officers’ certificates and other customary closing documents customarily delivered in connection with underwritten offerings and reasonably requested by the managing underwriter, if any; provided that the Company shall only be required to comply with this clause (k) in connection with, (x) the initial effective date of the first Shelf filed pursuant to Section 2(a), (y) an Underwritten Shelf Takedown or Piggyback Takedown and (z) on each date of filing of a Form 10-K, or amendment thereto, and Form 10-Q, or amendment thereto, by the Company with respect to each of the Company’s six consecutive fiscal quarters starting with the first Form 10-K

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or Form 10-Q filed following the initial effective date of the first Shelf filed pursuant to Section 2(a).
          (l) take all such other actions as the Holders of a majority of the Registrable Securities included in such Shelf Takedown or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other information meetings organized by the underwriters, if any;
          (m) upon reasonable notice and at reasonable times during normal business hours, make available for inspection and copying by any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement or Shelf Takedown, and any underwriter’s counsel, as applicable, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by any such Holder, Counsel to the Holders, underwriter or underwriter’s counsel in connection with such Registration Statement or Shelf Takedown, as applicable;
          (n) permit any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements relating to a Shelf Takedown, if applicable;
          (o) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any New Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;
          (p) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of a majority of the Holders of the Registrable Securities that are being sold pursuant to such Free Writing Prospectus, which Free Writing Prospectuses or other materials shall be subject to the review of Counsel to the Holders; provided, however, the Company shall not be responsible or liable for any breach by a Holder that has not obtained the prior written consent of the Company pursuant to Section 13(p);

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          (q) provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;
          (r) promptly notify in writing the Holders, the sales or placement agent, if any, therefor and the managing underwriters (if any) of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;
          (s) (i) prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any Federal or state governmental authority;
          (t) provide officers’ certificates and other customary closing documents;
          (u) cooperate with each Holder of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA;
          (v) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);
          (w) if requested by any participating Holder of Registrable Securities or the managing underwriters (if any), promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters (if any) may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;
          (x) in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters (if any) to facilitate the timely preparation and delivery of certificates (not bearing any legends)

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representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters (if any) may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities; and use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby;
          (y) use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.
          Section 6. Registration Expenses. All Registration Expenses shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.
          Section 7. Hedging Transactions.
          (a) The Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of Counsel to the Holders, it is necessary or desirable to have a Registration Statement under the Securities Act cover such Hedging Transaction or sales or transfers (whether short or long) of Registrable Securities in connection therewith, then the Company shall use its reasonable best efforts to take such actions (which may include the filing of a prospectus supplement to include additional or changed information that is material or is otherwise required to be disclosed, including a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its Affiliates as underwriters or potential underwriters, if applicable, or any change to the plan of distribution, as may reasonably be required to have such Hedging Transaction or sales or transfers of Registrable Securities in connection therewith covered by a Registration Statement under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder.
          (b) All Registration Statements in which Holders may include Registrable Securities under this Agreement shall be subject to the provisions of this Section 7. The selection of any Hedging Counterparty shall not be subject to Section 2(f), but the Hedging Counterparty shall be selected by the Holders of a majority of the Registrable Securities subject to the Hedging Transaction that is proposed to be effected.
          (c) If in connection with a Hedging Transaction, a Hedging Counterparty or any Affiliate thereof is (or may be considered) an underwriter or selling stockholder, then it shall be required to provide customary indemnities to the Company regarding the plan of distribution and like matters.
          (d) The Company further agrees to include, under the caption “Plan of Distribution” (or the equivalent caption), in each Registration Statement, and any related Prospectus (to the extent such inclusion is permitted under applicable Commission regulations and is consistent with comments received from the Commission during any Commission review of the Registration Statement), language substantially in the form of Schedule I hereto and to

17

include in each prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the relevant Holders and the Hedging Counterparty describing such Hedging Transaction.
          (e) In connection with a Hedging Transaction, each Hedging Counterparty shall be treated in the same manner as a managing underwriter for purposes of Section 5 of this Agreement.
          Section 8. Indemnification; Contribution.
          (a) The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, the Affiliates, directors, officers, employees, members, managers and agents of each such Holder and each Person who controls any such Holder within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities laws, or upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, in light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder specifically for inclusion therein including, without limitation, any notice and questionnaire, or (ii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 2(e)(ii) hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
          (b) Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities laws, upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Holder Free Writing Prospectus,

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preliminary, final or summary Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or Prospectus relates.
          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 8 to any indemnified party regarding any settlement or compromise or consent to the entry of any

19

judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
          (d) In the event that the indemnity provided in Section 8(a) or Section 8(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, “Losses”) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Holders of Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each Person who controls any Holder of Registrable Securities, agent or underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 8(d). Notwithstanding the foregoing, the total amount to be contributed by any Holder pursuant to this Section 8(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or Prospectus relates.

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          (e) The provisions of this Section 8 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 8 hereof, and will survive the transfer of Registrable Securities.
          (f) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 8 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Shelf Registration.
          Section 9. Participation in Underwritten Offering/Sale of Registrable Securities.
          (a) It shall be a condition precedent to the obligations of the Company to include Registrable Securities of any Holder in any Registration Statement or prospectus, as the case may be, that such Holder shall timely furnish to the Company (as a condition precedent to such Holder’s participation in such registration) its Selling Holder Information in accordance with the terms hereof. Each selling Holder shall timely provide the Company with such information as may be reasonably requested to enable the Company to prepare a supplement or post-effective amendment to any Shelf Registration or a supplement to any prospectus relating to such Shelf Registration.
          (b) No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
          (c) Each Person that has securities registered on a Registration Statement filed hereunder agrees that, upon receipt of any notice contemplated in Section 2(e)(ii), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.
          Section 10. Private Sale and Legends.
          (a) Except as provided in Section 4, the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities or other shares of New Common Stock pursuant to a private sale or other transaction which is not registered pursuant to the Securities Act. To the extent requested by a Holder, the Company shall take all reasonable steps necessary to assist and cooperate with such Holder to facilitate such sale or transfer, including delivery to the Holders of

21

a customary opinion regarding the availability of an exemption from the Securities Act for the Holders for such sale.
          (b) At the request of a Holder, the Company shall remove from each certificate evidencing Registrable Securities any legend if the Company is reasonably satisfied (based upon an opinion of counsel or, in the case of a Holder that is not an Affiliate of the Company proposing to transfer such securities pursuant to Rule 144(b)(1) of the Securities Act, other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act.
          Section 11. Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company covenants that it will (i) use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission. Immediately flowing the Effective Date, the Company shall become or remain an issuer required to file reports pursuant to either Section 13(a) or Section 15(d) of the Exchange Act. Furthermore, the Company shall use reasonable best efforts to make the Registrable Securities Depository Trust Company (DTC) eligible and to include upon issuance the Registrable Securities for trading and transfer on The PORTAL Alliance LLC’s trading platform.
          Section 12. Transfer of Registration Rights. The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by delivering to the Company a duly executed joinder agreement in form attached hereto as Exhibit A; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.
          Section 13. Joinder. Any Person who demonstrates that it is a Holder as of the Effective Date may acquire the rights of a Holder hereunder if it agrees in writing to become subject to the terms of this Agreement as a Holder by delivering to the Company a duly executed joinder agreement in form attached hereto as Exhibit A.
          Section 14. Amendment, Modification and Waivers; Further Assurances.

22

          (a) Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and the Holders holding at least fifty percent (50%) of the Registrable Securities then issued and outstanding; provided that in the event that such amendment, modification, supplement, waiver or consent would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.
          (b) Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
          (c) Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.
          Section 15. Miscellaneous.
          (a) Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.
          (b) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any trustee in bankruptcy) whether so

23

expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. No assignment or delegation of this Agreement by the Company, or any of the Company’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder.
          (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
          (d) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
          (e) Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.
          (f) Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.
          (g) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied or sent by facsimile to the recipient, or (c) one (1) Business Day after being sent to the recipient by

24

reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any Holder of Registrable Securities at the address set forth on the signature page hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. The Company’s address is:

Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Facsimile:	(734) 710-7112
Attention:	Chief Financial Officer

with copies (which shall not constitute notice) to:
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Facsimile:	(302) 652-4400
Attention:	Laura Davis Jones
James E. O’Neill
Mark M. Billion

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:	(312) 862-2200
Attention:	James H. M. Sprayregen, P.C.
James J. Mazza, Jr.
Gerald T. Nowak, P.C.
Howard Norber

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile:	(212) 446-4900
Attention:	Marc Kielselstein, P.C.
Brian S. Lennon

Notices to the Holders shall be sent to:

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900

25

Miami, Florida 33131
Facsimile:	(305) 358-5744
Attention:	Thomas E. Lauria

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile:	(212) 354-8113
Attention:	Gerard Uzzi
Gregory Pryor
Colin Diamond

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Facsimile:	(212) 872-1002
Attention:	Michael Stamer
Arik Preis
Tony Feuerstein
          If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
          (h) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or, thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
          (i) Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party

26

hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15(i) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
          (j) Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.
          (k) Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.
          (l) Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
          (m) Attorneys’ Fees. In the event of litigation or other proceedings in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including, without limitation, reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.
          (n) FWP Consent. No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.
          (o) No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.
          (p) Termination. The obligations of the Company and of any Holder, other than those obligations contained in Section 8, shall terminate with respect to the Company and such Holder as soon as such Holder no longer holds any Registrable Securities.

27

          (q) No Third-Party Beneficiaries or Other Right. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder or any remedies hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto; provided, however, that the Affiliates, directors, officers, employees, members, managers and agents of each indemnified party and each Person who controls any such Indemnified Party within the meaning of either the Securities Act or the Exchange Act are intended third-party beneficiaries of Section 8 and shall have the right, power, and authority to enforce the provisions thereof as though they were a party hereto.
* * *

28

          IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

VISTEON CORPORATION
By:
Its:

CQS CONVERTIBLE AND QUANTITATIVE STRATEGIES MASTER FUND LIMITED
By:
Name:
	Title:	Authorized Signatory

CQS DIRECTIONAL OPPORTUNITIES MASTER FUND LIMITED
By:
Name:
	Title:	Authorized Signatory

DEUTSCHE BANK SECURITIES INC. (Solely with Respect to the Distressed Products Group)
By:
Name:
Title:

By:
Name:
Title:

ELLIOTT INTERNATIONAL, L.P. By: Elliott International Capital Advisors Inc., as Attorney-in-Fact
By:
	Name:	Elliot Greenberg
	Title:	Vice President

GOLDMAN, SACHS & CO., solely with respect to the High Yield Distressed Investing Group
By:
Name:
Title:

KIVU INVESTMENT FUND LIMITED
By:
Name:
	Title:	Director

MONARCH MASTER FUNDING LTD By: MONARCH ALTERNATIVE CAPITAL LP, its investment advisor
By:
	Name:	Christopher Santana
	Title:	Managing Principal

OAK HILL ADVISORS, L.P., on behalf of certain private funds and separate accounts that it manages
By:
Name:
Title:

SOLUS ALTERNATIVE ASSET MANAGEMENT LP, as investment advisor to its private funds
By:
Name:
Title:

THE LIVERPOOL LIMITED PARTNERSHIP By: Liverpool Associates, Ltd., as General Partner
By:
	Name:	Elliot Greenberg
	Title:	Vice President

ALDEN GLOBAL DISTRESSED OPPORTUNITIES FUND, L.P. By: Alden Global Distressed Opportunities Fund GP, LLC, its general partner
By:
Name:
Title:

ALLEN ARBITRAGE, L.P.
By:
	Name:	Tal Gurion
	Title:	Managing Director of Investment Manager

ALLEN ARBITRAGE OFFSHORE
By:
	Name:	Tal Gurion
	Title:	Managing Director of Investment Manager

ARMORY MASTER FUND LTD. By: Armory Advisors LLC, its Investment Manager
By:
	Name:	Jay Burnham
	Title:	Manager

THE SEAPORT GROUP LLC PROFIT SHARING PLAN By: Armory Advisors LLC, its Investment Advisor
By:
	Name:	Jay Burnham
	Title:	Manager

CAPITAL VENTURES INTERNATIONAL By: Susquehanna Advisors Group, Inc., its authorized agent
By:
Name:
Title:

CASPIAN CAPITAL PARTNERS, L.P. By: Mariner Investment Group, as Investment Advisor
By:
	Name:	David Corleto
	Title:	Principal

CASPIAN SELECT CREDIT MASTER FUND, LTD. By: Mariner Investment Group, as Investment Advisor
By:
	Name:	David Corleto
	Title:	Principal

CITADEL SECURITIES LLC
By:
Name:
Title:

CSS, LLC
By:
	Name:	Jerry White
	Title:	Partner

CUMBERLAND PARTNERS By: CUMBERLAND GP LLC, its General Partner
By:
Name:
Title:

CUMBERLAND BENCHMARKED PARTNERS, L.P. By: CUMBERLAND BENCHMARKED GP LLC, its General Partner
By:
Name:
Title:

LONGVIEW PARTNERS B, L.P. By: LONGVIEW B GP LLC, its General Partner
By:
Name:
Title:

CUMBER INTERNATIONAL S.A. By: CUMBERLAND ASSOCIATES LLC, as Investment Adviser
By:
Name:
Title:

CYRUS EUROPE MASTER FUND LTD. By: Cyrus Capital Partners, L.P. as Investment Manager
By:
Name:
Title:

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.
By:	Cyrus Capital Partners, LP as Investment Manager

By:
Name:
Title:

CRESCENT 1 L.P.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:
Name:
Title:

CRS FUND LTD.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:
Name:
Title:

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
By:	Cyrus Capital Partners, L.P. as Investment Manager

By:
Name:
Title:

HALBIS DISTRESSED OPPORTUNITIES MASTER FUND, LTD.
By:
Name:
Title:

MARINER LDC
By:	Mariner Investment Group, as Investment Advisor

By:
	Name:	David Corleto
	Title:	Principal

MARINER LDC
By:	Riva Ridge Capital Management LP, as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:
Name:
Title:

MERCED PARTNERS LIMITED PARTNERSHIP
By:	Global Capital Management, Inc., General Partner

By:
	Name:	Thomas G. Rock
	Title:	Authorized Representative

MERCED PARTNERS II, L.P.
By:	Lydiard Partners, L.P., General Partner

By:	Tanglewood Capital Management, Inc., General Partner

By:
	Name:	Thomas G. Rock
	Title:	Authorized Representative

NEWFINANCE ALDEN SPV
By:	Alden Global Capital, its Trading Advisor

By:
Name:
Title:

QVT FUND LP
By:	QVT Associates GP LLC, its general partner

By:
Name:
Title:

QUINTESSENCE FUND L.P.
By:	QVT Associates GP LLC, its general partner

By:
Name:
Title:

RIVA RIDGE MASTER FUND, LTD.
By:	Riva Ridge Capital Management LP, as Investment Manager

By:	Riva Ridge GP LLC, GP to the Investment Manager

By:
Name:
Title:

SENECA CAPITAL, L.P.
By:
	Name:	Mike Anastasio
	Title:	CFO

SILVER POINT CAPITAL, L.P. on behalf of its affiliates and related funds
By:
Name:
Title:

SPECTRUM INVESTMENT PARTNERS, L.P.
By:	Spectrum Group Management LLC, its general partner

By:
	Name:	Jeffrey A. Schaffer
	Title:	Managing Member

SIPI MASTER LTD.
By:	Spectrum Investment Management LLC, its investment manager

By:
	Name:	Jeffrey A. Schaffer
	Title:	Managing Member

STARK CRITERION MASTER FUND LTD.
By:	Stark Criterion Management LLC
Its:	Investment Manager

By:
Name:
Title:

STARK MASTER FUND LTD.
By:	Stark Offshore Management LLC
Its:	Investment Manager

By:
Name:
Title:

UBS Securities LLC
By:
Name:
Title:

UBS Securities LLC
By:
Name:
Title:

VENOR CAPITAL MASTER FUND LTD.
By:
	Name:	Michael Wartell
	Title:	Authorized Signatory

WHITEBOX HEDGED HIGH YIELD PARTNERS, L.P.
By:	Whitebox Hedged High Yield Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:
Name:
Title:

WHITEBOX COMBINED PARTNERS, L.P.
By:	Whitebox Combined Advisors, LLC, its General Partner

By:	Whitebox Advisors, LLC, its Managing Member

By:
Name:
Title:

SCHEDULE I
PLAN OF DISTRIBUTION
          A selling stockholder may also enter into hedging and/or monetization transactions. For example, a selling stockholder may:
     (a) enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of the common stock under this prospectus, in which case the other party may use shares of common stock received from the selling stockholder to close out any short positions;
     (b) itself sell short common stock under this prospectus and use shares of common stock held by it to close out any short position;
     (c) enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer that common stock under this prospectus; or
     (d) loan or pledge common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.

EXHIBIT A
FORM OF JOINDER AGREEMENT
Ladies and Gentlemen:
     Reference is made to the Registration Rights Agreement, dated as of _________, 2010 (as such agreement may have been or may be amended from time to time) (the “Registration Rights Agreement”), by and among Visteon Corporation, a Delaware corporation (the “Company”), each of the other parties signatory thereto and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered pursuant to Section 11 of the Registration Rights Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Registration Rights Agreement.
     In consideration of the transfer to the undersigned of Registrable Securities of the Company, the undersigned represents that it is a transferee of [insert name of transferor] and agrees that, as of the date written below, the undersigned shall become a party to the Registration Rights Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto.
[SIGNATURE PAGE FOLLOWS]

Executed as of the _______ day of __________________, ____.
TRANSFEREE: [insert name of transferee]

By:
Name:
Title:

Address:

Acknowledged and agreed by: VISTEON CORPORATION
By:
Name:
Title:

EXHIBIT J
Rights Offering Procedures

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
VISTEON CORPORATION, et al.,[1]	)	Case No. 09-11786 (CSS)
)
	)	Jointly Administered
Debtors.	)
)

RIGHTS OFFERING PROCEDURES
     On [___], 2010, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered the Order (A) Approving the Adequacy of the Debtors’ Second Amended Disclosure Statement; (B) Approving Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Second Amended Plan of Reorganization; (C) Approving the Form of Various Ballots and Notices in Connection Therewith; and (D) Scheduling Certain Dates with Respect Thereto [Docket No. ___] (the “Disclosure Statement Order”) that, among other things, (a) approved the adequacy of the Second Amended Disclosure Statement for the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. ___] (as amended from time to time and including all exhibits and supplements thereto, the “Disclosure Statement”) filed in support of the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. ___] (as amended from time to time and including all exhibits thereto, the “Plan”) and (b) authorized the above-captioned debtors and debtors in possession (the “Debtors”) to solicit acceptances or rejections of the Plan from

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Visteon Corporation (9512); ARS, Inc. (3590); Fairlane Holdings, Inc. (8091); GCM/Visteon Automotive Leasing Systems, LLC (4060); GCM/Visteon Automotive Systems, LLC (7103); Infinitive Speech Systems Corp. (7099); MIG-Visteon Automotive Systems, LLC (5828); SunGlas, LLC (0711); The Visteon Fund (6029); Tyler Road Investments, LLC (9284); VC Aviation Services, LLC (2712); VC Regional Assembly & Manufacturing, LLC (3058); Visteon AC Holdings Corp. (9371); Visteon Asia Holdings, Inc. (0050); Visteon Automotive Holdings, LLC (8898); Visteon Caribbean, Inc. (7397); Visteon Climate Control Systems Limited (1946); Visteon Domestic Holdings, LLC (5664); Visteon Electronics Corporation (9060); Visteon European Holdings Corporation (5152); Visteon Financial Corporation (9834); Visteon Global Technologies, Inc. (9322); Visteon Global Treasury, Inc. (5591); Visteon Holdings, LLC (8897); Visteon International Business Development, Inc. (1875); Visteon International Holdings, Inc. (4928); Visteon LA Holdings Corp. (9369); Visteon Remanufacturing Incorporated (3237); Visteon Systems, LLC (1903); Visteon Technologies, LLC (5291). The location of the Debtors’ corporate headquarters and the service address for all the Debtors is: One Village Center Drive, Van Buren Township, Michigan 48111.

holders of Impaired Claims who are (or may be) entitled to receive distributions under the Plan.2
     Subject to Bankruptcy Court approval of the Debtors’ Plan under the Rights Offering Sub Plan, the Debtors are effectuating an offering (the “Rights Offering”) of rights (the “Subscription Rights”) to purchase shares of new common stock of the Reorganized Visteon, par value $0.01 per share (the “New Visteon Common Stock”) to holders of 7.00% Senior Notes, 8.25% Senior Notes, and 12.25% Senior Notes (collectively, the “Senior Notes”) that have validly completed and returned the Indication of Accredited Investor Status (the “Election Form”) certifying that as of May [17], 2010 (the “Rights Offering Record Date”) they are Accredited Investors (the “Eligible Holders”). In connection with the Rights Offering, each Eligible Holder shall receive its Pro Rata Allocation of Subscription Rights to purchase shares of New Visteon Common Stock. Each Eligible Holder’s Pro Rata Allocation of Subscription Rights shall be calculated as the proportion that an Eligible Holder’s Allowed Senior Notes Claim bears to the aggregate of all Allowed Senior Notes Claims as of the Rights Offering Record Date.
The Election Form — Indication of Accredited Investor Status
     As soon as practicable following the Rights Offering Record Date, holders of Senior Notes will be mailed Election Forms to determine whether or not they are Eligible Holders. All holders that properly deliver a validly completed Election Form to the Rights Offering Agent (as defined herein) so as to be received on or before 5:00 p.m. prevailing Pacific time on June [11], 2010 (the “Election Form Deadline”) shall, (i) in the case of holders who certify that they are Eligible Holders as of the Rights Offering Record Date, be permitted to participate in the Rights Offering and will be mailed these Rights Offering Procedures and the Subscription Form (as defined herein) (collectively, the “Rights Offering Documents”) as soon as practicable after the Election Form Deadline or (ii) in the case of holders who certify that they are not Eligible Holders as of the Rights Offering Record Date (such holders, the “Non-Eligible Holders”), have the right to receive the lesser of (a) their Cash Amount Allocation of $50.0 million in Cash or (b) 40% of the amount of their Allowed Claims in Cash (the “Cash Amount”) in lieu of receiving Subscription Rights, as set forth in the Plan.
     An Eligible Holder wishing to participate in the Rights Offering must follow the directions of the Election Form and the Rights Offering Documents with respect to timely and validly completing and returning the Election Form and the Subscription Form. The delivery of (i) the Election Form, (ii) the Subscription Form, and (iii)

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or the Disclosure Statement, as applicable. Copies of the Plan and the Disclosure Statement may be obtained by: (i) accessing the Debtors’ restructuring website at http://www.kccllc.net/visteon; (ii) writing to the Claims and Solicitation Agent at Visteon Balloting Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245; or (iii) calling the Debtors’ restructuring hotline at (866) 967-0260 within the U.S. or Canada or, outside of the U.S. or Canada, (310) 751-2660.

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immediately available funds from an Eligible Holder is at such holder’s risk and delivery will be deemed made only when received by the Rights Offering Agent. Once an Eligible Holder has properly delivered its Subscription Form, such exercise cannot be revoked, rescinded or modified.
     A Non-Eligible Holder wishing to receive the Cash Amount must follow the directions of the Election Form with respect to timely and validly completing and returning the Election Form. The delivery of the Election Form is at such holder’s risk and delivery will be deemed made only when received by the Rights Offering Agent.
     A holder that does not follow the required procedures under the Election Form and submit its Election Form to the Rights Offering Agent so that it is actually received by the Election Form Deadline will not be deemed an Eligible Holder and will forfeit any and all Subscription Rights and, if applicable, Oversubscription Rights (defined below).
The Subscription Form
     As soon as practicable after the Election Form Deadline, the Rights Offering Agent will provide by mail, electronic mail or facsimile transmission to such Eligible Holder a form (the “Subscription Form”) to allow such Eligible Holder to exercise its Subscription Rights and, if applicable, Oversubscription Rights. The Subscription Rights and Oversubscription Rights shall not be listed or quoted on any public or over-the-counter exchange or quotation system. No fractional Subscription Rights will be issued, and all such fractional Subscription Rights will be rounded down to the nearest whole number.
     Before exercising any Subscription Rights or Oversubscription Rights, Eligible Holders should read the Plan and the Disclosure Statement, including the section entitled “Risk Factors” and the section regarding the valuation of the Reorganized Debtors contained therein.
1. Commencement/Expiration of the Rights Offering
     The Rights Offering shall commence for each Eligible Holder upon such Eligible Holder’s receipt of the Subscription Form and shall expire at 5:00 p.m. prevailing Pacific time on [                    ], 2010 (the “Subscription Expiration Date”), or such later date as Visteon Corporation may specify in a notice provided to the Investors before 6:00 a.m. prevailing Pacific time on the Business Day immediately prior to the then-effective Subscription Expiration Date.

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2. Exercise of Subscription Rights or Oversubscription Rights3
     To exercise its Subscription Rights and, if applicable, Oversubscription Rights, an Eligible Holder must: (a) return a validly completed Subscription Form to Epiq Financial Balloting Group LLC (the “Rights Offering Agent”) so that such Subscription Form is actually received by the Rights Offering Agent on or before the Subscription Expiration Date and (b) pay to the Rights Offering Agent on or before the Subscription Expiration Date an amount equal to the Purchase Price multiplied by the number of shares of New Visteon Common Stock such Eligible Holder has elected to purchase in accordance with the payment instructions set forth on the Subscription Form. Once an Eligible Holder has properly delivered its Subscription Form, such exercise cannot be revoked, rescinded, or modified.
     If the Rights Offering Agent for any reason does not receive on or prior to the Subscription Expiration Date both a validly completed Subscription Form and immediately available funds as set forth above from an Eligible Holder, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering, subject to possible waiver in accordance with “Disputes, Waivers, and Extensions” below. The Debtors shall not be obligated to honor any purported exercise of Subscription Rights or Oversubscription Rights received by the Rights Offering Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.
     The Subscription Form will permit each Eligible Holder that validly exercises its Subscription Rights in full to subscribe for additional shares of New Visteon Common Stock to the extent that any Rights Offering Shares are unsubscribed and available (including any Available Direct Subscription Shares (as defined in the Equity Commitment Agreement) included in the Rights Offering pursuant to section 3.1(b) of the Equity Commitment Agreement). Eligible Holders electing to subscribe for additional shares must indicate the number of additional shares that such Eligible Holder would like to purchase in the appropriate place on the Subscription Form and pay for such additional shares in the same manner as the shares purchased pursuant to the Subscription Rights. If any Eligible Holder fails to exercise its Subscription Rights in full, such Eligible Holder shall be deemed to have relinquished and waived its right to exercise any Oversubscription Rights, subject to possible waiver in accordance with “Disputes, Waivers, and Extensions” below.
     If the number of Rights Offering Shares elected for purchase pursuant to Oversubscription Rights exceeds the number of unsubscribed Rights Offering Shares (including any Available Direct Subscription Shares included in the Rights Offering pursuant to section 3.1(b) of the Equity Commitment Agreement), then such unsubscribed Rights Offering Shares shall be apportioned to Eligible Holders that

[3]	The Debtors shall not be obligated under the Claims Conversion Sub Plan to, and shall not, honor any purported exercise of Subscription Rights or Oversubscription Rights.

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exercised such Oversubscription Rights (i) first, to the Lead Investors and their Related Purchasers (other than any Lead Investor or Related Purchaser thereof that included Available Direct Subscription Shares in the Rights Offering) and their respective affiliates, (ii) second, to the Co-Investors and their Related Purchasers (other than any Co-Investor or Related Purchaser thereof that included Available Direct Subscription Shares in the Rights Offering) and their respective affiliates, and (iii) last, if any unsubscribed Rights Offering Shares remain unallocated, to the other Eligible Holders exercising their Oversubscription Rights, in each case pro rata relative to the number of such shares each such Eligible Holder elected to purchase pursuant to its Oversubscription Rights and in accordance with section 2.2(e) of the Equity Commitment Agreement.
     As soon as practicable following the Subscription Expiration Date, the Debtors shall deliver, or cause to be delivered, to each Eligible Holder that has exercised Subscription Rights and, if applicable, Oversubscription Rights, a written statement confirming the number of shares of New Visteon Common Stock that such Eligible Holder will purchase on the Effective Date as well as the aggregate Purchase Price in connection with the exercise of its Subscription Rights and, if applicable, Oversubscription Rights. As soon as practicable following the Subscription Expiration Date, the Rights Offering Agent shall remit to any Eligible Holder that has overpaid pursuant to its exercised Subscription Rights and Oversubscription Rights, the amount of such overpayment by wire transfer of immediately available funds.
     Shares of New Visteon Common Stock to be issued in connection with the Rights Offering shall be issued on the Effective Date, pursuant to the exemption provided under section 4(2) of the Securities Act, and such shares (i) will be “restricted securities” and (ii) will be issued with any and all issue, stamp, transfer, sales and use, or similar taxes or duties that are due and payable in connection with such issuance and delivery duly paid by Visteon Corporation.
Rights Offering Funds
     The payments made in accordance with the Rights Offering (the “Rights Offering Funds”) shall be deposited and held in escrow pending the Effective Date in a trust account or accounts administered by the Rights Offering Agent, which (a) shall not constitute property of the Debtors or the Debtors’ estates until the Effective Date, (b) shall be separate and apart from the Rights Offering Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (c) will be maintained for the purpose of holding the funds for administration of the Rights Offering until, subject to the other provisions of this paragraph, the earlier of (i) the Effective Date if the Rights Offering Sub Plan is Consummated and (ii) the termination of the Equity Commitment Agreement in accordance with its terms. The Rights Offering Agent shall not use the Rights Offering Funds for any purpose other than to release the funds as directed by the Debtors on the Effective Date (or such other later date at the option of the Reorganized Debtors or as otherwise provided herein) and shall not encumber or permit the Rights Offering Funds to be encumbered by any lien or similar encumbrance;

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provided, that the Rights Offering Funds shall only be released to Visteon Corporation or any of its affiliates upon the occurrence of the Effective Date.
     If the Rights Offering Sub Plan is not Consummated in accordance with the terms of the Equity Commitment Agreement, the Debtors shall cause the Rights Offering Agent to return as soon as practicable all of the Rights Offering Funds (together with any interest or other income earned thereon, if any, and net of any fees and costs incurred by the Rights Offering Agent in connection with such refund) by wire transfer of immediately available funds to the Eligible Holders; provided however, that the Rights Offering Agent shall not have any obligation to hold such funds in an account that earns interest or other income.
Disputes, Waivers, and Extensions
     Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights or Oversubscription Rights shall be addressed in good faith by the Debtors with the reasonable consent of the Requisite Investors and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtors with the reasonable consent of the Requisite Investors may seek to waive any defect or irregularity, or permit a defect or irregularity to be cured, within such times as they may determine in good faith to be appropriate, or reject the purported exercise of any Subscription Rights or Oversubscription Rights. Subscription instructions shall be deemed not to have been properly completed until all irregularities have been waived or cured within such time as the Debtors determine with the reasonable consent of the Requisite Investors.
Modifications
     The Debtors may modify these Rights Offering Procedures or adopt such additional detailed procedures consistent with the provisions of these Rights Offering Procedures to more efficiently administer the exercise of the Subscription Rights and Oversubscription Rights; provided, however, that (i) such modified or additional procedures may include only such amendments, supplements, changes, and modifications that (a) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to the Requisite Investors or (b) if demonstrated by any Investor to be reasonably likely to be adverse to such Investor, are acceptable to the Requisite Investors in their sole discretion, and (ii) the Debtors shall provide prompt written notice by mail, electronic mail or facsimile transmission to the Investors and other Eligible Holders of any material modification to these Rights Offering Procedures made after the commencement of the Rights Offering.
Waiver and Release
     Upon the Effective Date and subject to the Equity Commitment Agreement, each Eligible Holder that participates in the Rights Offering shall be deemed by virtue of such participation to have waived and released to the fullest extent permitted under applicable law all rights, Claims, or causes of action against the Exculpated Parties arising out of or

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related to the receipt, delivery, disbursements, calculations, transmission, or segregation of cash, Subscription Rights, Oversubscription Rights, and New Visteon Common Stock in connection with the Rights Offering, except to the extent such claims arise from gross negligence or willful misconduct.
3. Rights Offering Information
     The Rights Offering Agent shall notify the Investors on each Business Day during the three (3) Business Days prior to the Subscription Expiration Date (and any extensions thereto), or more frequently if reasonably requested by the Investors, of the aggregate number of Subscription Rights and Oversubscription Rights known by the Rights Offering Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.
     No later than the fifth (5th) Business Day following the date on which the Subscription Expiration Date occurs (the “Determination Date”), the Debtor shall deliver to each Investor a written certification by an executive officer of the Debtor of (i) the number of New Visteon Common Stock validly purchased by Eligible Holders pursuant to the Subscription Rights and the aggregate Purchase Price therefor, (ii) the number of New Visteon Common Stock validly purchased by Eligible Holders pursuant to the Oversubscription Rights and the aggregate Purchase Price therefor, (iii) any Available Direct Subscription Shares not purchased pursuant to the Oversubscription Rights, (iv) the amount of the Cash Recovery Subscription Equity (as defined in the Equity Commitment Agreement) and (v) the number of Unsubscribed Shares,4 if any, and the aggregate Purchase Price therefor (a “Stock Right Commitment Notice”). The Debtor shall determine the number of Unsubscribed Shares, if any, in good faith, and provide the Debtor and the Investors with a Stock Right Commitment Notice that accurately reflects the number of Unsubscribed Shares as so determined and shall promptly provide any written support, information and documentation relating to the information contained in the Stock Right Commitment Notice as any Investor may reasonably request in writing.
     In case of any additional details in these Rights Offering Procedures which do not appear in the Equity Commitment Agreement, these Rights Offering Procedures will prevail.
4. Transfer Restrictions; Revocation
     The Subscription Rights and Oversubscription Rights are not transferable. Any attempted transfer is null and void and the Debtors will not treat any purported transferee

[4]	“Unsubscribed Shares” means the Shares (as defined in the Equity Commitment Agreement), other than (i) the Shares issuable pursuant to the Subscription Rights that were properly exercised by Eligible Holders pursuant to Subscription Rights and Oversubscription Rights (but excluding any Available Direct Subscription Shares) (as defined in the Equity Commitment Agreement) and (ii) Cash Recovery Subscription Equity (as defined in the Equity Commitment Agreement).

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as the holder of any Subscription Right or, if applicable, Oversubscription Right. Once the Eligible Holder has validly exercised its Subscription Rights or Oversubscription Rights such exercise will not be permitted to be revoked, rescinded, or modified.
5. Inquiries and Transmittal of Documents; Rights Offering Agent
     The exercise instructions contained in the Subscription Form should be carefully read and strictly followed.
     Questions relating to the Rights Offering should be directed to the Rights Offering Agent at the following contact information: Epiq Financial Balloting Group LLC, 757 Third Avenue Third Floor, New York, New York 10017, Attn: Visteon Corporation Processing, or by telephone at (646) 282-1800.
     Eligible Holders electing to exercise their Subscription Rights or Oversubscription Rights bear all of the risk of non-delivery of all documents and payments. The Debtors and the Rights Offering Agent bear no such risks. Under the Claims Conversion Sub Plan, the Debtors shall not honor any purported exercise of Subscription Rights or Oversubscription Rights.

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EXHIBIT K
VIHI RESTRUCTURING TERM SHEET

EXHIBIT K
VIHI RESTRUCTURING TERM SHEET
On or before the Effective Date, the Debtors may undertake the following transactions in the following order:
1.	Following the entry of the Confirmation Order, Visteon Corporation (“Visteon”) may incorporate “New VIHI” as a Delaware corporation.

2.	Visteon contributes its stock of Visteon International Holdings, Inc (“VIHI”) to New VIHI in exchange for New VIHI stock. On the same day, VIHI converts into a Delaware limited liability company (“VIHI LLC”).

3.	New VIHI incorporates “New VEHC” as a Delaware corporation.

4.	VIHI LLC transfers its stock of Visteon European Holdings Corporation (“VEHC”) to New VEHC in exchange for New VEHC stock. On the same day, VEHC converts into a Delaware LLC (“VEHC LLC”).

5.	VIHI LLC distributes its stock in New VEHC and certain other subsidiaries to New VIHI. On the same day, VEHC LLC distributes its stock in certain of its subsidiaries to New VEHC.

6.	New VIHI and New VEHC incorporate “New Foreign Holdco” as a corporation in either Hungary or the Netherlands.

7.	New VIHI and New VEHC contribute their membership interests in VIHI LLC and VEHC LLC (respectively) to New Foreign Holdco in exchange for stock of New Foreign Holdco and/or an intercompany note.
To the extent necessary to maintain (but not increase) the Term Loan Facility’s (as defined in the Plan) security interest in the equity of the existing subsidiaries of VIHI and VEHC, the Debtors may pledge the equity interests of New VIHI, New VEHC, New Foreign Holdco, VIHI LLC and VEHC LLC as security for the Term Loan Facility (as defined in the Plan) for the period prior to consummation of the Plan, including any portion of the Effective Date prior to such consummation.

EXHIBIT L
EMPLOYEE BENEFITS TERM SHEET

EXHIBIT L
EMPLOYEE BENEFIT AND INCENTIVE PROGRAMS TERM SHEET1
INCENTIVE PROGRAMS

Treatment Under the Rights Offering Sub Plan
Program(s)	and Claims Conversion Sub Plan
Key Employee Incentive Plan (as described in the Motion of the Debtors for Entry of an Order Authorizing Implementation of the Amended Incentive Program [Docket No. 994] (the “Incentive Motion”)).
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall make cash payments to insider employees totaling approximately $8.1 million on the Effective Date or as soon thereafter as reasonably practicable on account of achievement of the performance metrics under the Key Employee Incentive Plan.

2007-2009 Long-Term Incentive Plan (as described in the Incentive Motion).
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall make cash payments to insider employees totaling approximately $2.0 million on the Effective Date or as soon thereafter as reasonably practicable on account of achievement of the performance metrics under the 2007-2009 Long-Term Incentive Plan.

• Payments to non-insider employees were approved by Bankruptcy Court on October 9, 2009 [Docket No. 1116].

2008-2010 Long-Term Incentive Plan (as described in the Incentive Motion).
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall make cash payments to insider employees totaling approximately $1.75 million on the Effective Date or as soon thereafter as reasonably practicable on account of achievement of the performance metrics for the 2008 and 2009 performance periods.

• Payments to non-insider employees were approved by Bankruptcy Court on October 9, 2009 [Docket No. 1116].

2010 Annual Incentive Program (as described in the Motion for Entry of an Order Confirming the Debtors’ Authority to Implement Their Ordinary Course Annual Incentive Plan [Docket No. 1805]).	• The Reorganized Debtors shall make cash payments to participants of the 2010 Annual Incentive Program in March of 2011 upon achievement of the program’s performance metrics.

• The 2010 Annual Incentive Program was approved by the Bankruptcy Court on February 18, 2010 [Docket No. 2349].

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Second Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. • ]. None of the Debtors or the Reorganized Debtors shall be obligated to make any payment (whether in the form of equity or cash) with respect to any outstanding awards under the Incentive Program unless such payment is required in accordance with this term sheet.

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EXHIBIT L
NON-QUALIFIED BENEFIT PROGRAMS

Treatment Under the Rights Offering Sub Plan
Program(s)	and Claims Conversion Sub Plan
The Visteon Corporation Supplemental Executive Retirement Plan, Visteon Corporation Pension Parity Plan, Visteon Corporation Executive Separation Allowance Plan, and Visteon Corporation Deferred Compensation Plan.

•   Prior to the Effective Date, the Debtors shall amend the (a) Visteon Corporation Supplemental Executive Retirement Plan, (b) Visteon Corporation Pension Parity Plan, and (c) Visteon Corporation Executive Separation Allowance Plan to eliminate all benefit accruals.

(all as described in the Debtors’ First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 2545]).

•   Prior to or on the Effective Date, the Debtors shall reject the (a) Visteon Corporation Supplemental Executive Retirement Plan, (b) Visteon Corporation Pension Parity Plan, (c) Visteon Corporation Executive Separation Allowance Plan, and (d) Visteon Corporation Deferred Compensation Plan pursuant to section 365 of the Bankruptcy Code.

Visteon Corporation Deferred Compensation Plan for Non-Employee Directors

(as described in the Debtors’ First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 2545]).
• Prior to or on Effective Date, the Debtors shall assume the Visteon Corporation Deferred Compensation Plan for Non-Employee Directors pursuant to section 365 of the Bankruptcy Code.

New Supplemental Executive Retirement Plan
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall adopt a successor plan to the Visteon Corporation Supplemental Executive Retirement Plan. The plan shall replace benefit accruals under the Visteon Corporation Supplemental Executive Retirement Plan for active employees as of the Effective Date.

New Pension Parity Plan
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall adopt a successor plan to the Visteon Corporation Pension Parity Plan. The plan shall replace benefit accruals under the Visteon Corporation Pension Parity Plan for active employees as of the Effective Date.

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EXHIBIT L
SEVERANCE PROGRAMS

Treatment Under the Rights Offering Sub Plan
Program(s)	and Claims Conversion Sub Plan
Visteon Executive Severance Plan

(as described in the Motion of the Debtors for Entry of an Order Authorizing the Debtors to: (A) Pay Certain Prepetition Wages, Salaries, and Reimbursable Employee Expenses; (B) Pay and Honor Employee and Retiree Medical and Similar Benefits; and (C) Continue Employee Compensation and Employee and Retiree Benefit Programs [Docket No. 8]).
• Prior to or on Effective Date, the Debtors shall assume the Visteon Executive Severance Plan only with respect to board-elected officers pursuant to section 365 of the Bankruptcy Code.

Visteon Corporation Transition Program

(as described in the Debtors’ Renewed and Modified Motion for Entry of an Order Authorizing Implementation of Non-Insider Severance and Retention Programs [Docket No. 648]).
• Prior to or on Effective Date, the Debtors shall assume the Visteon Corporation Transition Program pursuant to section 365 of the Bankruptcy Code.
OTHER PROGRAMS

Treatment Under the Rights Offering Sub Plan
Programs	and Claims Conversion Sub Plan
Other Benefit Programs
•   Without further action of the Reorganized Debtors or the New Board, the Reorganized Debtors shall adopt or the Debtors shall assume certain other customary employee benefit programs, including but not limited to programs governing vacation policies, health care benefits, and perquisites, for all participants of such programs who are active employees as of the Effective Date.

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